As filed with the Securities and Exchange Commission on May 15, 2003

Registration No. 333-103023

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Boyd Gaming Corporation

(Exact name of registrant as specified in its charter)

Nevada	7990	88-0242733
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2950 Industrial Road

Las Vegas, Nevada 89109

(702) 792-7200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ellis Landau

Executive Vice President, Chief Financial Officer and Treasurer

Boyd Gaming Corporation

2950 Industrial Road

Las Vegas, Nevada 89109

(702) 792-7200

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Robert M. Mattson, Jr.

Tamara P. Tate

Brandon C. Parris

Morrison & Foerster LLP

19900 MacArthur Boulevard

Twelfth Floor

Irvine, California 92612

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

$300,000,000

Offer to Exchange

7.75% Senior Subordinated Notes Due 2012,

Which Have Been Registered Under the Securities Act of 1933,

for any and all Outstanding 7.75% Senior Subordinated Notes Due 2012

The Exchange Notes

We are offering to exchange $300 million aggregate principal amount of our 7.75% senior subordinated notes due 2012 that we have registered under the Securities Act (the exchange notes) for any and all outstanding 7.75% senior subordinated notes due 2012 that we issued on December 30, 2002 (the old notes). The terms of the exchange notes will be substantially similar to our old notes, except for the elimination of some transfer restrictions, registration rights and certain liquidated damage provisions relating to the old notes.

The exchange notes will mature on December 15, 2012. Interest on the exchange notes will accrue at 7.75% per year, and the interest will be payable semi-annually in arrears on June 15 and December 15, beginning June 15, 2003. We may redeem the exchange notes at any time on or after December 15, 2007. In addition, at any time prior to December 15, 2005, we may redeem up to 35% of the exchange notes with the net proceeds of one or more public equity offerings.

If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase exchange notes from holders. The exchange notes will be our general unsecured obligations, will rank junior to all of our existing and future senior debt and will rank equally with all of our existing and future senior subordinated debt. In addition, the exchange notes will be effectively subordinated to all of the existing and future debt and other liabilities of our subsidiaries. The exchange notes will also be effectively subordinated to any secured debt, including debt under our bank credit facility.

Material Terms of The Exchange Offer

The exchange offer expires at 5:00 p.m., New York City time, on June 18, 2003, unless extended.

Our completion of the exchange offer is subject to customary conditions which we may waive.

Upon our completion of the exchange offer, all old notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act. Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

The exchange of the exchange notes for old notes pursuant to the exchange offer will not be a taxable exchange for U.S. Federal income tax purposes.

We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer or until any broker-dealer has sold all exchange notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Please see “Risk Factors” beginning on page 11 of this prospectus for a discussion of certain factors that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Louisiana Gaming Control Board, the Illinois Gaming Board, the Indiana Gaming Commission nor any state securities commission, other state gaming commission or other gaming authority or other regulatory agency has approved or disapproved of the notes offered hereby or determined if this prospectus is truthful or complete. Any representation to the contrary is unlawful.

The date of this prospectus is May 15, 2003

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is  http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information with respect to us also may be obtained from us at 2950 Industrial Road, Las Vegas, Nevada 89109 or by telephone at (702) 792-7200.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed with the SEC and are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

•	all other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this prospectus and prior to the termination of the offering.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the request of such person, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Written or telephone requests should be directed to Boyd Gaming Corporation, 2950 Industrial Road, Las Vegas, Nevada 89109, Attention: Investor Relations; telephone (702) 792-7200.

To obtain timely delivery of documents incorporated by reference in this prospectus, you must request the information no later than five business days prior to the expiration of the exchange offer. The exchange offer will expire on June 18, 2003, unless extended.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements regarding our strategy, competition (including the expansion of gaming into additional markets), expenses, development plans (including anticipated cost, timing and eventual acceptance of new facilities, such as Borgata, by the market), revenue, operations, regulations, compliance with applicable laws, the ability to control costs and reduce debt, increased costs and tax rates, anticipated benefits from dockside gaming in Indiana and the utilization of assets purchased from Isle of Capri and the ability to redeem the remaining outstanding balance of 9.25% notes due October 2003. In addition, forward-looking statements include our plans to make additional investments in the Borgata venture, including the amount and timing of such investments, and development progress at Borgata, including its projected opening date. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in such statement. Among the factors that could cause actual results to differ materially are the following: competition, uncertainties relating to new developments and expansion (including enhancements to improve property performance), increased taxes, the availability and price of energy, weather, regulation, economic conditions and the effects of war, terrorist or similar activity. In particular, there can be no assurance that Borgata will be opened on time or at costs that approximate budget. Additional factors that could cause actual results to differ materially from such forward-looking statements contained in this prospectus include the risks described in greater detail in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus. We assume no obligation to update any forward-looking statement.

MARKET DATA

Market data used throughout this prospectus, including information relating to our relative position in the gaming industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

NOTICE TO RESIDENTS IN THE UNITED KINGDOM

This prospectus does not constitute an offer to the public within the meaning of the United Kingdom’s Financial Services and Markets Act 2000 or the Public Offers of Securities Regulations 1995. This prospectus is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Services and Markets Act 2000 (financial promotion) Order 2001 (all such persons together being referred to as “relevant persons”). This prospectus is provided to recipients on a personal basis and must not be transferred or assigned or otherwise acted or relied upon by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

iii

PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read the entire document and the documents we have referred you to, especially the risks of investing in the notes discussed under “Risk Factors,” before investing in these notes. Unless the context otherwise indicates and except with respect to any description of the notes, references to “we,” “us,” and “our” are to Boyd Gaming Corporation and its subsidiaries, taken as a whole.

The Company

We are a multi-jurisdictional gaming company that has operated successfully for over 25 years. We currently own and operate twelve casino facilities, one of which commenced casino operations on February 13, 2002. Our facilities are located in eight distinct gaming markets in five states.

The following table sets forth information regarding our properties as of December 31, 2002.

	State	Facility Type	Year Opened or Acquired	Casino Space (sq. feet)	Slot Machines	Table Games	Hotel Rooms	Owned or Leased Acreage
Las Vegas Strip
Stardust Resort and Casino	Nevada	Land-based	1985	75,000	1,502	67	1,552	61

Boulder Strip
Sam’s Town Las Vegas	Nevada	Land-based	1979	133,000	2,682	41	648	63
Eldorado Casino	Nevada	Land-based	1993	16,000	573	11	—	4
Jokers Wild Casino	Nevada	Land-based	1993	22,500	638	12	—	13

Downtown Las Vegas
California Hotel and Casino	Nevada	Land-based	1975	36,000	1,096	35	781	16
Fremont Hotel and Casino	Nevada	Land-based	1985	32,000	1,130	26	447	2
Main Street Station Casino, Brewery and Hotel	Nevada	Land-based	1993	28,500	895	19	406	15

Central Region
Sam’s Town Tunica	Mississippi	Dockside	1994	75,000	1,478	43	1,070	272
Par-A-Dice Hotel Casino	Illinois	Dockside	1996	33,000	1,150	30	208	19
Treasure Chest Casino	Louisiana	Dockside	1997	24,000	1,026	43	—	14
Blue Chip Casino	Indiana	Dockside	1999	42,900	1,503	56	188	37
Delta Downs Racetrack and Casino	Louisiana	Land-based	2001	15,000	1,492	—	—	211

Total				532,900	15,165	383	5,300	727

Business Strategy and Competitive Strengths

Our business strategy is to provide our customers with a high-quality casino entertainment experience at an affordable price. We emphasize customer service and offer a comfortable environment in order to develop and maintain customer loyalty. We offer a variety of amenities to complement our guests’ gaming experiences, such as quality hotel rooms, varied dining choices and appealing entertainment options. We draw upon our extensive experience in the gaming industry to make each of our facilities appealing to a broad range of customers and employ a variety of marketing and promotional activities to attract customers. We regularly invest in our facilities to maintain their quality, appeal and competitiveness. In evaluating new opportunities, we seek gaming markets with strong demographics, good locations and limited potential for new competition that will enable us to obtain a competitive advantage and strong returns on investment.

Geographic Diversity.    We own and operate twelve casino facilities, including seven in Nevada, two in Louisiana and one in each of Illinois, Indiana and Mississippi. This geographic diversity reduces our dependency on any one market. Our properties in Nevada are located in three distinct markets around Las Vegas: the Las Vegas Strip, downtown Las Vegas and the Boulder Strip. Borgata, our development project, is located in Atlantic City, New Jersey. In addition, in October 2002, we completed the purchase of the former Isle of Capri property in Tunica County, Mississippi. We utilize the acquired property’s 225 hotel rooms and have closed its casino.

Emphasis on Slot Revenues.    We emphasize slot revenues, the most consistently profitable segment of the gaming business. We offer a wide variety of games to attract customers, encourage them to play for longer periods of time and thereby promote the stability of our gaming revenues. For the three months ended March 31, 2003, slot revenues comprised approximately 81% of our gaming revenues and approximately 63% of our gross revenues.

Comprehensive Marketing and Promotion.    We actively promote our casino entertainment offerings, hotels, restaurants and live entertainment using a variety of media including outdoor, print, broadcast and the Internet. We have developed and maintain an extensive customer database. We expand the database daily by obtaining mailing addresses and other marketing information from our casino customers. We employ a direct mail program targeting our database customers with a variety of product offerings, including incentives to visit our facilities frequently.

Downtown Properties Tap a Unique Niche Market.    We have developed a distinct niche for our downtown properties by focusing on customers from Hawaii. We believe that for more than twenty years the California, and more recently the Fremont and Main Street Station, have been the leading Las Vegas destinations for visitors from Hawaii. Vacations Hawaii, our Honolulu travel agency, currently operates seven charter flights from Honolulu to Las Vegas each week, helping to ensure a stable supply of reasonably-priced airplane seats. Vacations Hawaii recently entered into an agreement with Omni Air International to provide direct air service from Hawaii to Las Vegas beginning February 1, 2003, replacing an existing agreement with Hawaiian Airlines that expired January 31, 2003. We also have strong, informal relationships with other Hawaiian travel agencies and offer affordable, all-inclusive packages.

Opportunistic Acquisitions.    We have been opportunistic in acquiring gaming properties at attractive prices. Our acquired properties have historically generated a majority of their revenues from slot machines. In the future, we will continue to look for growth opportunities that allow us to maintain a balanced capital structure.

Experienced Management Team.    We are an experienced gaming operator and have operated casinos in Las Vegas for over 25 years. Our senior management team is an experienced group of industry veterans with an average tenure in the gaming industry or applicable fields of expertise of more than twenty years.

Borgata Development Project

We are constructing Borgata Hotel Casino and Spa at Renaissance Pointe in Atlantic City, New Jersey. We and MGM Mirage each own a 50% interest in this project. The operating agreement for Borgata contemplates a total original project cost of $1.035 billion. The project includes a 43-story hotel tower with 2,002 guest rooms and a 135,000 square foot casino with 3,650 slot machines and 145 table games. The property will also feature several specialty restaurants and boutiques, a European-style health spa, meeting space and several entertainment venues. We and MGM MIRAGE have agreed to certain scope changes designed to enhance the property and its operations that could increase the total project cost in the operating agreement to $1.067 billion. If we and MGM MIRAGE agree to future scope changes, there could be sharing of additional costs. Any costs over the original budget that may be incurred, up to the newly agreed-upon total project cost of $1.067 billion, would be equally funded by both parties through additional equity contributions. Any funding of project costs over the agreed-upon $1.067 billion, if required, is our responsibility and would not proportionately increase our ownership of Borgata. We currently estimate that, due to the implementation of these scope changes, Borgata’s final project cost will be between $1.035 billion and $1.067 billion. We expect the property to open this summer, between June 21, 2003 and the last week in July 2003, subject to regulatory and other approvals. However, we can provide no assurances that Borgata will be completed within our current estimates, commence operations as expected or achieve market acceptance. When it opens, Borgata will be the first new casino in Atlantic City in over thirteen years. Situated on approximately 42 total acres, Borgata will be served by the Atlantic City Expressway Connector, which will make the property one of the most convenient properties in Atlantic City to access. We will operate the property upon its completion.

The operating agreement requires us and MGM MIRAGE to make equity contributions, before scope changes, aggregating $207 million each, toward the development of Borgata. We have invested $183.5 million in cash as of March 31, 2003 and MGM MIRAGE has also contributed $183.5 million, consisting of cash, land and other assets. In April 2002, we and MGM MIRAGE each provided a $25 million letter of credit to the agent bank for Borgata’s bank credit agreement to assure each of our final capital contributions, before scope changes, to Borgata. Since the final cost will likely exceed the original project cost of $1.035 billion, we and MGM MIRAGE have begun making additional equity contributions. During the quarter ended March 31, 2003, we each contributed $1.5 million as additional investments in Borgata. This was the first contribution in 2003, during which we expect to make approximately $40 million in cash contributions, including the $25 million currently secured by the letter of credit, most of which will come during the third quarter. The remaining $621 million of total original project costs is being financed by a bank credit agreement that is non-recourse to both us and MGM MIRAGE. Boyd Gaming Corporation has provided an unlimited completion guaranty for the project but has no other financial obligations to support the property. Under the terms of this bank credit agreement, no dividends or funds may be advanced to us or MGM MIRAGE except for taxes based upon income or upon achievement of certain performance milestones.

The Exchange Offer

The Exchange Offer

We are offering to exchange an aggregate of $300 million principal amount of our exchange notes for $300 million of our old notes. Old notes may be exchanged in integral multiples of $1,000 principal amount. To be exchanged, an old note must be properly tendered and accepted. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged for exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $300 million aggregate principal amount of old notes outstanding and no exchange notes outstanding.

The form and terms of the exchange notes will be substantially identical to those of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain contractual transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes prior to consummation of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on June 18, 2003, unless extended, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

Withdrawal	You may withdraw the tender of your old notes at any time prior to the expiration date of the exchange offer. See “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions which we may waive. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you are a holder of old notes who wishes to accept the exchange offer, you must:

•	properly complete, sign and date the accompanying letter of transmittal (including any documents required by the letter of transmittal), or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your old notes, to the exchange agent at the address set forth under “The Exchange Offer — Exchange Agent;” or

•	arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By tendering your old notes in either manner, you will be representing, among other things, that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

See “The Exchange Offer — Procedures for Tendering Old Notes.”

Special Procedures for Beneficial Owners

If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes, but:

•	your old notes are not immediately available; or

•	you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your old notes cannot be completed prior to the expiration date,

you may tender your old notes pursuant to the guaranteed delivery procedures set forth in this prospectus and the letter of transmittal. See “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

Upon effectiveness of the registration statement of which this prospectus is a part and commencement of the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Acceptance of Old Notes for Exchange and Delivery of Exchange Notes.”

Certain Federal Income Tax Considerations	The exchange of exchange notes for old notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Certain Federal Income Tax Considerations.”

Use of Proceeds

We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. In connection with the offering of the old notes, we used approximately $262 million of the net proceeds of that offering to finance the tender offer for, and subsequent redemption of, our 9.50% senior subordinated notes due 2007 (including premiums and excluding interest). For more information, see “Use of Proceeds.”

Fees and Expenses

We will pay all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement. We will also pay certain transfer taxes applicable to the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Termination of Certain Rights

The old notes were issued and sold in a private offering to Lehman Brothers Inc., Deutsche Bank Securities Inc. and CIBC World Markets Corp. as the initial purchasers, on December 30, 2002. In connection with that sale, we executed and delivered a registration rights agreement for the benefit of the noteholders.

Pursuant to the registration rights agreement, holders of old notes: (i) have rights to receive liquidated damages in certain instances; and (ii) have certain rights intended for the holders of unregistered securities. Holders of exchange notes will not be, and upon consummation of the exchange offer, holders of old notes will no longer be, entitled to the right to receive liquidated damages in certain instances, as well as certain other rights under the registration rights agreement for holders of unregistered securities. See “The Exchange Offer.”

Resale of Exchange Notes

We believe, based on an interpretation by the staff of the SEC contained in no-action letters issued to third parties in other transactions, that you may offer to sell, sell or otherwise transfer the exchange notes issued to you in this exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the exchange notes issued to you in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

If you are a broker-dealer and you receive exchange notes for your own account in exchange for old notes that you acquired for your own account as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus if you decide to resell your exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange

If you do not tender your old notes or if you tender your old notes improperly, you will continue to be subject to the restrictions on transfer of your old notes as contained in the legend on the old notes. In general, you may not sell or offer to sell the old notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with all applicable state securities laws. See “The Exchange Offer — Consequences of Failure to Exchange.”

Exchange Agent	Wells Fargo Bank, National Association, is the exchange agent for the exchange offer.

The Exchange Notes

The form and terms of the exchange notes will be substantially identical to those of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes prior to the consummation of the exchange offer.

Issuer	Boyd Gaming Corporation
2950 Industrial Road
Las Vegas, Nevada 89109
(702) 792-7200

Total Amount of Exchange Notes Offered	Up to $300 million in aggregate principal amount of 7.75% senior subordinated notes due 2012.

Maturity	December 15, 2012.

Interest	7.75% per year.

Interest Payment Dates	Interest on the exchange notes will be payable semi-annually in arrears on June 15 and December 15, beginning on June 15, 2003.

Subordination

The exchange notes will be our general unsecured obligations, will rank junior to all of our existing and future senior debt and will rank equally with all of our existing and future senior subordinated debt. In addition, the exchange notes will be effectively subordinated to all of the existing and future debt and other liabilities of our subsidiaries. The exchange notes will also be effectively subordinated to any secured debt, including debt under our bank credit facility. See “Description of Exchange Notes — Subordination.”

As of March 31, 2003, we and our subsidiaries had $553.0 million of senior debt, of which $230.8 million was secured. In addition, approximately $259.4 million was available to borrow under our bank credit facility, $50 million of which must remain unused until the completion of Borgata. In addition, as of March 31, 2003, we and our subsidiaries had $250 million of debt which ranked equally with the exchange notes being offered pursuant to this prospectus.

Optional Redemption

On or after December 15, 2007, we may redeem some or all of the exchange notes at the redemption prices listed in the “Description of Exchange Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

Optional Redemption After Equity Offerings	At any time before December 15, 2005, we can choose to redeem up to 35% of the outstanding exchange notes with money that we raise in one or more public equity offerings, as long as:

•	we pay 107.750% of the principal amount of the exchange notes, plus accrued and unpaid interest to the date of redemption;

•	we redeem the exchange notes within 45 days of closing the public equity offering; and

•	at least 65% of the aggregate principal amount of the exchange notes issued remains outstanding afterwards (excluding notes held by Boyd Gaming and its subsidiaries).

See “Description of Exchange Notes — Optional Redemption.”

Redemption Based Upon Gaming Laws

The exchange notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See “Description of Exchange Notes — Mandatory Disposition or Redemption Pursuant to Gaming Laws.”

Mandatory Offer to Repurchase

If a change of control of our company occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their principal amount, plus accrued and unpaid interest.

Asset Sale Proceeds

If we or certain of our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a specified period of time, prepay debt or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes would be 100% of their principal amount, plus accrued and unpaid interest.

Certain Indenture Provisions	The indenture governing the exchange notes contains covenants that, among other things, limit our (and our restricted subsidiaries’) ability to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain investments;

•	create liens on our assets to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Risk Factors

See the section entitled “Risk Factors” for a description of certain of the risks you should consider before participating in the exchange offer, including factors affecting forward-looking statements.

Summary Financial Data

We have derived the following summary historical financial data for each of the three years ended December 31, 2002 from our audited consolidated financial statements. We have derived the summary historical financial data for the three months ended March 31, 2003 and 2002 from our unaudited condensed consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our results of operations for such periods. The results of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results for the full year. The summary data below should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus. Operating results for the periods presented below are not necessarily indicative of the results that may be expected for future years.

	Three Months Ended March 31,		Fiscal Years Ended December 31,
	2003	2002	2002	2001	2000
	(In thousands, except ratios)
Statement of Operations Data:
Net revenues	$321,856	$302,786	$1,228,901	$1,102,335	$1,131,538	(1)
Operating income	44,752	43,674	164,475	115,883	179,553
Interest expense, net	18,612	17,605	72,904	75,374	79,303
Net income	16,439	7,825	40,012	24,950	62,765
Other Financial Data:
EBITDA(2)	67,685	65,284	258,370	215,694	199,045
Capital expenditures(3)	10,137	7,412	77,051	87,762	139,281
Depreciation and amortization	22,933	21,610	90,077	99,811	90,480
Ratio of earnings to fixed charges(4)	1.9x	1.9x	1.8x	1.3x	2.1x
As Adjusted Data:
Interest expense(5)	17,723
EBITDA to interest expense	3.8x

(1)	Includes $71.0 million of net fee revenue which we received upon the termination of the Silver Star management agreement in 2000.

(2)	EBITDA consists of operating income plus depreciation, amortization, loss on assets held for sale of $3.8 million for the year ended December 31, 2002 and minus $71.0 million of net fees received from the termination of the Silver Star management agreement in 2000. EBITDA also includes preopening expenses of $4.2 million and $6.3 million, respectively, for the three month periods ended March 31, 2003 and 2002 and $15.8 million, $7.9 million and $4.9 million, respectively for the years ended December 31, 2002, 2001 and 2000. EBITDA information is presented solely as a supplemental disclosure because we believe that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of our operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. We have significant uses for our cash flow, including capital expenditures, interest payments, taxes and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as we do. For more information, please see “Selected Consolidated Financial Information” for a reconciliation of EBITDA to operating income.

(3)	Includes capital expenditures for regular maintenance of $10.1 million and $3.9 million, respectively, for the three month periods ended March 31, 2003 and 2002, and $63.2 million, $49.5 million and $64.0 million for the fiscal years ended December 31, 2002, 2001 and 2000, respectively.

(4)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, cumulative effect of a change in accounting principle and losses on early retirements of debt plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs.

(5)	The as adjusted interest expense gives effect to the offering of the old notes and the application of the net proceeds therefrom as of the first day of the period.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. As used herein, the term “notes” means both the exchange notes and the old notes, unless otherwise indicated.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our operations and financial results and prevent us from fulfilling our obligations under these notes.

We have a significant amount of indebtedness. As of March 31, 2003, we had approximately $1.103 billion of long-term debt, including current maturities, and stockholders’ equity of approximately $414.4 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a significant adverse effect on us.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and expansion efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

It is unlikely that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our bank credit facility, in amounts sufficient to enable us to pay our indebtedness, including these notes, as it matures and to fund our other liquidity needs. We believe that we will need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our bank credit facility and these notes, on commercially reasonable terms, or at all. We could have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. There can be no assurance that any of these financing strategies could be effected on satisfactory terms, if at all. In addition, certain states’ laws contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Some restrictions may prevent us from obtaining necessary capital.

We and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing these notes do not fully prohibit us or our subsidiaries from doing so. As of

March 31, 2003 approximately $259.4 million was available to borrow under our bank credit facility, $50 million of which must remain unused until the completion of Borgata. All of those borrowings would be effectively senior to the notes. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Risks Related to this Offering

Your right to receive payments on these notes will be junior to our senior debt, including our bank credit facility, equal with our other senior subordinated debt, and effectively subordinated to the existing and future debt and other liabilities of our subsidiaries.

These notes are unsecured and will be junior to all of our existing and future senior debt, including any amounts we may borrow under our bank credit facility. In addition, the notes will be effectively subordinated to all of the existing and future debt and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding involving us, or our subsidiaries, our assets and those of our subsidiaries that serve as collateral will be available to satisfy the obligations under any secured debt, as well as any senior debt, before any payments are made on the notes.

In addition, all payments on the notes will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on our senior debt.

As of March 31, 2003, we had $553.0 million of senior debt, of which $230.8 million was secured. In addition, approximately $259.4 million was available to borrow under our bank credit facility, $50 million of which must remain unused until the completion of Borgata.

In addition, the indenture for the notes requires us to make a consent payment to holders in the event of certain transfers of the Stardust property. Any such payment, if made, will be taxable to you as ordinary income when received or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

We are a holding company and depend on the business of our subsidiaries to satisfy our obligations under the notes.

We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to pay our debts depends on our subsidiaries’ cash flow and their payment of funds to us. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. The ability of our subsidiaries to make payments to us is also governed by the gaming laws of certain jurisdictions, which place limits on the amount of funds which may be transferred to us and may require prior or subsequent approval for any payments to us. Payments to us are also subject to legal and contractual restrictions. Under the terms of the Borgata credit agreement, the entity that owns the Borgata project will be prohibited from paying dividends or otherwise advancing funds to us except under certain limited circumstances.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our bank credit facility, our 9.25% senior notes due 2003 and our 9.25% senior notes due 2009 will not allow such repurchases. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Our failure to repurchase the notes would be a default under the indenture and also our bank credit facility. In addition, events constituting a change of control and certain asset sales would generally require us to offer to repurchase our 9.25% senior notes due 2003, of which an aggregate principal amount of $122.2 million is outstanding, 9.25% senior notes due 2009, of which an aggregate principal amount of $200 million is outstanding, and our 8.75% senior subordinated notes due 2012, of which an aggregate principal amount of $250 million is outstanding. It is possible that we will not have sufficient funds at such time to make the required repurchase of notes or that restrictions in our bank credit facility, our 9.25% senior notes due 2003 and our 9.25% senior notes due 2009 will not allow such repurchases.

In addition to being junior to our bank credit facility and our other senior debt, the notes will not be secured by any of our assets and your right to enforce remedies will be limited by the rights of holders of secured debt.

In addition to being subordinated to all of our existing and future debt, other than trade payables and any debt that expressly provides that it ranks equal with or junior in right of payment of the notes, the notes will not be secured by any of our assets. Our obligations under our bank credit facility are secured by liens on substantially all of our assets. If we become insolvent or are liquidated, or if payment under our bank credit facility is accelerated, the lenders under our bank credit facility will be entitled to exercise the remedies available to a secured lender under applicable law and the bank credit facility. Accordingly, such lenders will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the notes then outstanding.

An active trading market may not develop for these notes.

We are offering the exchange notes to the holders of the old notes. The old notes were sold in December 2002 to a small number of qualified institutional buyers in the United States and to investors outside of the United States under Regulation S and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your old notes. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by:

•	changes in the overall market for high yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

As a result, you cannot be sure that an active trading market will develop for the old notes or the exchange notes.

The exchange notes are new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers of the old notes have advised us that they currently intend to make a market with respect to the exchange notes. However, they are not obligated to do so, and any market-making activities may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer.

You may have to dispose of the notes if your ownership of the notes is determined harmful to us.

If the ownership of any of the notes by any person or entity will preclude, interfere with, threaten or delay the issuance, maintenance, existence or reinstatement of any gaming or liquor license, permit or approval, or result in the imposition of burdensome terms or conditions on such license, permit or approval, as determined by any governmental authority or our board of directors, the holder must dispose of the notes within a specified time. If the holder of the notes fails to dispose of them within such time, we have the right to redeem the notes at a price, without accrued interest, if any, equal to the lowest of the holder’s cost, the principal amount of such notes or the average of the current market prices of such notes. See “Description of Exchange Notes — Mandatory Disposition or Redemption Pursuant to Gaming Laws.”

Restrictions on exchange offer.

Issuance of exchange notes in exchange for old notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, including all other documents required by such letter of transmittal. Therefore, holders of old notes desiring to tender such old notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We and the exchange agent are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “The Exchange Offer — Resale of Exchange Notes” and “Plan of Distribution.”

Consequences of failure to exchange.

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Risks Related to Boyd Gaming and the Gaming Industry

Intense competition exists in the gaming industry and we expect competition to continue to intensify.

The gaming industry is highly competitive. If other properties operate more successfully, if existing properties are enhanced or expanded, or if additional hotels and casinos are established in and around the locations in which we conduct business, we may lose market share. In particular, the expansion of casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a significant adverse effect on our business, financial condition and results of operations.

We also compete with legalized gaming from casinos located on Native American tribal lands. In March 2000, California voters approved an amendment to the California Constitution permitting Native American tribes in California to operate a limited number of slot and video poker machines and house-banked card games. The Governor of California has entered into compacts with numerous tribes in California. The federal government has approved many of these compacts, and casino-style gaming is now legal on those tribal lands. A proliferation of Native American gaming in California, or a proliferation of Native American gaming in other areas located near our properties, could have an adverse effect on our operating results in those markets.

In Michigan, the Pokagon Band of Potawatomi Indians, a federally recognized Native American tribe, announced, in 1994, its intention to construct a land-based gaming operation in or near the City of New Buffalo, Michigan, which is located less than fifteen miles from our Blue Chip Casino. Although the Pokagons have legal and regulatory issues that must be resolved prior to construction of the proposed gaming facility, if their facility is constructed and begins operations, it could have a significant adverse impact on the operations of Blue Chip.

In Louisiana, in October 2001, the Louisiana Gaming Control Board awarded the fifteenth and final riverboat gaming license to Pinnacle Entertainment to operate in Lake Charles, Louisiana. Construction of Pinnacle’s new casino is expected to begin shortly and is scheduled to open in 2004. When Pinnacle’s new casino opens, it will compete with our Delta Downs property.

In May 2003, Indiana adopted legislation that provides for the possible operation of a riverboat in Orange County, Indiana, which is contiguous to Patoka Lake. The operation of a riverboat in Orange County is subject to the satisfaction of certain conditions, including the requirement that Orange County pass a referendum approving gambling in that county.

The casinos owned and being developed by us compete, and will in the future compete, with all forms of existing legalized gaming and with any new forms of gaming that may be legalized in the future. Additionally, we face competition from all other types of entertainment.

Our expansion, development and renovation projects may face significant risks inherent in the establishment of a new enterprise or marketing strategy, including receipt of necessary government approvals.

We regularly evaluate expansion, development and renovation opportunities. We are currently involved in developing Borgata Hotel Casino and Spa in Atlantic City, New Jersey. This project will be subject to the many risks inherent in the establishment of a new business enterprise or expansion or renovation of an existing enterprise, including unanticipated design, construction, regulatory, environmental and operating problems, and the significant risks commonly associated with implementing a marketing strategy in new markets. In particular, we may experience:

•	shortages of materials;

•	shortages of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, environmental or geological problems;

•	weather interference, floods, fires or other casualty losses; and

•	unanticipated cost increases.

Our anticipated costs and construction period for projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. The cost of any project may vary significantly from initial expectations, and we may have a limited amount of capital resources to fund cost overruns on any project. If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate funding is available. The completion dates of any of our projects could also differ significantly from expectations for construction-related or other reasons. We cannot assure you that any project will be completed, if at all, on time or within established budgets. Significant delays or cost overruns on our projects could have a material adverse effect on our business, financial condition and results of operations.

Many permits, licenses and approvals necessary for our current projects have not yet been obtained. The scope of the approvals required for a project of this nature is extensive, including gaming approvals, state and local land-use permits, building and zoning permits and liquor licenses. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled openings of the facilities. We may not receive the necessary permits, licenses and approvals or obtain the necessary permits, licenses and approvals within the anticipated time frame.

In addition, although we design our projects for existing facilities to minimize disruption of business operations, expansion and renovation projects require, from time to time, portions of the existing operations to be closed or disrupted. Any significant disruption in operations could have a significant adverse effect on our business, financial condition and results of operations.

If the action filed against us regarding our Delta Downs property proceeds to trial and we are not ultimately successful in defending against such action, our business, financial condition and results of operations could be materially adversely affected.

On October 29, 2001, Harrah’s of Lake Charles, LLC (formerly the Players Lake Charles, LLC), Harrah’s Star Partnership (formerly the Showboat Star Partnership) and several individuals, collectively, the plaintiffs, filed suit in state district court in Calcasieu Parish, Louisiana, against DDRA Capital, Inc. (the former owner of Delta Downs), the Calcasieu Parish Police Jury and Boyd Racing, L.L.C., the entity that owns and operates Delta Downs, seeking to revoke the building permit that the Calcasieu Parish Police Jury granted to us for our construction and renovation at Delta Downs. Specifically, the plaintiffs claim that our construction and renovation at Delta Downs exceeds the square foot specifications that were approved by the Calcasieu Parish Police Jury, and that the number of slot machines that we were approved to operate at Delta Downs exceeds the number which the former owner previously represented, in connection with the Calcasieu Parish Slot Machine Gaming Referendum, would be operated at the facility. On December 7, 2001, we responded to the plaintiffs’ complaint claiming, among other things, that their complaint failed to state a cause of action for which relief could be sought and that the statute of limitations on their action had lapsed. On February 11, 2002, the plaintiffs amended their complaint to eliminate certain defendants from the action. On March 1, 2002, the state district court approved Harrah’s motion to voluntarily dismiss the Calcasieu Parish Police Jury from the action, leaving DDRA and Boyd Racing as the defendants. On March 26, 2002, we filed a response to the plaintiffs’ amended complaint. To date, no trial date has been set on this action. We believe this lawsuit is without merit and we intend to defend the suit vigorously.

We can provide no assurances that, if such action proceeds to trial, we will ultimately be successful in defending against the action at trial. In the event the claim seeking to revoke our building permit at Delta Downs is ultimately successful, we would have to reduce both the number of slot machines we operate and the size of the casino at Delta Downs. In addition, if such action is ultimately successful at trial, it would materially affect our cash flow from Delta Downs, would reduce the value of the Delta Downs acquisition and could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to finance our expansion, development and renovation projects as well as capital expenditures through cash flow and borrowings under our bank credit facility, our expansion, development and renovation efforts will be jeopardized.

We intend to finance our current and future expansion, development and renovation projects primarily with cash flow from operations and borrowings under our bank credit facility. We could also obtain additional equity or debt financing for our projects. If we are unable to finance such projects in this manner, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects as well as capital expenditures, selling assets, restructuring debt, or obtaining additional equity financing or joint venture partners, or modifying our bank credit facility. These sources of funds may not be sufficient to finance our expansion, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness. If we are unable to secure additional financing, we could be forced to limit or suspend expansion, development and renovation projects, which may adversely affect our business, financial condition and results of operations.

We may be required to pay or perform certain obligations pursuant to an unlimited completion guaranty that we entered into in connection with the construction of Borgata and we may be required to fund cost overruns, if we experience them.

A subsidiary of the entity that owns Borgata entered into a $630 million bank credit agreement to provide financing for the development and construction of Borgata. Pursuant to the terms of that bank credit agreement, we entered into an unlimited completion guaranty which requires us to guarantee the performance of certain obligations of that entity. Under the completion guaranty, if certain specified obligations are not met in connection with the construction of the project, we are required to bring the project into compliance. This may require us to provide additional funds to complete the construction. Any fundings of project costs over the agreed-upon $1.067 billion, whether or not required by the completion guaranty, is our responsibility and would not proportionally increase our ownership of Borgata. The completion guaranty is a senior unsecured obligation of Boyd Gaming. If we are required to provide additional funds to complete Borgata, we may be required to seek consents or waivers from our existing lenders under our bank credit facility and ultimately from our noteholders.

We are subject to extensive governmental gaming regulation and taxation policies, which may harm our business.

We are subject to a variety of regulations in the jurisdictions in which we operate. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could have a significant adverse effect on our business, financial condition and results of operations. For example, on February 22, 2002, our license to operate slot machines at Delta Downs was temporarily suspended for failure to comply with the Louisiana Gaming Control Board’s regulations regarding certain internal controls. As such, Delta Downs was temporarily closed for a period of eighteen hours before we were allowed to reopen. In addition, on February 27, 2002, we temporarily closed Delta Downs on a voluntary basis for a six-hour period to demonstrate to the Louisiana State Police our ability to remain in compliance with the Louisiana Gaming Control Board’s regulations. Any failure to comply with the Louisiana Gaming Control Board’s rules or regulations in the future could ultimately result in the revocation of our license to operate slot machines at Delta Downs. For more information see, “Governmental Gaming Regulation — Louisiana — Slot Facilities.”

If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future. The federal government has also previously considered a federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. For example, on July 1, 2002, pursuant to new legislation in Indiana, the gaming tax rate was increased from 20% to 22.5% for those riverboats that conduct excursions or cruises. On August 1, 2002, upon the approval of dockside gaming by the Indiana Gaming Commission and the commencement of dockside operations by our Blue Chip riverboat casino, the gaming tax rate changed from a flat tax of 22.5% to a graduated tax, with a minimum tax rate of 15% and a maximum tax rate of 35% based on the amount of Blue Chip’s adjusted gross receipts in Indiana’s fiscal year. In May 2003, pursuant to additional legislation enacted in Indiana, the graduated tax was changed retroactively to July 1, 2002, the first day of the State’s fiscal year, instead of the date on which dockside operations commenced for the applicable riverboat. In addition, effective July 1, 2003, we will be subject to additional taxes on all rooms provided on a complimentary basis to our Blue Chip customers. For more information, see “Governmental Gaming Regulation — Indiana.” For those Indiana riverboats, including

Blue Chip, that commenced dockside operations, the calculation of the admission tax was modified to count customers on a per entry basis as opposed to a per cruise basis. In addition, on July 1, 2002, Par-A-Dice began paying higher gaming taxes pursuant to new legislation in Illinois. If other states adopt similar legislation, or if there is any material increase in state and local taxes and fees, our business, financial condition and results of operations could be adversely affected. See “Governmental Gaming Regulation.”

Our directors, officers and key employees must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. Certain public and private issuances of securities and certain other transactions by us also require the approval of certain state regulatory authorities.

A successful challenge to the 1999 Illinois legislation authorizing dockside gaming could require us to eliminate dockside gaming operations.

In June 1999, Illinois passed an amendment to the Illinois Riverboat Gambling Act to permit casinos to offer continuous dockside gaming with unlimited ingress and egress. In addition to legalizing dockside gaming, the amendment authorized the non-operational licensee in East Dubuque to relocate to a new home dock. The licensee applied for renewal of its license and to relocate its operation to Rosemont, Illinois. A group of plaintiffs filed a lawsuit requesting the court to declare that the 1999 amendment violates the Illinois and U.S. Constitutions because the grant of the Rosemont license amounted to “special legislation.” If a court invalidates the grant of the Rosemont license, all of the provisions of the 1999 amendment, including the provisions legalizing dockside gaming, would be invalidated. In such event, we would be required to resume cruising at our Par-A-Dice Casino until such time as the Illinois legislature passed a law reauthorizing dockside gaming. On January 25, 2001, the circuit court dismissed the lawsuit concluding that the plaintiffs lacked standing to challenge the statute. The plaintiffs filed an appeal. Rehearing was denied on August 5, 2002. The plaintiffs filed a petition for leave to appeal to the State Supreme Court in September 2002 and the State Supreme Court granted the petition in February 2003. Since the challenge to the Illinois Act is on-going, there is no assurance that the Illinois Act will be upheld as constitutional. The loss of dockside gaming at our Par-A-Dice Casino could adversely affect our financial results.

Riverboats and dockside facilities are subject to risks relating to weather or mechanical failure and must comply with applicable regulations.

Gaming operations conducted on riverboat casinos or at dockside facilities could be lost from service for a variety of reasons, including casualty, forces of nature, mechanical failure or extended or extraordinary maintenance.

Our riverboats must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. Each riverboat must hold a Certificate of Inspection or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel’s Certificate of Inspection or American Bureau of Shipping approval would preclude its use as a casino.

U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. Under certain circumstances, extensions may be approved. The U.S. Coast Guard may require that such hull inspections be conducted at a U.S. Coast Guard-approved dry-docking facility, and if so required, the travel to and from such docking facility, as well as the time required for inspections of the Treasure Chest, Par-A-Dice and Blue Chip riverboats, could be significant. To date, the U.S. Coast Guard has allowed in-place inspections of some of our riverboats. We can provide no assurance that the U.S. Coast Guard will allow these types of inspections in the future. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect our business, financial condition and results of operations.

In December 2002, the U.S. Coast Guard proposed regulations for maritime security under the Maritime Transportation Security Act of 2002. These proposed regulations include preparing security plans, performing vulnerability assessments and designating a Chief Security Officer. If these regulations become final and are applied to our gaming operations conducted on riverboat casinos or at dockside facilities, it could adversely affect our business, financial condition and results of operations.

We draw a significant percentage of our customers from limited geographic regions. Events adversely impacting the economy or these regions, including terrorism, may also impact our business.

The California, Fremont and Main Street Station draw a substantial portion of their customers from the Hawaiian market. For the year ended December 31, 2002, patrons from Hawaii comprised approximately 63% of the room nights sold at the California, 54% at the Fremont and 49% at Main Street Station. An increase in fuel costs or transportation prices, a decrease in airplane seat availability, or a deterioration of relations with tour and travel agents, particularly as they affect travel between the Hawaiian market and our facilities, could adversely affect our business, financial condition and results of operations.

Our Las Vegas properties also draw a substantial number of customers from certain other specific geographic areas, including Southern California, Arizona, Las Vegas and the Midwest. With the amendment of the California Constitution, Native American casinos may divert potential visitors away from Nevada, which could negatively affect Nevada gaming markets. In addition, due to our significant concentration of properties in Nevada, any terrorist activities or disasters in or around Nevada could have a significant adverse effect on our business, financial condition and results of operations. Each of our other properties located outside of Nevada depends primarily on visitors from their respective surrounding regions. Adverse economic conditions that affect the economy or any of these regions, including those resulting from war, terrorist activities or other geopolitical conflict, could have a significant adverse effect on our business, financial condition and results of operations.

In addition, to the extent that the airline industry is negatively impacted due to the outbreak of war, terrorist or similar activity, increased security restrictions or the public’s general reluctance to travel by air, our business, financial condition and results of operations could be significantly adversely affected.

Energy price increases may adversely affect our cost of operations and our revenues.

Our casino properties use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced to date, the substantial increases in energy prices in the United States have negatively affected and may continue to negatively affect our operating results. The extent of the impact is subject to the magnitude and duration of the energy price increases, but this impact could be material. In addition, energy and gasoline price increases in cities that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation and spending at our properties, which would negatively impact revenues.

The Boyd family owns a controlling interest in our capital stock and may significantly influence our affairs.

William S. Boyd, our Chairman and Chief Executive Officer, together with his immediate family, beneficially owned approximately 47% of our outstanding shares of common stock as of March 31, 2003. As a result, the Boyd family has the ability to significantly influence our affairs, including the election of our directors and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of our stockholders, including a merger, consolidation or sale of assets. In addition, if the Boyd family were to sell its shares to a single investor or limited group of investors, resulting in those investors’ beneficial ownership of 50% or more of our voting stock, a change of control could be deemed to have occurred in connection with the notes. See also “— We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the exchange notes for the old notes pursuant to the exchange offer.

We used the aggregate net proceeds from the offering of the old notes, which were approximately $292 million, after deducting selling and offering expenses, as follows:

•	we used approximately $262 million of the net proceeds to finance the tender offer for, and subsequent redemption of, our 9.50% senior subordinated notes due 2007 (including premiums and excluding interest); and

•	we repaid approximately $30 million of the revolving loan portion of our bank credit facility, which amounts may be reborrowed.

The revolver portion of the bank credit facility matures in June 2007. The $100 million term loan component matures in June 2008. Borrowings under our bank credit facility bear interest based on either the agent bank’s quoted base rate or the eurodollar rate, plus an applicable margin that is determined by the level of a predefined financial leverage ratio. As of March 31, 2003, the blended interest rate for outstanding balances under the bank credit facility was 3.5% per annum. See “Description of Other Indebtedness — Bank Credit Facility.”

CAPITALIZATION

The following table sets forth our cash position and our historical consolidated capitalization as of March 31, 2003 (in millions):

Cash and cash equivalents	$75.7

Long-term debt (including current maturities)(1):
Bank credit facility(2)	$214.9
9.25% senior notes due 2003	122.2
9.25% senior notes due 2009	200.0
8.75% senior subordinated notes due 2012	250.0
7.75% senior subordinated notes due 2012	300.0
Other	15.9

Total long-term debt	1,103.0
Stockholders’ equity	414.4

Total capitalization	$1,517.4

(1)	Long-term debt excludes $4.8 million of carrying value adjustments for the market value of a related interest rate swap at March 31, 2003.

(2)	At March 31, 2003, the outstanding borrowings under our $500 million bank credit facility consisted of $115.6 million of borrowings under our $400 million revolving credit facility and $99.3 million in a term loan. As of March 31, 2003, approximately $259.4 million was available for future borrowing under our bank credit facility. Until Borgata is complete, we must maintain not less than $50 million of unused availability under our bank credit facility.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below is derived from our audited consolidated financial statements. We have derived the selected consolidated financial data for the three months ended March 31, 2003 and 2002 from our unaudited condensed consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our results of operations for such periods. The results of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results for the full year. The selected data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the notes thereto incorporated by reference in this prospectus. Operating results for the periods presented below are not necessarily indicative of the results that may be expected for future years.

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998

Statement of Operations Data:
Gaming revenues	$277,502	$256,829	$1,045,082	$912,427	$868,983	$733,677	$722,124
Food and beverage revenues	41,961	39,512	159,144	157,809	160,139	158,982	161,582
Room revenues	19,634	18,761	74,684	76,209	75,114	71,478	74,053
Other revenues	19,404	18,974	78,538	76,546	73,125	69,988	70,903
Management fees	—	—	—	—	3,815	47,463	40,206
Termination fee, net	—	—	—	—	70,988	—	—
Promotional allowances	(36,645)	(31,290)	(128,547)	(120,656)	(120,626)	(110,663)	(108,229)

Net revenues	321,856	302,786	1,228,901	1,102,335	1,131,538	970,925	960,639
Total operating expense	277,104	259,112	1,064,426	986,452	951,985	834,314	836,951

Operating income	44,752	43,674	164,475	115,883	179,553	136,611	123,688
Interest income	163	8	448	1,423	1,807	253	365
Interest expense, net	(18,612)	(17,605)	(72,904)	(75,374)	(79,303)	(69,230)	(74,162)
Loss on early retirements of debt	—	—	(15,055)	—	—	—	—

Income before provision for income taxes and cumulative effects of changes in accounting principles	26,303	26,077	76,964	41,932	102,057	67,634	49,891
Provision for income taxes	9,864	10,040	28,740	16,982	39,292	27,595	21,291

Income before cumulative effects of changes in accounting principles	16,439	16,037	48,224	24,950	62,765	40,039	28,600
Cumulative effects of changes in accounting principles, net of tax	—	(8,212)	(8,212)	—	—	(1,738)	—

Net income	$16,439	$7,825	$40,012	$24,950	$62,765	$38,301	$28,600

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands, except for ratios)
Other Financial Data:
EBITDA(a)	$67,685	$65,284	$258,370	$215,694	$199,045	$210,729	$203,020
Cash flow from operating activities	41,758	42,781	178,170	158,063	207,165	160,877	121,749
Cash flow used in investing activities	(20,379)	(58,328)	(139,011)	(279,368)	(246,699)	(357,120)	(57,511)
Cash flow from (used in) financing activities	(137,068)	15,504	75,106	121,813	35,439	208,228	(66,578)
Depreciation and amortization	22,933	21,610	90,077	99,811	90,480	74,118	73,407
Ratio of earnings to fixed charges(b)	1.9x	1.9x	1.8x	1.3x	2.1x	1.9x	1.7x
	March 31, 2003		December 31,
			2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$ 75,691		$191,380	$77,115	$76,607	$80,702	$68,717
Total assets	1,782,263		1,912,990	1,754,913	1,577,614	1,443,981	1,146,256
Long-term debt(c)	1,107,798		1,228,811	1,145,813	1,019,298	983,893	776,851
Stockholders’ equity	414,391		408,561	353,737	329,778	266,979	227,306

(a)	EBITDA consists of operating income plus depreciation, amortization, loss on assets held for sale of $3.8 million for the year ended December 31, 2002, a restructuring charge of $5.9 million in 1998 and minus $71.0 million of net fees received from the termination of the Silver Star management agreement in 2000. EBITDA also includes preopening expenses of $4.2 million and $6.3 million, respectively, for the three months ended March 31, 2003 and 2002 and $15.8 million, $7.9 million, $4.9 million and $1.5 million, respectively, for the years ended December 31, 2002, 2001, 2000 and 1999. EBITDA information is presented solely as a supplemental disclosure because we believe that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of our operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. We have significant uses for our cash flow, including capital expenditures, interest payments, taxes and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as we do. For more information, please see the table below that reconciles EBITDA to operating income.

(b)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, cumulative effect of a change in accounting principle and losses on early retirements of debt plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs.

(c)	Long-term debt includes current maturities and $4.8 million of additional adjustments for the market value of a related interest rate swap at March 31, 2003 and December 31, 2002.

The following table reconciles EBITDA to our operating income for the periods presented:

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands)
Operating income	$44,752	$43,674	$164,475	$115,883	$179,553	$136,611	$123,688
Depreciation and amortization	22,933	21,610	90,077	99,811	90,480	74,118	73,407
Loss on assets held for sale	—	—	3,818	—	—	—	—
Termination fee, net	—	—	—	—	(70,988)	—	—
Restructuring charge	—	—	—	—	—	—	5,925

EBITDA	$67,685	$65,284	$258,370	$215,694	$199,045	$210,729	$203,020

GOVERNMENTAL GAMING REGULATION

We are subject to a variety of regulations in the jurisdictions in which we operate. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals have been introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us. We do not know whether or not such legislation will be enacted. The federal government has also previously considered a federal tax on casino revenues and the elimination of betting on NCAA events and may consider such a tax or elimination on betting in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect us.

NEVADA

The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder, which we refer to as the Nevada Act and various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, which we refer to as the Nevada Commission, the Nevada State Gaming Control Board, which we refer to as the Nevada Board, and the Clark County Liquor and Gaming Licensing Board, which we collectively refer to as the Nevada Gaming Authorities.

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•	the maintenance of effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices; and

•	the provision of a source of state and local revenues through taxation and licensing fees.

Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations and our business, financial condition and results of operations.

Corporations that operate casinos in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license requires the periodic payment of fees and taxes and is not transferable. We are registered by the Nevada Commission as a publicly traded corporation, or a Registered Corporation. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. We have been found suitable by the Nevada Commission to own the stock of California Hotel and Casino. California Hotel and Casino is licensed by the Nevada Commission to operate non-restricted gaming activities at the California and Sam’s Town Las Vegas and is additionally registered as a holding corporation and approved by the Nevada Gaming Authorities to own the stock of Mare-Bear, Inc., the operator of the Stardust, Sam-Will, Inc., the operator of the Fremont, Eldorado, Inc., the operator of the Eldorado and Jokers Wild, and M.S.W., Inc., the operator of Main Street Station. No person may become a stockholder of, or receive any percentage of profits from, California Hotel and Casino or its subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. Boyd

Gaming, California Hotel and Casino, Mare-Bear, Sam-Will, Eldorado, Inc. and M.S.W. have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Boyd Gaming, California Hotel and Casino or any of its licensed subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of California Hotel and Casino and its licensed subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of California Hotel and Casino or its licensed subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, California Hotel and Casino or any of its licensed subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require Boyd Gaming, California Hotel and Casino or any of its licensed subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

Boyd Gaming, California Hotel and Casino and its licensed subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by California Hotel and Casino and its subsidiaries must be reported to, or approved by, the Nevada Commission.

If it were determined that the Nevada Act was violated by California Hotel and Casino or any of its licensed subsidiaries, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, California Hotel and Casino, the subsidiary involved, Boyd Gaming, and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our gaming operations and our business, financial condition and results of operations.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability as a beneficial holder of our voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than 5% of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include only:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and

•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, California Hotel and Casino or any of our licensed subsidiaries, we:

•	pay that person any dividend or interest upon voting securities of Boyd Gaming;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by the person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish their voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

The Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by such unsuitable person in connection with such securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our securities to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on us.

We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Gaming Authorities as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. The Nevada Commission granted us prior approval to make public offerings through September 2003, subject to certain conditions. The Nevada Commission’s approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Nevada Commission’s approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of this prospectus or the investment merits of the notes offered. Any representation to the contrary is unlawful.

Changes in control of Boyd Gaming through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Gaming Authorities in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. As a Registered Corporation, the Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to our stockholders for the purposes of acquiring control of us.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada, Clark County and the City of Las Vegas. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon any of:

•	a percentage of the gross revenues received;

•	the number of gaming devices operated; or

•	the number of table games operated.

A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, which we refer to as Licensees, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

The sale of food or alcoholic beverages at our Nevada casinos is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and a revocation would, have a significant adverse effect upon the operations of the affected casino or casinos.

ILLINOIS

We are subject to the jurisdiction of the Illinois gaming authorities as a result of our ownership and operation of Par-A-Dice Hotel Casino in East Peoria, Illinois.

In February 1990, the State of Illinois legalized riverboat gambling. The Illinois Riverboat Gambling Act, which we refer to as the initial Illinois Act, authorizes the five-member Illinois Gaming Board, which we refer to as the Illinois Board, to issue up to ten riverboat gaming owners’ licenses on navigable streams within or forming a boundary of the State of Illinois except for Lake Michigan and any waterway in Cook County, which includes Chicago. Pursuant to the initial Illinois Act, a licensed owner who holds greater than a 10% interest in one riverboat operation, could hold no more than a 10% interest in any other riverboat operation. In addition, the initial Illinois Act restricted the location of certain of the ten owners’ licenses. Four of the licenses were to be located on the Mississippi River, one license was to be at a location on the Illinois River south of Marshall County and one license had to be located on the Des Plaines River in Will County. The remaining licenses were not restricted as to location. Currently, nine owner’s licenses are in operation, including one license in each of Alton, Aurora, East Peoria, East St. Louis, Elgin, Metropolis, Rock Island and two licenses in Joliet. The tenth license, which was initially granted to an operator in East Dubuque, was not renewed by the Illinois Board and has been the subject of on-going litigation.

Furthermore, under the initial Illinois Act, no gambling could be conducted while a riverboat was docked. A gaming excursion could last no more than four hours, and a gaming excursion was deemed to have started when the first passenger boarded a riverboat. Gaming could continue during passenger boarding for a period of up to 30 minutes. Gaming was also allowed for a period of up to 30 minutes after the gangplank or its equivalent was lowered, thereby allowing passengers to exit the riverboat. During the 30-minute exit time period, new passengers were not allowed to board the riverboat. Although riverboats were mandated to cruise, there were certain exceptions. If a riverboat captain reasonably determined that either it was unsafe to transport passengers on the waterway due to inclement weather or the riverboat had been rendered temporarily inoperable by unforeseeable mechanical or structural difficulties or river icing, the riverboat could remain dockside or return to the dock. In those situations, a gaming excursion could commence or continue while the gangplank or its equivalent was raised and remained raised, in which event the riverboat was not considered docked. If a gaming excursion had to begin or continue with the gangplank or its equivalent raised, and the riverboat did not leave the dock, entry of new patrons on to the riverboat was prohibited until the completion of the excursion.

In June of 1999, amendments to the Illinois Act, which we refer to as the Amended Illinois Act, were passed by the legislature and signed into law by the Governor. The Amended Illinois Act redefined the conduct of gaming in the state. Pursuant to the Amended Illinois Act, riverboats can conduct gambling without cruising, and passengers can enter and leave a riverboat at any time. In addition, riverboats may now be located upon any water within Illinois, and not just navigable waterways. There is no longer any prohibition of a riverboat being located in Cook County. Riverboats are now defined as self-propelled excursion boats or permanently moored barges. The Amended Illinois Act requires that only three, rather than four, owner’s licenses, be located on the Mississippi River. The 10% ownership prohibition has also been removed. Therefore, subject to certain Illinois Board rules, individuals or entities could own more than one riverboat operation.

The Amended Illinois Act also allows for the relocation of a riverboat home dock. A licensee that was not conducting riverboat gambling on January 1, 1998, may apply to the Illinois Board for renewal and approval of relocation to a new home dock and the Illinois Board shall grant the application and approval of the new home dock upon the licensee providing to the Illinois Board authorization from the new dockside community. Pursuant to the Amended Illinois Act, the former owner and operator of the East Dubuque riverboat applied for renewal of its license and to relocate its operation to Rosemont, Illinois. The Illinois Board denied the renewal application. Pursuant to the Illinois Board Rules, this entity filed a request for an administrative hearing. Therefore, this license may be the subject of on-going litigation. Any licensee that relocates in accordance with the provisions of the Amended Illinois Act must attain a level of at least 20% minority ownership of such a gaming operation.

In October 1999, the constitutionality of the Amended Illinois Act was challenged. That lawsuit was dismissed because the court determined that the plaintiffs lacked standing to challenge the Amended Illinois Act. The plaintiffs have appealed this decision. Because the challenge to the Amended Illinois Act is on-going, there is no assurance that the Amended Illinois Act will be upheld as constitutional. There is no assurance that the circuit court decision will be affirmed on appeal. If there is on-going litigation, there is no assurance that the Amended Illinois Act will be upheld as constitutional. If the Amended Illinois Act is deemed unconstitutional, all of the new provisions would no longer be in effect. Specifically, in that situation, riverboats would have to return to cruising in order to conduct gaming.

The initial Illinois Act strictly regulates the facilities, persons, associations and practices related to gaming operations. The initial Illinois Act grants the Illinois Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the initial Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Board has authority over every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

The initial Illinois Act requires the owner of a riverboat gaming operation to hold an owner’s license issued by the Illinois Board. Each owner’s license permits the holder to own up to two riverboats, however, gaming participants are limited to 1,200 for any owner’s license. The number of gaming participants will be determined by the number of gaming positions available. Gaming positions are counted as follows:

•	electronic gaming devices positions will be determined as 90% of the total number of devices available for play;

•	craps tables will be counted as having ten gaming positions; and

•	games utilizing live gaming devices, except for craps, will be counted as having five gaming positions.

Each owner’s license initially runs for a period of three years. Thereafter, the license must be renewed annually. Under the Amended Illinois Act, the Board may renew an owner’s license for up to four years. An owner licensee is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Board that the licensee continues to meet all of the requirements of the initial Illinois Act and Illinois Board rules. The owner’s license for Par-A-Dice Riverboat Casino initially expired in February 1995. Since that time, the license has been renewed annually. The most recent renewal approved by the Illinois Board in March of 2000 was for a term of four years. An ownership interest in an owner’s license may not be transferred or pledged as collateral without the prior approval of the Illinois Board.

Pursuant to the Amended Illinois Act, which lifted the 10% ownership prohibition, the Illinois Board established certain rules to effectuate this statutory change. In deciding whether to approve direct or indirect ownership or control of an owner’s license, the Illinois Board shall consider the impact of any economic concentration of the ownership or control. No direct or indirect ownership or control shall be approved which will result in undue economic concentration of the ownership of riverboat gambling operations in Illinois. Undue economic concentration means that a person or entity would have actual or potential domination of riverboat gambling in Illinois sufficient to:

•	substantially impede or suppress competition among holders of owner’s licenses;

•	adversely impact the economic stability of the riverboat casino industry in Illinois; or

•	negatively impact the purposes of the initial Illinois Act, including tourism, economic development, benefits to local communities, and State and local revenues.

The Illinois Board will consider the following criteria in determining whether the approval of the issuance, transfer or holding of a license will create undue economic concentration:

•	the percentage share of the market presently owned or controlled by the person or entity;

•	the estimated increase in the market share if the person or entity is approved to hold the owner’s license;

•	the relative position of other persons or entities that own or control owner’s licenses in Illinois;

•	the current and projected financial condition of the riverboat gaming industry;

•	the current market conditions, including proximity and level of competition, consumer demand, market concentration, and any other relevant characteristics of the market;

•	whether the license to be approved has separate organizational structures or other independent obligations;

•	the potential impact on the projected future growth and development of the riverboat gambling industry, the local communities in which licenses are located, and the State of Illinois;

•	the barriers to entry into the riverboat gambling industry and if the approval of the license will operate as a barrier to new companies and individuals desiring to enter the market;

•	whether the approval of the license is likely to result in enhancing the quality and customer appeal of products and services offered by riverboat casinos in order to maintain or increase their respective market shares;

•	whether a restriction on the approval of the additional license is necessary in order to encourage and preserve competition in casino operations; and

•	any other relevant information.

The initial Illinois Act does not limit the maximum bet or per patron loss. Minimum and maximum wagers on games are set by the owner licensee. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager and wagers may only be received from a person present on the riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%.

An admission tax is imposed on the owner of a riverboat operation. Under the Amended Illinois Act, a $2.00 admission tax is imposed for each admission to a riverboat casino. Additionally, a wagering tax is imposed on the adjusted gross receipts, as defined in the initial Illinois Act, of a riverboat operation. As of July 1, 2002, the wagering tax was increased as follows: 15% of annual adjusted gross receipts up to and including $25 million; 22.5% of annual adjusted gross receipts in excess of $25 million but not exceeding $50 million; 27.5% of annual adjusted gross receipts in excess of $50 million but not exceeding $75 million; 32.5% of annual adjusted gross receipts in excess of $75 million but not exceeding $100 million; 37.5% of annual adjusted gross receipts in excess of $100 million but not exceeding $150 million; 45% of annual adjusted gross receipts in excess of $150 million but not exceeding $200 million; and 50% of annual adjusted gross receipts in excess of $200 million. The owner licensee is required, on a daily basis, to wire the wagering tax payment to the Illinois Board.

In addition to owner’s licenses, the Illinois Board also requires licensing for all vendors of gaming supplies and equipment and for all employees of a riverboat gaming operation. The Illinois Board is authorized to conduct investigations into the conduct of gaming and into alleged violations of the Illinois Act and the Illinois Board rules. Employees and agents of the Illinois Board have access to and may inspect any facilities relating to the riverboat gaming operation.

A holder of any license is subject to imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any riverboat operations not conducted in compliance with the initial Illinois Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The initial Illinois Act also provides for civil penalties, equal to the amount of gross receipts derived from wagering on the gaming, whether unauthorized or authorized, conducted on the day of any violation. The Illinois Board may revoke or suspend licenses, as the Illinois Board may see fit and in compliance with applicable laws of the State of Illinois regarding administrative procedures and may suspend an owner’s license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat’s operation. The suspension may remain in effect until the Illinois Board determines that the cause for suspension has been abated and it may revoke the owner’s license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

If the Illinois Board has suspended, revoked or refused to renew the license of an owner or if a riverboat gambling operation is closing and the owner is voluntarily surrendering its owner’s license, the Illinois Board may petition the local circuit court in which the riverboat is situated for appointment of a receiver. The circuit court will have sole jurisdiction over any and all issues pertaining to the appointment of a receiver. The Illinois Board will specify the specific powers, duties and limitations for the receiver, including but not limited to the authority to:

•	hire, fire, promote and discipline personnel and retain outside employees or consultants;

•	take possession of any and all property, including but not limited to its books, records, papers;

•	preserve or dispose of any and all property;

•	continue and direct the gaming operations under the monitoring of the Illinois Board;

•	discontinue and dissolve the gaming operation;

•	enter into and cancel contracts;

•	borrow money and pledge, mortgage or otherwise encumber the property;

•	pay all secured and unsecured obligations;

•	institute or define actions by or on behalf of the holder of an owner’s license; and

•	distribute earnings derived from gaming operations in the same manner as admission and wagering taxes are distributed under Sections 12 and 13 of the initial Illinois Act.

The Illinois Board will submit at least three nominees to the Court. The nominees may be individuals or entities selected from an Illinois Board approved list of pre-qualified receivers who meet the same criteria for a finding of preliminary suitability for licensure under Sections 3000.230(c)(2)(B) and (C). In the event that the Illinois Board seeks the appointment of a receiver on an emergency basis, the Illinois Board will submit at least two nominees selected from the Illinois Board approved list of pre-qualified receivers to the Court and will issue a Temporary Operating Permit to the receiver appointed by the Court. A receiver, upon appointment by the court, will before assuming his or her duties, execute and post the same bond as an owner’s licensee pursuant to Section 10 of the initial Illinois Act.

The receiver will function as an independent contractor, subject to the direction of the Court. However, the receiver will also provide to the Illinois Board regular reports and provide any information deemed necessary for the Illinois Board to ascertain the receiver’s compliance with all applicable rules and laws. From time to time, the Illinois Board may, at its sole discretion, report to the Court on the receiver’s level of compliance and any other information deemed appropriate for disclosure to the Court. The term and compensation of the receiver shall be set by the Court. The receiver will provide to the Court and the Illinois Board at least 30 days written notice of any intent to withdraw from the appointment or to seek modification of the appointment. Except as otherwise provided by action to the Illinois Board, the gaming operation will be deemed a licensed operation subject to all rules of the Illinois Board during the tenure of any receivership.

The Illinois Board requires that a “Key Person” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. The Illinois Board shall certify for each applicant for or holder of an owner’s license each position, individual or Business Entity that is to be approved by the Board and maintain suitability as a Key Person. With respect to an applicant for or the holder of an owner’s license, Key Person shall include:

•	any Business Entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant, and the trustee of any trust holding such ownership interest or voting rights;

•	the directors of the licensee or applicant and its chief executive officer, president and chief operating officer, or their functional equivalents; and

•	all other individuals or Business Entities that, upon review of the applicant’s or licensees Table of Organization, Ownership and Control, the Board determines hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Board for the specified licensee or applicant.

In order to assist the Illinois Board in its determination of Key Persons, applicants for or holders of an owner’s license shall provide to the Illinois Board a Table of Organization, Ownership and Control, which we refer to as the Table. The Table will identify in sufficient detail the hierarchy of individuals and Business Entities that, through direct or indirect means, manage own or control the interest and assets of the applicant or licensee holder. If a Business Entity identified in the Table is a publicly traded company, the following information must be provided in the Table:

•	the name and percentage of ownership interest of each individual or Business Entity with ownership of more than 5% of the voting shares of the entity, to the extent such information is known or contained in Schedule 13D or 13G of Securities and Exchange Commission filings;

•	to the extent known, the names and percentage of interest of ownership of persons who are relatives of one another and who together (as individuals or through trusts) exercise control over or own more than 10% of the voting shares of the entity; and

•	any trust holding more than 5% ownership or voting interest in the entity, to the extent such information is known or contained in Schedule 13D or 13G of Securities and Exchange Commission filings. The Table may be disclosed under the Freedom of Information Act.

Each owner licensee must provide a means for the economic disassociation of a Key Person in the event such economic disassociation is required by an order of the Illinois Board. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Board may enter an order upon the licensee or require the economic disassociation of such Key Person.

Furthermore, each applicant or owner licensee must disclose the identity of every person, association, trust or corporation having a greater than 1% direct or indirect pecuniary interest in an owner licensee or in the riverboat gaming operation with respect to which the license is sought. The Illinois Board may also require an applicant or owner licensee to disclose any other principal or investor and require the investigation and approval of such individuals.

The Illinois Board (unless the investor qualifies as an Institutional Investor) requires a Personal Disclosure Form from any person or entity who or which, individually or in association with others, acquires directly or indirectly, beneficial ownership of more than 5% of any class of voting securities or non-voting securities convertible into voting securities of a publicly-traded corporation which holds an ownership interest in the holder of an owner’s license. If the Illinois Board denies an application for such a transfer and if no hearing is requested, the applicant for the transfer of ownership interest must promptly divest those shares in the publicly-traded parent corporation. The holder of an owner’s license would not be able to distribute profits to a publicly-traded parent corporation until such shares have been divested. If a hearing is requested, the shares need not be divested and profits may be distributed to a publicly-held parent corporation pending the issuance of a final order from the Illinois Board.

An Institutional Investor that individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the Administrator of the Board of such ownership and shall provide any additional information as may be required. If an Institutional Investor (as specified above) acquires 10% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation, then it shall file an Institutional Investor Disclosure Form within 45 days after acquiring such level of ownership interest. The owner licensee shall notify the Administrator as soon as possible after it becomes aware that it or its parent is involved in an ownership acquisition by an Institutional Investor. The Institutional Investor also has an obligation to notify the Administrator of its ownership interest.

In addition to Institutional Investor Disclosure Forms, certain other forms may be required to be submitted to the Illinois Board. An owner-licensee must submit a Marketing Agent Form to the Illinois Board for each Marketing Agent with whom it intends to do business. A Marketing Agent is a person or entity, other than a junketeer or an employee of a riverboat gaming operation, who is compensated by the riverboat gaming operation in excess of $100 per patron per trip for identifying and recruiting patrons. Key Persons of owner-licensees must submit Trust Identification Forms for trusts, excluding land trusts, for which they are a grantor, trustee or beneficiary each time such a trust relationship is established, amended or terminated.

Applicants for and holders of an owner’s license are required to obtain formal approval from the Illinois Board for changes in the following areas:

•	Key Persons;

•	type of entity;

•	equity and debt capitalization of the entity;

•	investors or debt holders;

•	source of funds;

•	applicant’s economic development plan;

•	riverboat capacity or significant design change;

•	gaming positions;

•	anticipated economic impact; or

•	agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million.

A holder of an owner’s license is allowed to make distributions to its stockholders only to the extent that such distribution would not impair the financial viability of the gaming operation. Factors to be considered by the licensee include, but are not limited to, the following:

•	cash flow, casino cash and working capital requirements;

•	debt service requirements, obligations and covenants associated with financial instruments;

•	requirements for repairs and maintenance and capital improvements;

•	employment or economic development requirements of the Amended Illinois Act; and

•	a licensee’s financial projections.

The Illinois Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry. Also, the Illinois Board may, from time to time, amend or change its rules.

From time to time, various proposals have been introduced in the Illinois legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming. No assurance can be given whether such legislation or similar legislation will be enacted.

Uncertainty exists regarding the Illinois gaming regulatory environment due to limited experience in interpreting the Illinois Act.

NEW JERSEY

On April 27, 1997, Boyd Atlantic City Inc., or BAC, filed an application for a casino license with the New Jersey Casino Control Commission, which we refer to as the NJCCC. We and BAC also sought Statements of Compliance regarding satisfaction of certain criteria in connection with BAC’s application for a casino license.

On July 8, 1998, at a public meeting, the NJCCC confirmed BAC’s status as an applicant for a casino license. The NJCCC also considered the petition for Statements of Compliance and declared that, as of the date of the meeting, both we and BAC possessed:

•	the required financial stability, integrity and responsibility;

•	the required good character, honesty and integrity; and

•	the required business ability and casino experience.

The NJCCC further found that, as of the date thereof, our officers and directors and those of BAC whose qualifications must be established to receive Statements of Compliance met the qualifications established under the New Jersey Casino Control Act, which we refer to as the Casino Control Act.

On August 8, 1998, we notified the NJCCC that our proposed casino project will be that of the Marina District Development Company, LLC, a joint venture between BAC and MAC Corp., a wholly-owned subsidiary of Mirage Resorts, Inc., or MAC. We refer to the Joint Venture between BAC and MAC as the Operating Company. Subsequently, on October 6, 1998, the general counsel’s office of the NJCCC, by letter, confirmed that the staff of the NJCCC is treating the Operating Company as the applicant for the proposed casino hotel project.

While the issuance of Statements of Compliance indicate satisfaction of various criteria as of the date thereof, such issuance is not an assurance of licensure and the NJCCC retains the right to review the Statements of Compliance based on changes of circumstances. Furthermore, the Statements of Compliance do not address many of the items required for casino licensure.

On December 13, 2000, the membership interests of BAC and MAC in the Operating Company were contributed to Marina District Development Holding Co., LLC (the Holding Company), and the Operating Company became a wholly-owned subsidiary of the Holding Company. Both MAC and BAC are members of the Holding Company and have 50% ownership interests therein, and BAC is the Managing Member of the Holding Company. The Holding Company is the sole member of the Operating Company.

We, BAC, the Operating Company and the Holding Company will continue to submit additional license application items to the NJCCC as required.

The ownership and operation of casino gaming facilities in New Jersey are subject to the Casino Control Act. In general, the Casino Control Act and the regulations promulgated thereunder contain detailed provisions concerning, among other things:

•	the granting of casino licenses;

•	the suitability of the approved hotel facility and the amount of authorized casino space and gaming units permitted therein;

•	the qualification of natural persons and entities related to the casino licensee;

•	the licensing and registration of employees and vendors of casino licensees;

•	the rules of the games;

•	the selling and redeeming of gaming chips;

•	the granting and duration of credit and the enforceability of gaming debts;

•	the management control procedures, accountability, and cash control methods and reports to gaming agencies;

•	the security standards;

•	the manufacture and distribution of gaming equipment;

•	the equal opportunity for employees and casino operators, contractors of casino facilities, and others; and

•	the advertising, entertainment, and alcoholic beverages.

The NJCCC is empowered under the Casino Control Act to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies.

No casino hotel facility may operate unless the appropriate license and approvals are obtained from the NJCCC, which has broad discretion with regard to the issuance, renewal, revocation, and suspension of such licenses and approvals, which are nontransferable. The qualification criteria with respect to the holder of a casino license include the following:

•	its financial stability, integrity and responsibility;

•	the integrity and adequacy of its financial resources which bear any relation to the casino project;

•	its good character, honesty, and integrity; and

•	the sufficiency of its business ability and casino experience to establish the likelihood of creation and maintenance of a successful, efficient casino operation.

The NJCCC may reopen licensing hearings at any time and must reopen a licensing hearing at the request of the New Jersey Division of Gaming Enforcement, or the NJDGE.

To be considered financially stable, a licensee must demonstrate the following ability:

•	to pay winning wagers when due;

•	to achieve a gross operating profit;

•	to pay all local, state, and federal taxes when due;

•	to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and

•	to pay, exchange, refinance or extend debts which will mature and become due and payable during the license term.

In the event a licensee fails to demonstrate financial stability, the NJCCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including:

•	issuing conditional license approvals or determinations;

•	establishing an appropriate cure period;

•	imposing reporting requirements;

•	placing restrictions on the transfer of cash or the assumption of liability;

•	requiring reasonable reserves or trust accounts;

•	denying licensure; or

•	appointing a conservator.

Pursuant to the Casino Control Act, NJCCC regulations and precedent, no entity may hold a casino license unless:

•	each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee;

•	each person who in the opinion of the NJCCC has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other loan acquired in the ordinary course of business); and

•	any lender, whom the NJCCC may consider appropriate,

obtains and maintains qualification approval from the NJCCC. Qualification approval means qualification requirements as a casino key employee, as described below.

An entity qualifier or intermediary or holding company is required to register with the NJCCC and meet the same basic standards for approval as a casino licensee; provided, however, that the NJCCC, with the concurrence of the Director of the NJDGE, may waive compliance by a publicly-traded corporate holding company as to any officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities of such company, where the NJCCC and the Director of the NJDGE are satisfied that such persons are not significantly involved in the activities of the corporate licensee, and in the case of security holders, do not have the ability to control the publicly-traded corporation or elect one or more of its directors.

The NJCCC may require all financial backers, investors, mortgagors, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bears any relation to the casino project, publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary, or holding company of a casino licensee (a Regulated Company), to qualify as financial sources.

An Institutional Investor is defined by the Casino Control Act as any:

•	retirement fund administered by a public agency for the exclusive benefit of federal, state, or local public employees;

•	investment company registered under the Investment Company Act of 1940;

•	collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency;

•	closed end investment trust;

•	chartered or licensed life insurance company or property and casualty insurance company;

•	banking and other chartered or licensed lending institution;

•	investment advisor registered under the Investment Advisers Act of 1940; and

•	such other persons as the NJCCC may determine for reasons consistent with the policies of the Casino Control Act.

An Institutional Investor is granted a waiver by the NJCCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the NJDGE that there is any cause to believe that the Institutional Investor may be found unqualified, on the basis of NJCCC findings that:

•	its holdings were purchased for investment purposes only and, upon request by the NJCCC, it files a certified statement to the effect that is has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and

•	if the securities are debt securities of a casino licensee’s holding or intermediary companies or another subsidiary company of the casino licensee’s holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either:

•	20% or less of the total outstanding debt of the company; or

•	50% or less of any issue of outstanding debt of the company;

•	the securities are under 10% of the equity securities of a casino licensee’s holding or intermediary companies; or

•	if the securities so held exceed such percentages, upon a showing of good cause. The NJCCC may grant a waiver of qualification to an Institutional Investor holding a higher percentage of such securities upon a showing of good cause and if the conditions specified above are met.

Generally, the NJCCC requires each institutional holder seeking waiver of qualification to execute a certification to the effect that:

•	the holder has reviewed the definition of Institutional Investor under the Casino Control Act and believes that it meets the definition of Institutional Investor;

•	the securities are those of a publicly-traded corporation;

•	the holder purchased the securities for investment purposes only and holds them in the ordinary course of business;

•	the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of the issuer, the casino licensee, or any affiliate; and

•	if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, will provide not less than 30 days’ prior notice of such intent and will file with the NJCCC an application for qualification before taking any such action.

If an Institutional Investor changes its investment intent, or if the NJCCC finds reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application.

The Casino Control Act imposes certain restrictions upon the issuance, ownership, and transfer of securities of a Regulated Company, and defines the term “security” to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes and warrants.

If the NJCCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the NJCCC has the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder:

•	to exercise, directly or through any trustee or nominee, any right conferred by such securities; or

•	to receive any dividends or interest upon any such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

With respect to non-publicly-traded securities, the Casino Control Act and NJCCC regulations require that the corporate charter or partnership agreement of a Regulated Company establish:

•	a right in the NJCCC of prior approval with regard to transfers of securities, shares and other interests; and

•	an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share, or other interest in the event that the NJCCC disapproves a transfer.

With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified by the NJCCC, such holder shall dispose of such securities.

Whenever any person enters into a contract to transfer any property which relates to an on-going casino operation, including a security of the casino licensee or a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim authorization. Furthermore, the closing or settlement date in the contract may not be earlier than the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the NJCCC. If, after the report of the NJDGE and a hearing by the NJCCC, the NJCCC grants interim authorization, the property will be subject to a trust. If the NJCCC denies interim authorization, the contract may not close or settle until the NJCCC makes a determination on the qualifications of the applicant. If the NJCCC denies qualification, the contract will be terminated for all purposes, and there will be no liability on the part of the transferor.

If, as the result of a transfer of publicly-traded securities of a Regulated Company or a financing entity of a Regulated Company, any person is required to qualify under the Casino Control Act, that person is required to file an application for licensure or qualification within 30 days after the NJCCC determines that qualification is required or declines to waive qualification.

The application must include a fully executed trust agreement in a form approved by the NJCCC, or in the alternative, within 120 days after the NJCCC determines that qualification is required, the person whose qualification is required must divest such securities as the NJCCC may require in order to remove the need to qualify.

The NJCCC may grant interim casino authorization where it finds by clear and convincing evidence that:

•	statements of compliance have been issued pursuant to the Casino Control Act;

•	the casino hotel is an approved hotel in accordance with the Casino Control Act;

•	the trustee satisfies qualification criteria applicable to casino key employees, except for residency; and

•	interim operation will best serve the interests of the public.

When the NJCCC finds the applicant qualified, the trust will terminate. If the NJCCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey, or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the NJCCC thereafter orders that the trust become operative:

•	during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings; and

•	after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

The NJCCC may permit a licensee to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion of thereof that the NJCCC determines should be closed.

The NJCCC is authorized to establish annual fees for the renewal of casino licenses. The renewal fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and may not be less than $100,000 for a one-year casino license nor less than $200,000 for a four-year casino license. Additionally, casino licenses are subject to potential assessments to fund any annual operating deficits incurred by the NJCCC or the NJDGE. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino. Additionally, each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues.

Each party to an agreement for the management of a casino is required to hold a casino license, and the party who is to manage the casino must own at least 10% of all the outstanding equity securities of the casino licensee. Such an agreement shall provide for:

•	the complete management of the casino;

•	the sole and unrestricted power to direct the casino operations; and

•	a term long enough to ensure the reasonable continuity, stability, independence and management of the casino.

An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 30 years. This investment alternative tax may be offset by investment tax credits equal to 1.25% of gross gaming revenue, which are obtained by purchasing bonds issued by, or investing in housing or other development projects approved by, the Casino Reinvestment Development Authority.

If, at any time, it is determined that a Regulated Company has violated the Casino Control Act, or that any such entity cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a Regulated Company’s license is suspended for a period in excess of 120 days or revoked, or upon the failure or refusal to renew a casino license, the NJCCC could appoint a conservator to operate or dispose of such entity’s casino hotel facilities. The conservator would be required to act under the direct supervision of the NJCCC and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of such casino hotel. During the period of true conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The NJCCC may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to effect an orderly transfer of the property of a former or suspended casino licensee.

Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to financial stability, responsibility, good character, honesty, integrity and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

Casinos must follow certain procedures which are outlined in the Casino Control Act when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey.

LOUISIANA

The operation and management of riverboat casinos, slot machine operations at certain racetracks and live racing facilities in Louisiana are subject to extensive state regulation. The Louisiana Riverboat Economic Development and Gaming Control Act, or the Riverboat Act, became effective on July 19, 1991. The Louisiana Pari-Mutuel Live Racing Facility Economic Redevelopment and Gaming Control Act, or the Slots Act, became effective on July 9, 1997. The statutory scheme regulating live and off-track betting, or the Horse Racing Act, has been in existence for decades.

The Riverboat Act states, among other things, that certain of the policies of the State of Louisiana are:

•	to develop a historic riverboat industry that will assist in the growth of the tourism market;

•	to license and supervise the riverboat industry from the period of construction through actual operation;

•	to regulate the operators, manufacturers, suppliers and distributors of gaming devices; and

•	to license all entities involved in the riverboat gaming industry.

The Slots Act states, among other things, that certain policies of the State of Louisiana are:

•	to revitalize and rehabilitate pari-mutuel racing facilities through the allowance of slot machine operations at certain racetracks; and

•	to regulate and license owners of such facilities.

The Horse Racing Act states, among other things, that certain policies of the State of Louisiana are:

•	to encourage the development of horse racing with pari-mutuel wagering on a high plane;

•	to encourage the development and ownership of race horses;

•	to regulate the business of racing horses and to provide the orderly conduct of racing;

•	to provide financial assistance to encourage the business of racing horses; and

•	to provide a program for the regulation, ownership, possession, licensing, keeping, breeding and inoculation of horses.

Both the Riverboat Act and the Slots Act make it clear, however, that no holder of a license or permit possesses any vested interest in such license or permit and that the license or permit may be revoked at any time.

In a special session held in April 1996, the Louisiana legislature passed the Louisiana Gaming Control Act, or the Gaming Control Act, which created the Louisiana Gaming Control Board, or the Gaming Control Board. Pursuant to the Gaming Control Act, all of the regulatory authority, control and jurisdiction of licensing for both riverboats and slot facilities was transferred to the Gaming Control Board. The Gaming Control Board came into existence on May 1, 1996 and is made up of nine members and two ex-officio members (the Secretary of Revenue and Taxation and the superintendent of Louisiana State Police). It is domiciled in Baton Rouge and regulates riverboat gaming, the land-based casino in New Orleans, racetrack slot facilities and video poker. The Attorney General acts as legal counsel to the Gaming Control Board. Any material alteration in the method whereby riverboat gaming or slot facilities is regulated in the State of Louisiana could have an adverse effect on the operations of the Treasure Chest and at Delta Downs.

Riverboats

The Louisiana legislature also passed legislation requiring each parish (county) where riverboat gaming is currently authorized to hold an election in order for the voters to decide whether riverboat gaming will remain legal in that parish. Treasure Chest is located in Jefferson Parish, Louisiana. Jefferson Parish approved riverboat gaming at the special election held on November 6, 1996.

The Riverboat Act approved the conducting of gaming activities on a riverboat, in accordance with the Riverboat Act, on twelve separate waterways in Louisiana. The Riverboat Act allows the Gaming Control Board to issue up to fifteen licenses to operate riverboat gaming projects within the state, with no more than six in any one parish. There are presently fifteen licenses issued and fourteen riverboats operating. Pursuant to the Riverboat Act and the regulations promulgated thereunder, each applicant which desired to operate a riverboat casino in Louisiana was required to file a number of separate applications for a Certificate of Preliminary Approval, all necessary gaming licenses and a Certificate of Final Approval. No final Certificate was issued without all necessary and proper certificates from all regulatory agencies, including the U.S. Coast Guard, the U.S. Army Corps of Engineers, local port authorities and local levee authorities.

The Treasure Chest project application for a Certificate of Preliminary Approval was filed by Treasure Chest Casino, L.L.C., the owner of Treasure Chest. Treasure Chest received its Preliminary Certificate in August 1993 and received its license on May 18, 1994. The license is subject to certain general operational conditions and is subject to revocation pursuant to applicable laws and regulations.

We and certain of our directors and officers and certain of our key personnel were found suitable to operate riverboat gaming in the State of Louisiana. New directors, officers and certain key employees associated with gaming must also be found suitable by the Gaming Control Board prior to working in gaming-related areas. These approvals may be immediately revoked for a number of causes as determined by the Gaming Control Board. The Gaming Control Board may deny any application for a certificate, permit or license for any cause found to be reasonable by the Gaming Control Board. The Gaming Control Board has the authority to require us to sever our relationships with any persons for any cause deemed reasonable by the Gaming Control Board or for the failure of that person to file necessary applications with the Gaming Control Board.

The original Louisiana riverboat gaming license of Treasure Chest was valid for five years and was to expire on May 18, 1999. An application for renewal was filed and, in August 2000, the renewal was approved by the Gaming Control Board for an additional five-year period.

In October 1998, a former majority member of the entity that previously owned an 85% interest in Treasure Chest pleaded guilty to conspiracy to commit extortion under the Hobbs Act, 18 U.S.C. 371, in connection with the granting of the original Louisiana gaming license of Treasure Chest. Although neither Treasure Chest nor Boyd Gaming or any of its affiliates or employees has been implicated in any manner in this investigation or prosecution, the Gaming Control Board has undertaken a full and complete investigation into the matter.

Additionally, we are involved in legal proceedings with two unsuccessful applicants for riverboat licenses in Louisiana.

In November 1998, Astoria Entertainment, Inc., an unsuccessful applicant for a riverboat gaming license in Jefferson Parish, Louisiana, filed two separate lawsuits (one in state court, one in federal court) which named the Treasure Chest Casino and Boyd Gaming as defendants. After we filed a motion to dismiss the federal claim, Astoria voluntarily dismissed all claims against us and Treasure Chest in the federal actions without prejudice to its right to refile the claims at a later date. Astoria refiled similar claims in early 2001. All federal claims against the Company were dismissed with prejudice by the federal court on August 22, 2001. The state law claims brought in the federal lawsuit were dismissed without prejudice, allowing Astoria to assert these claims in the state court action. On October 4, 2001, we appealed to the Fifth Circuit Court of Appeals seeking dismissal of the state law claims with prejudice. On January 7, 2003, the Fifth Circuit ruled that the state law claims could proceed in state court. We have filed a motion to dismiss the state court claims and intend to vigorously defend the lawsuit.

Alvin C. Copeland, the sole shareholder of an unsuccessful applicant for a riverboat license at the location of our Treasure Chest Casino, has made several attempts to have the Treasure Chest license revoked and awarded to his company. In 1999 and 2000, Copeland unsuccessfully opposed the renewal of the Treasure Chest license and has brought two separate legal actions against us. In November 1993, Copeland objected to the relocation of Treasure Chest Casino from the Mississippi River to its current site on Lake Pontchartrain. The predecessor to the Louisiana Gaming Control Board allowed the relocation over Copeland’s objection. Copeland then filed an appeal of the agency’s decision with the Nineteenth Judicial District Court. Through a number of amendments to the appeal, Copeland improperly attempted to transform the appeal into a direct action suit and sought the revocation of the Treasure Chest license. Treasure Chest intervened in the matter in order to protect its interests. The appeal/suit, as it related to Treasure Chest Casino, was dismissed by the District Court and that dismissal was upheld on appeal by the First Circuit Court of Appeal.

Additionally, in 1999, Copeland filed a direct action against Treasure Chest and certain other parties seeking the revocation of Treasure Chest’s license, an award of the license to him and monetary damages. This suit was dismissed by the trial court citing that Copeland failed to state a claim on which relief could be granted. The dismissal was appealed by Copeland to the First Circuit Court of Appeal. On June 21, 2002, the First Circuit Court of Appeal reversed the trial court’s decision and remanded the matter to the trial court. On January 14, 2003, we filed a motion to dismiss the matter and that motion is currently pending. We intend to vigorously defend the lawsuit.

If any of these matters ultimately result in the Treasure Chest license being revoked, it would have a significant adverse effect on our business, financial condition and results of operations.

In a special session held in March 2001, the Louisiana legislature passed legislation which prohibits riverboats from cruising. This act essentially authorized land-based or dockside gaming on each of the licensed riverboats including Treasure Chest. The legislation also increased the amount of taxes paid by each riverboat.

Annual fees are currently charged to each riverboat project as follows:

•	$50,000 per year for the first year and $100,000 for each year thereafter; and

•	21.5% of net gaming proceeds.

Additionally, each local government may charge a boarding fee of $2.50 per passenger boarding the vessel. Any increase in these fees or taxes could have a material and detrimental effect on the operations of Treasure Chest.

Slot Facilities

The Slots Act allows for three separate “eligible facilities” to operate slot machines at live horse racing pari-mutuel facilities (one each in Calcasieu Parish, St. Landry Parish and Bossier Parish). Each facility may, upon proper licensure, operate slot machines in up to 15,000 square feet of gaming space.

On October 30, 2001, the Louisiana Gaming Control Board granted us a gaming license to operate slot machines at Delta Downs. However, on November 2, 2001, Isle of Capri Casinos, Inc. and certain of its subsidiaries filed an action in state district court in Louisiana against the Louisiana Gaming Control Board, and later named Delta Downs to the action, seeking to enjoin the legal effect of our gaming license to operate slot machines at Delta Downs. In October 2002, the district court dismissed the Isle of Capri’s claims to permanently enjoin the legal effect of our license to operate slot machines at our Delta Downs property, as well as all other outstanding claims, with prejudice.

On October 29, 2001, Harrah’s of Lake Charles, LLC (formerly the Players Lake Charles, LLC), Harrah’s Star Partnership (formerly the Showboat Star Partnership) and several individuals, collectively, the plaintiffs, filed suit in state district court in Calcasieu Parish, Louisiana, against DDRA Capital, Inc. (the former owner of Delta Downs), the Calcasieu Parish Police Jury and Boyd Racing, L.L.C., the entity that owns and operates Delta Downs, seeking to revoke the building permit that the Calcasieu Parish Police Jury granted to us for our construction and renovation at Delta Downs. Specifically, the plaintiffs claim that our construction and renovation at Delta Downs exceeds the square foot specifications that were approved by the Calcasieu Parish Police Jury, and that the number of slot machines that we were approved to operate at Delta Downs exceeds the number which the former owner previously represented, in connection with the Calcasieu Parish Slot Machine Gaming Referendum, would be operated at the facility. On December 7, 2001, we responded to the plaintiffs’ complaint claiming, among other things, that their complaint failed to state a cause of action for which relief could be sought and that the statute of limitations on their action had lapsed. On February 11, 2002, the plaintiffs amended their complaint to eliminate certain defendants from the action. On March 1, 2002, the state district court approved Harrah’s motion to voluntarily dismiss the Calcasieu Parish Police Jury from the action, leaving DDRA and Boyd Racing as the defendants. On March 26, 2002, we filed a response to plaintiffs’ amended complaint. To date, no trial date has been set on this action. We believe this lawsuit is without merit and we intend to defend the suit vigorously.

We can provide no assurances that, if such action proceeds to trial, we will ultimately be successful in defending against the action at trial. In the event the claim seeking to revoke our building permit at Delta Downs is ultimately successful, we would have to reduce both the number of slot machines we operate and the size of the casino at Delta Downs. In addition, if the action is ultimately successful at trial, it would materially affect our cash flow from Delta Downs, would reduce the value of the Delta Downs acquisition and could have a material adverse effect on our business, financial condition and results of operations.

Gaming licenses and approvals are issued by the Gaming Control Board, and are subject to revocation for any cause deemed reasonable by the Gaming Control Board. Our operation of slot machines at Delta Downs is subject to strict regulation by the Gaming Control Board and the Louisiana State Police. Extensive regulations concerning accounting, internal controls, underage patrons and other aspects of slot machine operations have been promulgated by the Gaming Control Board. Failure to adhere to these rules and regulations can result in substantial fines and the suspension or revocation of the license to conduct slot machine operations. For example, on February 22, 2002, our license to operate slot machines at Delta Downs was temporarily suspended for failing to comply with the Louisiana Gaming Control Board’s regulations regarding certain internal controls. As such, Delta Downs was temporarily closed for a period of 18 hours before we were allowed to reopen. In addition, on February 27, 2002, we temporarily closed Delta Downs on a voluntary basis for a six hour period to demonstrate to the Louisiana State Police our ability to remain in compliance with the Louisiana Gaming Control Board’s regulations. Any failure to comply with the Louisiana Gaming Control Board’s rules or regulations in the future could ultimately result in the revocation of our license to operate slot machines at Delta Downs.

Under the Slots Acts, Delta Downs is currently charged Annual Fees and taxes as follows:

•	15% of the annual net slot machine proceeds are dedicated to supplement purses of the live horse race meets held at the facility;

•	3% of the annual net slot machine proceeds dedicated to horse breeders associations;

•	18.5% of the remaining net slot machine proceeds (after applying the 15% and 3% taxes set forth above) are paid to the State;

•	the parish in which Delta Downs operates is allowed to levy a tax not to exceed 4% of taxable net slot machine proceeds; and

•	$0.25 per person attending live racing and off-track betting facilities, including the casino, during those periods when it is conducting race meetings, only on those days when there are scheduled live races at its racetrack (currently Thursdays through Sundays) from the hours of 6:00 p.m. until 12:00 a.m. and during those periods when it is not conducting live racing (i.e., between race meetings) only on Thursdays through Mondays from the hours of 12:00 p.m. until 12:00 a.m.

Gaming Control Board

At any time, the Gaming Control Board may investigate and require the finding of suitability of any stockholder, beneficial stockholder, officer or director of Boyd Gaming or of any of its subsidiaries. The Gaming Control Board requires all holders of more than a 5% interest in the license holder to submit to suitability requirements. Additionally, if a shareholder who must be found suitable is a corporate or partnership entity, then the shareholders or partners of the entity must also submit to investigation. The sale or transfer of more than a 5% interest in any riverboat or slot project is subject to Gaming Control Board approval.

Pursuant to the regulations promulgated by the Gaming Control Board, all licensees are required to inform the Gaming Control Board of all debt, credit, financing and loan transactions, including the identity of debt holders. Our subsidiaries, Treasure Chest Casino, L.L.C. and Boyd Racing, L.L.C., are licensees and are subject to these regulations. In addition, the Gaming Control Board, in its sole discretion, may require the holders of such debt securities to file applications and obtain suitability certificates from the Gaming Control Board. Although the Riverboat Act and the Slots Act do not specifically require debt holders to be licensed or to be found suitable, the Gaming Control Board retains the discretion to investigate and require that any holders of debt securities be found suitable under the Riverboat Act or the Slots Act. Additionally, if the Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a suitability certificate will be required. If the Gaming Control Board determines that a person is unsuitable to own such a security or to hold such an indebtedness, the Gaming Control Board may propose any action which it determines proper and necessary to protect the public interest, including the suspension or revocation of the license. The Gaming Control Board may also, under the penalty of revocation of license, issue a condition of disqualification naming the person(s) and declaring that such person(s) may not:

•	receive dividends or interest in debt or securities;

•	exercise directly or through a nominee a right conferred by the securities or indebtedness;

•	receive any remuneration from the licensee;

•	receive any economic benefit from the licensee; or

•	continue in an ownership or economic interest in a licensee or remain as a manager, director or partner of a licensee.

Any violation of the Riverboat Act, the Slots Act or the rules promulgated by the Gaming Control Board could result in substantial fines, penalties (including a revocation of the license) and criminal actions. Additionally, all licenses and permits issued by the Gaming Control Board are revocable privileges and may be revoked at any time by the Gaming Control Board.

Live Horse Racing

Pari-mutuel betting and the conducting of live horse race meets in Louisiana are strictly regulated by the Louisiana State Racing Commission, which we refer to as the Racing Commission. The Racing Commission is comprised of ten members and is domiciled in New Orleans, Louisiana. In order to be approved to conduct a live race meet and to operate pari-mutuel wagering (including off-track betting), an applicant must show, among other things:

•	racing experience;

•	financial qualifications;

•	moral and financial qualifications of applicant and applicant’s partners, officers and officials;

•	the expected effect on the breeding and horse industry;

•	the expected effect on the State’s economy; and

•	the hope of financial success.

In May 2001, a subsidiary of Boyd Gaming applied for and received approval from the Racing Commission to buy Delta Downs. Approval was also granted to conduct live race meets and to operate pari-mutuel wagering at the Delta Downs facility and to conduct off-track wagering both at Delta Downs and at a facility located at Mound, Louisiana (across the Mississippi River from Vicksburg, Mississippi). The term of these licenses is ten years.

Any alteration in the regulation of riverboat casinos, slot machine operations at certain racetracks, or live racing facilities could have a material adverse effect on the operations of Treasure Chest Casino, L.L.C. or of Delta Downs.

MISSISSIPPI

The ownership and operation of casino gaming facilities in the State of Mississippi, such as those at Sam’s Town Tunica, are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission, or the Mississippi Commission.

The Mississippi Gaming Control Act, or the Mississippi Act, is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations which are also similar in many respects to the Nevada gaming regulations.

The laws, regulations and supervisory procedures of the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•	the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing for reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission;

•	the prevention of cheating and fraudulent practices;

•	providing a source of state and local revenues through taxation and licensing fees; and

•	ensuring that gaming licensees, to the extent practicable, employ Mississippi residents.

The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our business, financial condition and results of operations.

The Mississippi Act provides for legalized dockside gaming in each of the fourteen counties that border the Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county. In recent years, certain anti-gaming groups proposed for adoption through the initiative and referendum process certain amendments to the Mississippi Constitution which would prohibit gaming in the state. The proposals were declared illegal by Mississippi courts on constitutional and procedural grounds. The latest ruling was appealed to the Mississippi Supreme Court, which affirmed the decision of the lower court. If another such proposal were to be offered and if a sufficient number of signatures were to be gathered to place a legal initiative on the ballot, it is possible for the voters of Mississippi to consider such a proposal in November of 2004. While we are unable to predict whether such an initiative will appear on a ballot or the likelihood of such an initiative being approved by the voters, if such an initiative were passed and gaming were prohibited in Mississippi, it would have a significant adverse impact on us and our business, financial condition, and results of operations.

Currently, dockside gaming was permissible in nine of the fourteen eligible counties in the state and gaming operations had commenced in seven counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters lying south of the counties along the Mississippi Gulf Coast.

Our Sam’s Town Tunica casino is located on barges situated in a specially constructed basin several hundred feet inland from the Mississippi River. In the past, whether basins such as the one in which our casino barges are located constituted “navigable waters” suitable for gaming under Mississippi law was a controversial issue. The Mississippi Attorney General issued an opinion in July 1993 addressing legal locations for gaming vessels under the Mississippi Act and the Mississippi Commission later approved the location of the casino barges on the Sam’s Town Tunica site as legal under the opinion of the Mississippi Attorney General. Although a competitor requested the Mississippi Commission to review and reconsider its decision, the Mississippi Commission declined to do so and since that date has issued or renewed licenses to Sam’s Town Tunica on several separate occasions. Sam’s Town Tunica’s license requires demonstration of compliance with the Mississippi Attorney General’s “navigable waters” opinion, a requirement which has been imposed on many Tunica County licensees. We believe that Sam’s Town Tunica is in compliance with the Mississippi Act and the Mississippi Attorney General’s “navigable waters” opinion. However, no assurance can be given that a court would ultimately conclude that our casino barges at Sam’s Town Tunica are located on navigable waters within the meaning of Mississippi law. If the basin in which our Sam’s Town Tunica casino barges are presently located were not deemed navigable waters within the meaning of Mississippi law, such a decision would have a significant adverse effect on us and our business, financial condition and results of operations.

The Mississippi Act permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices.

We and any subsidiary of ours that operates a casino in Mississippi, which we refer to as a Gaming Subsidiary, are subject to the licensing and regulatory control of the Mississippi Commission. We are registered under the Mississippi Act as a publicly traded corporation, or a Registered Corporation, of Boyd Tunica, Inc., the owner and operator of Sam’s Town Tunica, a licensee of the Mississippi Commission. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and any Gaming Subsidiary cannot own or operate gaming facilities in Mississippi. No person may become a stockholder of or receive any percentage of profits from a licensed subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals in connection with the licensing of Sam’s Town Tunica.

A Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses that may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period (and may be continued for two additional three-year periods) and must be renewed periodically thereafter. Sam’s Town Tunica’s current gaming license expires in December of 2004.

Certain of our officers and employees and the officers, directors and certain key employees of Sam’s Town Tunica must be found suitable or approved by the Mississippi Commission. We believe that we have obtained, applied for or are in the process of applying for all necessary findings of suitability with respect to Boyd Gaming or Sam’s Town Tunica, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in any person’s corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require us and our Mississippi Gaming Subsidiary to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. Determination of suitability or questions pertaining to licensing are not subject to judicial review in Mississippi.

At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of Boyd Gaming. The Mississippi Act requires any person who acquires more than five percent of any class of voting securities of a Registered Corporation, as reported to the Securities and Exchange Commission, or SEC, to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent of any class of voting securities of a Registered Corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of more than five percent of any class of voting securities of a Registered Corporation. However, under certain circumstances, an “institutional investor,” as defined in the Mississippi Commission’s regulations, which acquires more than ten percent, but not more than fifteen percent, of the voting securities of a Registered Corporation may apply to the Mississippi Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Mississippi Commission finds to be inconsistent with holding the voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

•	such other activities as the Mississippi Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner, if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any Gaming Subsidiary owned by us, the company involved:

•	pays the unsuitable person any dividend or other distribution upon such person’s voting securities;

•	recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;

•	pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or

•	fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of our debt or other securities. In addition, under the Mississippi Act the Mississippi Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security if the Mississippi Commission has reason to believe that the ownership would be inconsistent with the declared policies of the State.

Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in its question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation may be sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by the unsuitable person in connection with those securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Each Mississippi Gaming Subsidiary must maintain in Mississippi a current ledger with respect to the ownership of its equity securities and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any class of our equity securities. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identify of the beneficial owner.

The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. We have received from the Mississippi Commission a waiver from this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of our securities at any time.

Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation or a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Mississippi Gaming Subsidiary may not make a public offering of its securities, but may pledge or mortgage casino facilities. A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. We have received a waiver of the prior approval requirement with respect to public offerings and private placements of securities, subject to certain conditions, including the ability of the Mississippi Commission to issue a stop order with respect to any such offering if the staff determines it would be necessary to do so.

Under the regulations of the Mississippi Commission, a Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. A pledge of the stock of a Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Gaming Subsidiary or its holding companies and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have obtained approvals from the Mississippi Gaming Commission for such guarantees, pledges and restrictions in connection with offerings of securities, subject to certain restrictions.

Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any act or conduct by a person by which he or she obtains control, may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations, may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi’s gaming industry and to further Mississippi’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi’s gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the Registered Corporation’s board of directors in response to a tender offer made directly to the Registered Corporation’s shareholders for the purpose of acquiring control of the Registered Corporation.

Neither we nor any Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We have previously obtained a waiver of foreign gaming approval from the Mississippi Commission for operations in other states in which we conduct gaming operations and will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

If the Mississippi Commission determined that we or Sam’s Town Tunica violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals and the license of Sam’s Town Tunica, subject to compliance with certain statutory and regulatory procedures. In addition, we, Sam’s Town Tunica and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would), materially adversely affect us and our business, financial condition and results of operations.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi and to the counties and cities in which a Gaming Subsidiary’s operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually. Gaming taxes are based upon the following:

•	a percentage of the gross gaming revenues received by the casino operation;

•	the number of gaming devices operated by the casino; or

•	the number of table games operated by the casino.

The license fee payable to the State of Mississippi is based upon “gaming receipts” (generally defined as gross receipts less payouts to customers as winnings) and the current maximum tax rate imposed is eight percent of all gaming receipts in excess of $134,000 per month. The foregoing license fees we pay are allowed as a credit against our Mississippi income tax liability for the year paid. The gross revenues fee imposed by Tunica County in which Sam’s Town Tunica is located equals approximately four percent of the gaming receipts.

The Mississippi Commission’s regulations require as a condition of licensure or license renewal that an existing licensed gaming establishment’s plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which amount to at least 25% of the casino cost. The Mississippi Commission later adopted amendments to the regulation that increase the infrastructure development requirement from 25% to 100% for new casinos (or upon the acquisition of a closed casino), but grandfathers existing licensees. We believe that Sam’s Town Tunica is in compliance with the previously existing infrastructure requirement and is not subject to the increased infrastructure requirement.

The sale of alcoholic beverages by Sam’s Town Tunica is subject to licensing, control and regulation by both the local jurisdiction and the Alcoholic Beverage Control Division, or ABC, of the Mississippi State Tax Commission. Sam’s Town Tunica is in an area designated as special resort area, which allows Sam’s Town Tunica to serve alcoholic beverages on a 24-hour basis. If the ABC laws are violated, the ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such a licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a significant adverse effect upon us and our business, financial condition and results of operations. Certain of our officers and managers at Sam’s Town Tunica must be investigated by the ABC in connection with our liquor permits and changes in certain key positions must be approved by the ABC.

INDIANA

The Indiana Riverboat Gaming Act, or the Indiana Act, was passed in 1993 and authorized the issuance of up to eleven Riverboat Owner’s Licenses to be operated from counties that are contiguous to the Ohio River, Lake Michigan and Patoka Lake. In October 2000, the tenth riverboat commenced operations in Indiana. Five of the riverboats are located in counties contiguous to the Ohio River and five are in counties contiguous to Lake Michigan. Previously, the Indiana Gaming Commission, the regulatory body with jurisdiction over Indiana riverboats, had not considered applications for a Riverboat Owner’s License to be sited in a county on Patoka Lake since Patoka Lake is a project of the U.S. Army Corps of Engineers (Corps) and the Corps had determined Patoka Lake was unsuitable for a riverboat project. Pursuant to legislation adopted in May 2003, the Indiana General Assembly eliminated the Riverboat Owner’s License for a riverboat to be docked in a county contiguous to Patoka Lake. However, the General Assembly authorized the Indiana Gaming Commission to enter into a contract pursuant to which an Operating Agent can operate a riverboat in Orange County on behalf of the Indiana Gaming Commission. Orange County, which is contiguous to Patoka Lake, must first pass a referendum approving gambling in that county. In addition, the Operating Agent must pay a non-refundable initial fee of one million dollars to the Indiana Gaming Commission.

The Indiana Act and rules promulgated thereunder provide for the strict regulation of the facilities, persons, associations and practices related to gaming operations. The Indiana Act vests the seven member Indiana Gaming Commission with the power and duties of administering, regulating and enforcing riverboat gaming in Indiana. The Indiana Gaming Commission’s jurisdiction extends to every person, association, corporation, partnership and trust involved in any riverboat gaming operation located in the State of Indiana.

The Indiana Act requires that the owner of a riverboat gambling operation hold a Riverboat Owner’s License issued by the Indiana Gaming Commission. The applicants for a Riverboat Owner’s License must submit a comprehensive application and the substantial owners and key persons must submit personal disclosure forms. The company, substantial owners and key persons must undergo an exhaustive background investigation prior to the issuance of a Riverboat Owner’s License. A person who owns or will own five percent of a Riverboat Owner’s License must automatically undergo the background investigation. The Indiana Gaming Commission may investigate any person with any level of ownership interest. In addition, the Operating Agent of an Orange County riverboat will undergo the same background investigation as a Riverboat Licensee. If the holder of a Riverboat license, the Riverboat Licensee or the Operating Agent is a publicly-traded corporation, its Articles of Incorporation must contain language concerning transfer of ownership, suitability determinations and possible divestiture of ownership.

A Riverboat Owner’s License and Operating Contract entitle the licensee or the Operating Agent to operate one riverboat. The Indiana Act was amended in May 2003 to allow a person to hold up to one hundred percent of two individual Riverboat Owner’s Licenses. In addition, a transfer fee of two million dollars will be imposed on a Riverboat Licensee who purchases or otherwise acquires a controlling interest in a second Indiana Riverboat Owner’s License.

All riverboats must comply with applicable federal and state laws including, but not limited to, U.S. Coast Guard regulations. Each riverboat must be certified to carry at least five hundred passengers and be at least one hundred fifty feet in length. Those riverboats located in counties contiguous to the Ohio River must replicate historic Indiana steamboat passenger vessels of the nineteenth century. The Indiana Act does not limit the number of gaming positions allowed on each riverboat. The only limitation on the number of permissible patrons allowed is established by the U.S. Coast Guard Certificate of Inspection in the specification of the riverboat’s capacity.

The Indiana Gaming Commission, after consultation with the Corps, may determine those navigable waterways located in counties contiguous to Lake Michigan or the Ohio River that are suitable for riverboats. If the Corps rescinds approval for the operation of a riverboat gambling facility, the Riverboat Owner’s License issued by the Indiana Gaming Commission is void and the Riverboat Licensee may not commence or must cease conducting gambling operations. Employees whose duties consist of operating or navigating the riverboat must hold the appropriate licenses and a merchant marine document from the U.S. Coast Guard.

The initial Riverboat Owner’s License runs for a period of five years. Thereafter, the license is subject to renewal on an annual basis upon a determination by the Indiana Gaming Commission that it continues to be eligible to hold a Riverboat Owner’s License pursuant to the Indiana Act and rules promulgated thereunder. After the expiration of the initial license, each Riverboat Licensee undergoes a complete reinvestigation every three years, but the Indiana Gaming Commission reserves the right to investigate Riverboat Licensees at any time it deems necessary. The initial license was issued to Blue Chip Casino, Inc., the predecessor to Blue Chip Casino, LLC, in August of 1997. Blue Chip underwent a re-investigation in 2002 and its license was renewed and will remain valid until August 2003. Blue Chip must renew its license annually and will undergo another reinvestigation in August 2005 and every three years thereafter. The Operating Contract for an Orange County riverboat is to be valid for a period of twenty years. However, the Operating Agent is to be reinvestigated every three years to determine continued suitability. In addition, the Indiana Gaming Commission has the right to reinvestigate the Operating Agent at any time it deems necessary. Riverboat licensees must apply for and hold all other licenses necessary for the operation of a riverboat gambling operation, including, but not limited to, alcoholic beverage licenses and food preparation licenses.

Neither the Riverboat Owner’s License nor the Operating Contract may be leased, hypothecated or have money borrowed or loaned against it. An ownership interest in a Riverboat Owner’s License or an Operating Contract may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.

The Indiana Act does not limit the amount a patron may bet or lose. Minimum and maximum wagers for each game are set by the Riverboat Licensee or an Operating Agent. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager on or be present on a riverboat. Wagers may only be taken from a person present on the riverboat. All electronic gaming devices must pay out between eighty and one hundred percent of the amount wagered. In addition, in May 2003, the Indiana General Assembly adopted legislation authorizing twenty-four hour operation for all Indiana riverboats upon application to, and approval by, the Indiana Gaming Commission. The Indiana Gaming Commission had previously allowed only twenty-one hour gaming.

Pursuant to legislation adopted in May 2003, the Indiana Gaming Commission is required to adopt rules to establish and implement a voluntary exclusion program that requires, among other things, (1) that persons who participate in the voluntary exclusion program be included on a list of persons excluded from all Indiana riverboats, (2) that persons who participate in the voluntary exclusion program may not seek readmittance to Indiana riverboats, (3) Riverboat Licensees and Operating Agents must make reasonable efforts, as determined by the Indiana Gaming Commission, to cease all direct marketing efforts to a person participating in the voluntary exclusion program, and (4) a Riverboat Licensee or Operating Agent may not cash a check of, or extend credit to, a person participating in the voluntary exclusion program. The voluntary exclusion program does not preclude a Riverboat Licensee or Operating Agent from seeking payment of a debt accrued by a person before entry into the voluntary exclusion program.

The Indiana General Assembly amended the Indiana Act in 2002 to allow riverboats to choose between continuing to conduct excursions or operate dockside. The Indiana Gaming Commission authorized riverboats to commence dockside operations on August 1, 2002. Blue Chip opted to operate dockside and commenced dockside operations on August 1, 2002. Pursuant to the legislation, the tax rate was increased from 20% to 22.5% during any time an Indiana riverboat does not operate dockside. For those riverboats that operate dockside, the following graduated tax rate is applicable: (i) 15% of the first $25 million of adjusted gross receipts (“AGR”); (ii) 20% of AGR in excess of $25 million, but not exceeding $50 million; (iii) 25% of AGR in excess of $50 million, but not exceeding $75 million; (iv) 30% of AGR in excess of $75 million, but not exceeding $150 million; and (v) 35% of AGR in excess of $150 million. AGR is based on Indiana’s fiscal year (July 1 of one year through June 30 of the following year). Pursuant to legislation adopted in May 2003, the graduated tax rate will be retroactively applied to each riverboat’s July 2002 AGR even though dockside operations did not commence until August 1, 2002. The Operating Agent in Orange County will pay the wagering tax on the same basis as the other ten Indiana riverboats. The Indiana Act requires that Riverboat Licensees pay a $3.00 admission tax for each person. A riverboat that opts to continue excursions pays the admission tax on a per excursion basis while a riverboat that operates dockside pays the admission tax on a per entry basis. In addition, the Orange County Operating Agent must pay a $4.00 admission tax for each person that enters the riverboat. The Indiana Act provides for the suspension or revocation of a license whose owner does not timely submit the wagering or admission tax.

In May 2003, the Indiana General Assembly adopted legislation which makes the act of providing a complimentary hotel room a retail transaction subject to a gross retail tax of six percent. As a result, since the issuance of a complimentary room is a taxable event, riverboats may also be subject to a six percent Innkeeper’s Tax on the retail income attributed to the complimentary room.

Riverboats licensed by the Indiana Gaming Commission are assessed as real property for property tax purposes and, thus, are taxed at rates determined by local taxing authorities. All Indiana state excise taxes, use taxes and gross retail taxes apply to sales made on a riverboat.

The Indiana Gaming Commission is authorized to conduct investigations into gambling games, the maintenance of equipment, and violations of the Indiana Act as it deems necessary. The Indiana Gaming Commission may subject a Riverboat Licensee and an Operating Agent to fines, suspension or revocation of its license or Operating Contract for any conduct that violates the Indiana Act, rules promulgated thereunder or that constitutes a fraudulent act.

A Riverboat Licensee and Operating Agent must post a bond during the period of the initial five-year license in an amount the Indiana Gaming Commission deems will secure the obligations of a Riverboat Licensee for infrastructure and other facilities associated with the riverboat gambling operation and that may be used as payment to the local community, the state and other aggrieved parties. The bond must be payable to the Indiana Gaming Commission as obligee. The initial bond posted by Blue Chip has been reduced as Blue Chip met its obligations to the local community and the State. As a condition of relicensure, Blue Chip must maintain a bond in the amount of $1 million to meet general legal and financial obligations to the local community and the State. The Riverboat Licensee and the Operating Agent must carry insurance in types and amounts as required by the Indiana Gaming Commission.

By rule promulgated by the Indiana Gaming Commission, a Riverboat Licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration that is not commercially reasonable or that does not reflect the fair market value of goods and services rendered or received. All contracts are subject to disapproval by the Indiana Gaming Commission and contracts should reflect the potential for disapproval.

The Indiana Act places special emphasis on minority and women business enterprise participation in the riverboat industry. Riverboat Licensees and Operating Agents must establish goals of expending ten percent of the total dollars spent on the majority of goods and services with minority business enterprises and five percent with women business enterprises. Riverboat Licensees and Operating Agents may be subject to a disciplinary action for failure to meet the minority and women business enterprise expenditure goals.

By rule promulgated by the Indiana Gaming Commission, a Riverboat Licensee or affiliate may not enter into a debt transaction in excess of $1 million without the prior approval of the Indiana Gaming Commission. A debt transaction is any transaction that will result in the encumbrance of assets. Unless waived, approval of debt transactions requires consideration by the Indiana Gaming Commission at two business meetings. The Indiana Gaming Commission, by resolution, has authorized the Executive Director, subject to subsequent approval by the Indiana Gaming Commission, to approve debt transactions after a review of the documents and consultation with the Chair and Certified Public Accountant Member of the Indiana Gaming Commission.

A rule promulgated by the Indiana Gaming Commission requires the reporting of currency transactions to the Indiana Gaming Commission after the transactions are reported to the federal government. Indiana rules also require that Riverboat Licensees track and maintain logs of transactions that exceed $3,000. The Indiana Gaming Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of taxes, by a Riverboat Licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Gaming Commission has also promulgated a rule mandating Riverboat Licensees to maintain a cash reserve to protect patrons against defaults in gaming debts. The cash reserve is to be equal to a Riverboat Licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar quarter. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

The Indiana Act prohibits contributions to a candidate for a state legislative or local office or to a candidate’s committee or to a regular party committee by:

•	a person who owns at least one percent of a Riverboat Licensee or Operating Agent;

•	a person who is an officer of a Riverboat Licensee or Operating Agent;

•	a person who is an officer of a person that owns at least one percent of a Riverboat Licensee or Operating Agent; or

•	a person who is a political action committee of a Riverboat Licensee or Operating Agent.

The prohibition against political contributions extends for three years following a change in the circumstances that resulted in the prohibition.

Individuals employed on a riverboat and in certain positions must hold an occupational license issued by the Indiana Gaming Commission. Suppliers of gaming equipment and gaming or revenue tracking services must hold a supplier’s license issued by the Indiana Gaming Commission. By rule promulgated by the Indiana Gaming Commission, Riverboat Licensees who employ non-licensed individuals in positions requiring licensure or who purchase supplies from a non-licensed entity may be subject to a disciplinary action.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of the material terms of our outstanding indebtedness. For further details, you should refer to the various governing instruments, see “Where You Can Find Additional Information.”

Bank Credit Facility

In June 2002 we entered into a $500 million Second Amended and Restated Credit Agreement dated as of June 24, 2002, which replaced our old bank credit facility. Our bank credit facility now consists of a $400 million revolving credit facility and a $100 million term loan. The revolver portion of the bank credit facility matures in June 2007. The $100 million term loan matures in June 2008. The term loan will be repaid in increments of $0.25 million per quarter that began on September 30, 2002 and will continue through March 31, 2008.

At March 31, 2003, $99.3 million of borrowings were outstanding under the term loan, $115.6 million was outstanding under our revolving credit facility, and $25 million was allocated to support a letter of credit to the agent bank for Borgata’s bank credit agreement leaving availability under the bank credit facility of $259.4 million. Pursuant to the terms of the Borgata completion guaranty, we are required to maintain $50 million of unused availability under our revolving credit facility until Borgata is complete. We intend to utilize $122.2 million of the availability under the bank credit facility in order to provide the liquidity to redeem the remaining outstanding balance of our 9.25% senior notes due October 2003. However, we can provide no assurance that we will be able to redeem the remaining outstanding balance of 9.25% notes from availability under the bank credit facility.

The interest rate on the bank credit facility is based upon either the agent bank’s quoted base rate or the eurodollar rate, plus an applicable margin. For the revolving portion of our bank credit facility, this margin is determined by the level of a predefined financial leverage ratio. For the term loan portion of our bank credit facility, the margin is fixed. In addition, we incur commitment fees on the unused portion of the revolver that range from 0.375% to 0.50% per annum. The blended interest rate for outstanding balances under the bank credit facility at March 31, 2003 was 3.5%.

Our obligations under the bank credit facility are secured by substantially all of our real and personal property (excluding the capital stock of our subsidiaries), including the real and personal property of our significant subsidiaries, and are guaranteed by all our significant subsidiaries. In addition, the obligations under the bank credit facility are secured by a first preferred ship mortgage on Treasure Chest, Par-A-Dice, Boyd Tunica and Blue Chip.

Additionally, the lenders under the credit agreement have a first security interest in substantially all of our assets (except for the capital stock of our subsidiaries) and assets of the bank credit facility guarantors, excluding certain personal property with respect to which applicable contracts or law prohibit the granting of a security interest. These security interests are, in each case, subject to permitted liens.

The bank credit facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a minimum net worth, (ii) requiring the maintenance of a minimum interest coverage ratio, (iii) establishing a maximum permitted total leverage ratio and senior leverage ratio, (iv) imposing limitations on the incurrence of additional indebtedness, (v) imposing limitations on the maximum permitted expansion capital expenditures during the term of the bank credit facility, (vi) imposing limits on the maximum permitted maintenance capital expenditures during each year of the term of the bank credit facility, (vii) imposing restrictions on investments, dividends and certain other payments, (viii) imposing a limitation on the maximum permitted amount of hedging obligations, and (ix) imposing limitations on the maximum permitted rental expense during each year of the term of the credit facility.

We believe we are in compliance with the bank credit facility covenants at March 31, 2003.

9.25% Senior Notes Due 2003

In October 1996, we issued $200 million of senior notes which mature on October 1, 2003 and bear interest at a rate of 9.25% per year. Certain of our subsidiaries have guaranteed payment of the 9.25% notes on a senior basis. The 9.25% notes and the guarantees thereof are senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured debt and senior to all subordinated debt.

The 9.25% notes are not subject to redemption at our option prior to maturity. Upon a change of control, or if the 9.25% notes have been rated “investment grade,” upon a change in control and a ratings decline, each holder of 9.25% notes has the option to require us to repurchase its 9.25% notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any.

Our 9.25% notes contain limitations on, among other things, (a) the incurrence of liens, (b) transactions with affiliates, (c) payment restrictions affecting restricted subsidiaries and (d) certain consolidations, mergers and transfers of assets.

During any period of time that the 9.25% notes have investment grade status, and no default or event of default has occurred and is continuing under the 9.25% indenture, we and our restricted subsidiaries will not be subject to certain limitations of the 9.25% indenture, including limitations on (a) our ability and the ability of our restricted subsidiaries (as defined in the 9.25% indenture) to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the capital stock of our restricted subsidiaries and the purchase, redemption or retirement of our capital stock and the capital stock of our restricted subsidiaries, (c) the making of certain investments and (d) asset sales. In the event that we and our restricted subsidiaries are not subject to such covenants with respect to the 9.25% notes for any period of time as a result of the preceding sentence and, subsequently, at least two of the three rating agencies withdraw their ratings or assign the 9.25% notes a rating below the required ratings, then we and our restricted subsidiaries will thereafter again be subject to such covenants for the benefit of the 9.25% notes.

We believe that we and our subsidiaries were in compliance with the covenants related to the 9.25% notes at March 31, 2003.

9.25% Senior Notes Due 2009

In July 2001, we issued $200 million of senior notes which mature on August 1, 2009 and bear interest at a rate of 9.25% per year. Certain of our subsidiaries have guaranteed payment of the 9.25% notes on a senior basis. The 9.25% notes and the guarantees thereof are senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured debt and senior to all subordinated debt.

The 9.25% notes are redeemable, at our option, in whole or in part, at any time on or after August 1, 2005 at the redemption prices set forth in the indenture governing the notes, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to August 1, 2004, we may redeem up to 35% of the outstanding notes with money that we raise in one or more public equity offerings, as long as: (a) we pay 109.25% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption; (b) we redeem the notes within 45 days of closing the public equity offering; and (c) at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards (excluding the notes we or our subsidiaries hold).

Upon a change of control, each holder of notes has the option to require us to repurchase such holder’s notes, at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any.

Our 9.25% notes contain limitations on our ability to, among other things, (a) incur additional debt, (b) pay dividends or distributions on our capital stock or repurchase our capital stock, (c) create liens on our assets to secure debt, (d) enter into transactions with affiliates, and (e) enter into certain consolidations, mergers and transfers of assets.

During any period of time that the 9.25% notes have investment grade status, and no default or event of default has occurred and is continuing under the 9.25% indenture, we and our restricted subsidiaries will not be subject to certain limitations of the 9.25% indenture, including limitations on (a) our ability and the ability of our restricted subsidiaries (as defined in the 9.25% indenture) to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock and the capital stock of our restricted subsidiaries, (c) the making of certain investments and (d) asset sales. In the event that we and our restricted subsidiaries are not subject to such covenants with respect to the 9.25% notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated rating agencies withdraws its rating or assigns the 9.25% notes a rating below the required rating, then we and our restricted subsidiaries will thereafter again be subject to such covenants for the benefit of the 9.25% notes.

We believe that we and our subsidiaries were in compliance with the covenants related to the 9.25% notes at March 31, 2003.

8.75% Senior Subordinated Notes Due 2012

In April 2002 we issued $250 million of senior subordinated notes that mature on April 15, 2012 and bear interest at a rate of 8.75% per year. The 8.75% notes are our unsecured senior subordinated obligations, are subordinated in right of payment to all of our existing and future senior debt, rank equal to any existing and future senior subordinated debt, including the notes offered pursuant to this prospectus, and senior to any of our junior subordinated debt. The 8.75% notes are effectively subordinated to all of our subsidiaries existing and future debt and other liabilities, including trade payables and preferred stock, if any.

At any time prior to April 15, 2005, we may redeem up to 35% of the aggregate principal amount of the outstanding notes with the net proceeds from equity offerings at a redemption price of 108.75% of the principal amount, plus accrued and unpaid interest, subject to certain conditions. On or after April 15, 2007, we may redeem all or a portion of the notes at redemption prices ranging from 104.375% in 2007 to 100% in 2010 and thereafter.

Upon a change of control, or if the 8.75% notes are rated “investment grade,” upon a change of control and a ratings decline, each holder of notes has the option to require us to repurchase such holder’s notes, at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any.

Our 8.75% notes contain limitations on, among other things, (a) the incurrence of certain additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the capital stock of our restricted subsidiaries and the purchase, redemption or retirement of our capital stock and the capital stock of our restricted subsidiaries, the making of certain investments, (c) the incurrence of liens, (d) certain transactions with affiliates, (e) payment restrictions affecting restricted subsidiaries and (f) certain consolidations, mergers and transfers of assets.

During any period of time that the 8.75% notes have investment grade status and no default or event of default has occurred and is continuing under the 8.75% indenture, we and our restricted subsidiaries will not be subject to certain limitations of the 8.75% indenture including limitations on (a) our ability and the ability of our restricted subsidiaries (as defined in the 8.75% indenture) to incur additional indebtedness, (b) asset sales and (c) our ability to make certain restricted payments. In the event that we are not subject to the covenants with respect to the 8.75% notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two rating agencies withdraw their ratings or assign the 8.75% notes a rating below the required ratings, then we will thereafter again be subject to such covenants for the benefit of the 8.75% notes.

We believe that we and our subsidiaries were in compliance with the covenants related to the 8.75% notes at March 31, 2003.

Secured Promissory Note

In February 2003, California Hotel and Casino, our wholly-owned subsidiary, issued a note in the amount of $16 million to finance the purchase of a company aircraft. The note bears interest at the rate of 5.7% per annum and is payable in 120 equal monthly installments of principal and interest until March 2013, when the remaining balance becomes due and payable. The note is secured by the aircraft and the obligation to repay the note is guaranteed by Boyd Gaming Corporation.

The note may be prepaid, in whole and not in part, upon giving at least ten days prior written notice to the holder and upon paying a fee equal to (i) two percent (2%) of the outstanding principal balance of the note if the prepayment occurs within the first year of the loan, or (ii) one percent (1%) of the outstanding principal balance of the note if the prepayment occurs within the second year of the loan. There is no fee required if the note is prepaid after the second year of the loan.

THE EXCHANGE OFFER

The following summary of certain provisions of the registration rights agreement does not purport to be complete and reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Purpose of the Exchange Offer

The old notes were issued and sold in a private offering to Lehman Brothers Inc., Deutsche Bank Securities Inc. and CIBC World Markets Corp. as the initial purchasers pursuant to a purchase agreement, on December 30, 2002. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the old notes, we entered into a registration rights agreement with the initial purchasers on December 30, 2002. Pursuant to the registration rights agreement, we agreed that we would:

(1) cause to be filed, on or prior to February 28, 2003, an exchange offer registration statement with the SEC under the Securities Act concerning the exchange offer;

(2) use commercially reasonable efforts to:

(a) cause such registration statement to be declared effective by the SEC on or prior to May 29, 2003;

(b) keep the registration statement effective until the exchange offer is consummated;

(c) consummate the exchange offer on or prior to 30 business days after the registration statement is declared effective by the SEC; and

(d) keep the registration statement continuously effective, supplemented, amended and current for a period of 180 days after the expiration of the exchange offer, or such shorter period ending when all exchange notes held by broker-dealers have been sold, to ensure that this prospectus is available for resales of the exchange notes by broker-dealers.

We are making the exchange offer to satisfy certain of our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must either register their old notes under the Securities Act, or rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their old notes. See “Risk Factors—Risks Related to this Offering—Consequences of failure to exchange.”

Resale of Exchange Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	holders are acquiring the exchange notes issued in the exchange offer in the ordinary course of their business;

•	holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer; and

•	holders are not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act.

If you are a broker-dealer, an “affiliate” of ours, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes issued in the exchange offer, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, may be deemed an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see “Plan of Distribution.”

In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests.

Terms of the Exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, an aggregate of $300 million principal amount of our exchange notes for $300 million of our old notes. Old notes may be exchanged in integral multiples of $1,000 principal amount. To be exchanged, an old note must be properly tendered and accepted. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged for exchange notes issued on or promptly after the expiration date of the exchange offer. Currently, there is $300 million principal amount of old notes outstanding and no exchange notes outstanding.

We will accept for exchange any and all old notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the expiration date. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of the old notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See “— Conditions to the Exchange Offer.”

The exchange notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. The form and terms of the exchange notes will be substantially identical to those of the old notes except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to certain transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes. See “Description of Exchange Notes.”

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m. New York City time, on June 18, 2003, unless we, in our sole discretion, extend the exchange offer. The time and date, as it may be extended, is referred to herein as the “expiration date.”

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

We expressly reserve the right at our sole discretion:

•	to delay accepting the old notes;

•	to extend the exchange offer;

•	to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions listed under “— Conditions to the Exchange Offer” are not satisfied or waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the exchange agent. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders of the old notes. We may also extend the exchange offer for a period of at least five business days, depending upon the significance of the amendment and the manner of disclosure.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any old notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if, in our sole judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the old notes;

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn; or

•	amend the terms of the exchange offer in any manner.

If the waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and may extend the exchange offer depending on the significance of the waiver and the manner of disclosure to the registered holders of the old notes.

The exchange offer is not conditioned upon any minimal principal amount of notes being tendered.

Accrued Interest

Interest on the exchange notes will accrue at the rate of 7.75% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2003. Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the old notes accepted for exchange, which interest accrued at the rate of 7.75% per annum, will cease to accrue on the day prior to the issuance of the exchange notes.

Procedures for Tendering Old Notes

Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus.

A holder of old notes may tender the old notes by:

•	properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•	delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth under “— Exchange Agent” on or prior to the expiration date; or

•	complying with all the procedures for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. HOLDERS SHOULD NOT SEND OLD NOTES OR LETTERS OF TRANSMITTAL TO US.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered old notes are registered in the name of the signer of the letter of transmittal; and

•	the exchange notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

•	any untendered old notes are to be reissued in the name of the holder.

In any other case:

•	the certificates representing the tendered old notes must be properly endorsed for transfer by the registered holder or be accompanied by a properly completed bond power from the registered holder or appropriate powers of attorney, in form satisfactory to us;

•	the tendered old notes must be duly executed by the holder; and

•	signatures on the endorsement, bond power or powers of attorney must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the exchange notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company for the purpose of facilitating the exchange offer. We refer to The Depository Trust Company in this prospectus as “DTC” and the “book-entry transfer facility.” Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as “ATOP.” Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.”

If you beneficially own the old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the old notes on your behalf. The beneficial owner may also obtain and include with the letter of transmittal the old notes properly endorsed for transfer by the registered holder or accompanied by a properly completed bond power from the registered holder, with signatures on the endorsement or bond power guaranteed by an eligible institution. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering the old notes, make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

By tendering, each registered holder of old notes will represent to us that, among other things:

•	the exchange notes to be acquired in connection with the exchange offer by the holder and each beneficial owner of the old notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner;

•	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed herein under “—Resale of Exchange Notes”;

•	if the holder is a broker-dealer, such holder represents that it acquired the old notes as a result of market making or other trading activities, and that it will deliver a prospectus in connection with any resale of exchange notes acquired in the exchange offer;

•	if the holder is a broker-dealer and receives exchange notes pursuant to the exchange offer it shall notify us before using the prospectus in connection with any sale or transfer of exchange notes;

•	the holder and each beneficial owner understand that a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission;

•	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 144 of the Securities Act, of ours;

•	in connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal; and

•	it is a person to whom communications or offers of securities may be addressed without breach of the United Kingdom’s Financial Services and Markets Act 2000, the Public Offers of Securities Regulations 1995 or any other applicable UK laws and regulations.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

If you desire to tender your old notes, but:

•	your old notes are not immediately available; or

•	you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

•	the procedures for book-entry transfer of your old notes cannot be completed prior to the expiration date,

you may effect a tender according to the guaranteed delivery procedures set forth in the letter of transmittal.

Pursuant to such procedures:

•	your tender of old notes must be made by or through an eligible institution and you must properly complete and duly execute a notice of guaranteed delivery (as defined in the letter of transmittal);

•	on or prior to the expiration date, the exchange agent must have received from you and the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the notice of guaranteed delivery, the tendered old notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer (or confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC) must be received by the exchange agent within three (3) business days after the expiration date.

Any holder who wishes to tender their old notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery relating to such old notes prior to 5:00 p.m., New York City time, on the expiration date.

Unless old notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent.

Issuances of exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent’s message.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

•	specify the principal amount of old notes to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us in our sole discretion and our determination will be final and binding on all parties.

Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

In all cases, issuances of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC); provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason, such unaccepted old notes will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Registered or Certified Mail, Overnight Delivery, or Hand Delivery:

Wells Fargo Bank, National Association

Corporate Trust Department

707 Wilshire Blvd., 17th Floor

Los Angeles, CA 90017

Attention: Jeanie Mar, Vice President

By Facsimile Transmission:

(213) 614-3355

Confirm by Telephone:

(213) 614-3349

For Additional Information:

Wells Fargo Bank, National Association

Corporate Trust Department

707 Wilshire Blvd., 17th Floor

Los Angeles, CA 90017

(213) 614-3349

Attention: Jeanie Mar, Vice President

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IN THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH IN THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

Pursuant to the registration rights agreement, we are required to pay all expenses incident to the consummation of the exchange offer, including our compliance, with the registration rights agreement, regardless of whether a registration statement becomes effective, including without limitation:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state blue sky or securities laws;

•	all expenses of printing (including printing certificates for the exchange notes to be issued in the exchange offer and printing of prospectuses), messenger and delivery services and telephone;

•	all fees and disbursements of our counsel;

•	all application and filing fees in connection with listing the exchange notes on a national securities exchange or automated quotation system pursuant to the requirements of the registration rights agreement; and

•	all fees and disbursements of our independent certified public accountants (including the expenses of any special audit and comfort letters required by or incident to such performance).

We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize a gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take. As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

Shelf Registration Statement

If, pursuant to the terms of the registration rights agreement:

(1)  the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of the old notes notifies us within 20 days following the date we are required to consummate the exchange offer that:

(a) such holder was prohibited by law or SEC policy from participating in the exchange offer; or

(b) such holder cannot resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

(c) such holder is a broker-dealer and holds old notes acquired directly from us or any of our affiliates,

then we shall use commercially reasonable efforts to file a shelf registration statement pursuant to Rule 415 under the Securities Act (which may be an amendment to the exchange offer registration statement), subject to the terms set forth in the registration rights agreement, and use commercially reasonable efforts to cause such shelf registration statement to become effective on or prior to 90 days after such registration statement was required to be filed.

In addition, pursuant to the registration rights agreement, we are required, to the extent necessary to ensure that the shelf registration statement is available for sales of old notes by certain holders of old notes, to use commercially reasonable efforts to keep any shelf registration statement so required continuously effective, supplemented, amended and current as required by and subject to the provisions of the registration rights agreement, for a period ranging from at least two years to less than one, depending on the circumstances, all as set forth in the registration rights agreement.

Liquidated Damages

If, pursuant to the terms of the registration rights agreement, one of the following occurs (each such event is referred to as a “registration default”):

•	we do not file any of the registration statements required by the registration rights agreement with the SEC on or prior to the applicable filing deadline; or

•	any of such registration statements is not declared effective by the SEC on or prior to the applicable effectiveness deadline; or

•	we fail to consummate the exchange offer on or prior to 30 business days after the registration statement is declared effective by the SEC; or

•	any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective for the applicable period while transfer restricted securities (as defined in the registration rights agreement) are outstanding or fails to be useable for its intended purpose without being succeeded immediately by a post-effective amendment or another registration statement that cures such failure and that is itself declared effective immediately, then we will pay to each holder of old notes affected thereby liquidated damages in an amount equal to $.05 per $1,000 in principal amount of old notes held by such holder for each week that the registration default described above continues for the first 90-day period immediately following the occurrence of such registration default.

The amount of the liquidated damages increase by an additional $.05 per week per $1,000 in principal amount of notes with respect to each subsequent 90-day period until all registration defaults described above have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 in principal amount of old notes; provided that we will in no event be required to pay liquidated damages for more than one registration default at any given time.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “Boyd Gaming” refers only to Boyd Gaming Corporation and not to any of its subsidiaries.

Boyd Gaming will issue the exchange notes under an indenture between itself and Wells Fargo Bank, National Association, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate such agreement in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as holders of the exchange notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

Except as otherwise indicated below, the following summary applies to both the exchange notes and the old notes. As used herein, the term “notes” means both the exchange notes and the old notes, unless otherwise indicated.

The form and term of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act, and therefore the exchange notes will not be subject to certain transfer restrictions, registration rights and certain liquidated damage provisions applicable to the old notes prior to the consummation of the exchange offer. See “The Exchange Offer.”

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes

The notes are:

•	general unsecured obligations of Boyd Gaming;

•	junior in right of payment to all existing and future Senior Debt of Boyd Gaming, including its 9.25% senior notes due 2003, its 9.25% senior notes due 2009 and its obligations under the Credit Facility;

•	equal in right of payment with all existing and future Senior Subordinated Debt of Boyd Gaming, including its 8.75% senior subordinated notes due 2012; and

•	senior in right of payment to any future junior subordinated debt of Boyd Gaming.

Principal, Maturity and Interest

Boyd Gaming will exchange the old notes, which have an aggregate principal amount of $300 million, for the exchange notes. Boyd Gaming will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on December 15, 2012.

Boyd Gaming may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Interest on the notes will accrue at the rate of 7.75% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2003. Boyd Gaming will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Boyd Gaming elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. Principal and interest shall be considered paid on the date due if on such date the trustee or paying agent holds money sufficient to pay all principal and interest then due.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Boyd Gaming may change the paying agent or registrar without prior notice to the Holders of the notes, and Boyd Gaming or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Boyd Gaming is not required to transfer or exchange any note selected for redemption. Also, Boyd Gaming is not required to transfer or exchange any note for a period of fifteen days before a selection of notes to be redeemed.

Subordination

The notes are senior subordinated unsecured obligations of Boyd Gaming. The payment of the principal of, and premium, if any, and interest on, the notes is subordinated in right of payment, as set forth in the indenture, to the payment when due of all Senior Debt of Boyd Gaming. The notes rank subordinate in right of payment to all existing and future Senior Debt, equal with all existing and future Senior Subordinated Debt and senior to any future junior subordinated debt of Boyd Gaming. As of March 31, 2003, our total outstanding indebtedness (including indebtedness of Boyd Gaming’s Subsidiaries) was $1.103 billion, and approximately $259.4 million was available to borrow under our Credit Facility, $50 million of which must remain unused until the completion of Borgata.

All existing and future debt and other liabilities of Boyd Gaming’s Subsidiaries, including the claims of trade creditors, secured creditors and creditors holding debt and Guarantees issued by such Subsidiaries, and claims of preferred stockholders, if any, of such Subsidiaries, are effectively senior to the notes. As of March 31, 2003, the total outstanding indebtedness and other liabilities of Boyd Gaming’s Subsidiaries, including guarantees, was $553.0 million. Boyd Gaming could be dependent on the earnings of any such Subsidiaries and the distribution of those earnings to Boyd Gaming could be limited by statutory and contractual restrictions or other business considerations. See “Risk Factors — Risks Related to this Offering — We are a holding company and depend on the business of our subsidiaries to satisfy our obligations under the notes.”

The notes also are effectively subordinated to any secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of March 31, 2003, the outstanding secured Indebtedness of Boyd Gaming was approximately $230.8 million (all of which was Senior Debt). Boyd Gaming and its Subsidiaries have other liabilities, including contingent liabilities, which may be significant.

Although the indenture contains limitations on the amount of additional Indebtedness which Boyd Gaming and its Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt or Indebtedness of Subsidiaries. See “— Certain Covenants — Limitation on Indebtedness.”

Boyd Gaming may not pay the principal of, or premium, if any, or interest on, the notes or make any deposit pursuant to the provisions described under “— Legal Defeasance and Covenant Defeasance” and may not repurchase, redeem or otherwise retire any notes if:

(1) any principal, premium or interest in respect of any Senior Debt is not paid within any applicable grace period (including at maturity); or

(2) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms; unless, in either case,

(A) the default has been cured or waived and any such acceleration has been rescinded; or

(B) such Senior Debt has been paid in full in cash or cash equivalents;

provided, however, that Boyd Gaming may repurchase, redeem or otherwise retire notes without regard to the foregoing if Boyd Gaming and the trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Debt. During the continuance of any default (other than a default described in clause (1) or (2) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration), Boyd Gaming may not repurchase, redeem or otherwise retire any notes for a period (a “Payment Blockage Period”) commencing upon the receipt by Boyd Gaming and the trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated:

(1) by written notice to the trustee and Boyd Gaming from the Representative which gave such Payment Blockage Notice;

(2) because such default is no longer continuing; or

(3) because such Designated Senior Debt has been repaid in full in cash or cash equivalents).

Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, Boyd Gaming may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

Upon any payment or distribution of the assets of Boyd Gaming upon a total or partial liquidation, dissolution or winding up of Boyd Gaming or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Boyd Gaming or its Property,

(1) the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents before the holders of the notes are entitled to receive any payment of principal of, or premium, if any, or interest on, the notes; and

(2) until the Senior Debt is paid in full in cash or cash equivalents, any distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Debt;

except in each case that holders of notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the notes. In the event that, notwithstanding the foregoing, the holder of any note receives any payment or distribution of assets of Boyd Gaming (except as set forth in the preceding sentence) before all Senior Debt is paid in full in cash or cash equivalents, then such payment or distribution shall be held in trust for the holders of Senior Debt and will be required to be paid over to them to the extent necessary to pay the Senior Debt in full in cash or cash equivalents.

By reason of such subordination provisions, in the event of bankruptcy or similar proceedings relating to Boyd Gaming, holders of Senior Debt and other creditors of Boyd Gaming, even if the notes are equal in right of payment with their claims, may recover more, ratably, than the holders of the notes. In such event, after giving effect to such subordination, there may be insufficient assets or no assets remaining to pay interest or principal on the notes.

Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” will not be subordinated to any Senior Debt or subject to the restrictions of the subordination provisions described above.

Optional Redemption

At any time prior to December 15, 2005, Boyd Gaming may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.75% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Boyd Gaming and its Subsidiaries); and

(2) the redemption occurs within 45 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at Boyd Gaming’s option prior to December 15, 2007.

On or after December 15, 2007, Boyd Gaming may redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2007	103.875%
2008	102.583%
2009	101.292%
2010 and thereafter	100.000%

Mandatory Redemption

Boyd Gaming is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Mandatory Disposition or Redemption Pursuant to Gaming Laws

If a Holder or beneficial owner of a note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Holder shall be obligated, at the request of Boyd Gaming, to dispose of such Holder’s notes within a time period prescribed by Boyd Gaming or such other time period prescribed by such Gaming Authority (in which event Boyd Gaming’s obligation to pay any interest after the receipt of such notice shall be limited as provided in such Gaming Laws), and thereafter, Boyd Gaming shall have the right to redeem, on the date fixed by Boyd Gaming for the redemption of such notes, such Holder’s notes at a redemption price equal to the lesser of (1) the lowest closing sale price of the notes on any trading day during the 120-day period ending on the date upon which Boyd Gaming shall have received notice from a Gaming Authority of such Holder’s disqualification or (2) the price at which such Holder or beneficial owner acquired the notes, unless a different redemption price is required by such Gaming Authority, in which event such required price shall be the redemption price. Boyd Gaming is not required to pay or reimburse any Holder or beneficial owner of a note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of a note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such qualification or application therefor.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Boyd Gaming to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Boyd Gaming will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Boyd Gaming will mail a notice to each Holder stating, among other things:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders — Change of Control” and that all notes (or portions thereof) timely tendered will be accepted for payment;

(2) the purchase price and the Change of Control Payment Date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice;

(3) that any note (or portion thereof) accepted for payment (and for which payment has been duly provided on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(4) that any notes (or portions thereof) not tendered will continue to accrue interest;

(5) a description of the transaction or transactions constituting the Change of Control; and

(6) the procedures that Holders must follow in order to tender their notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

Boyd Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Boyd Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Boyd Gaming will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Boyd Gaming.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require Boyd Gaming to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Boyd Gaming repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

In the event the notes have Investment Grade Status at the earlier of the public announcement of (x) the occurrence of a Change of Control or (y) (if applicable) the intention of Boyd Gaming to effect a Change of Control, the foregoing Change of Control provisions shall not apply unless both a Change of Control with respect to Boyd Gaming and a Rating Decline shall occur. If the notes have Investment Grade Status at the earlier of the public announcement of (x) the occurrence of a Change of Control or (y) (if applicable) the intention of Boyd Gaming to effect a Change of Control, and Boyd Gaming effects defeasance of the notes under the indenture prior to the date of a Rating Decline, Boyd Gaming will not be obligated to make a repurchase offer as a result of such Change of Control and Rating Decline. While Boyd Gaming has no present intention to defease the notes, Boyd Gaming could elect to defease the notes in the event that a proposed corporate action could not be undertaken in compliance with the restrictive covenants in the indenture and the terms of the notes did not then permit Boyd Gaming to effect a redemption. The effect of the preceding provision is that in the event that the two designated ratings agencies rated the notes “investment grade” prior to such Change of Control, Boyd Gaming would only be required to make a Change of Control Offer if, within 90 days of the announcement of such Change of Control, at least one of the two designated ratings agencies have rated the notes “non-investment grade” and Boyd Gaming does not elect to defease the notes prior to the announcement of such “non-investment grade” ratings.

There can be no assurance that Boyd Gaming will be able to fund any repurchase of the notes pursuant to a Change of Control Offer. Boyd Gaming’s Credit Facility, its 9.25% senior notes due 2003 and its 9.25% senior notes due 2009 contain, and any future credit facilities or other agreements relating to indebtedness of Boyd Gaming may contain, prohibitions or restrictions on Boyd Gaming’s ability to effect such a repurchase. In the event a Change of Control Offer is mandated at a time when such prohibitions or restrictions are in effect, Boyd Gaming could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Boyd Gaming does not obtain such a consent or repay such borrowings, Boyd Gaming will be effectively prohibited from purchasing notes. In such case, Boyd Gaming’s failure to purchase tendered notes would constitute an Event of Default under the indenture. See “Risk Factors — Risks Related to this Offering — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Boyd Gaming and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a

Holder of notes to require Boyd Gaming to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Boyd Gaming and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales; Event of Loss

Other than upon an Event of Loss, Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date, where the Property subject to such Asset Sale has an aggregate Fair Market Value equal to or in excess of $20 million, unless:

(1) Boyd Gaming or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(2) at least 75% of such consideration consists of cash or Temporary Cash Investments; provided, however, that for purposes of this clause (2),

(A) the assumption of Indebtedness of Boyd Gaming or a Restricted Subsidiary which is not subordinated to the notes shall be deemed to be Temporary Cash Investments if Boyd Gaming, such Restricted Subsidiary, and all other Restricted Subsidiaries of Boyd Gaming, to the extent any of the foregoing are liable with respect to such Indebtedness, are expressly released from all liability for such Indebtedness by the holder thereof in connection with such Asset Sale,

(B) any securities or notes received by Boyd Gaming or such Restricted Subsidiary from such transferee that are converted by Boyd Gaming or such Restricted Subsidiary into cash or Temporary Cash Investments within ten business days of the date of such Asset Sale shall be deemed to be Temporary Cash Investments, and

(C) Boyd Gaming and its Restricted Subsidiaries may receive consideration in the form of securities exceeding 25% of the consideration for one or more Asset Sales so long as Boyd Gaming and its Restricted Subsidiaries do not hold such securities having an aggregate Fair Market Value in excess of $50 million at any time outstanding;

(3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale; and

(4) the Board of Directors of Boyd Gaming determines in good faith that such Asset Sale complies with clauses (1) and (2).

Upon an Event of Loss incurred by Boyd Gaming or any of its Restricted Subsidiaries, the Net Proceeds received from such Event of Loss shall be applied in the same manner as proceeds from Asset Sales described above and pursuant to the procedures set forth below.

Within 360 days after the receipt of the Net Proceeds of an Asset Sale or Event of Loss, an amount equal to 100% of the Net Proceeds from such Asset Sale or Event of Loss may be applied by Boyd Gaming or a Restricted Subsidiary:

(1) to permanently repay, redeem or repurchase Senior Debt of Boyd Gaming or Indebtedness of any Restricted Subsidiary, or

(2) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by Boyd Gaming or another Restricted Subsidiary);

provided, however, that if Boyd Gaming or any Restricted Subsidiary contractually commits within such 360-day period to apply such Net Proceeds within 180 days of such contractual commitment in accordance with the above clauses (1) or (2), and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Proceeds set forth in this paragraph shall be considered satisfied.

Any Net Proceeds from an Asset Sale or Event of Loss that are not used in accordance with the preceding paragraph shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20 million (taking into account income earned on such Excess Proceeds), Boyd Gaming shall make an offer to purchase (the “Prepayment Offer”), on a pro rata basis, from all Holders of the notes, and, at the election of Boyd Gaming, the holders of any other outstanding Indebtedness equal or senior in ranking to the notes having comparable rights, an aggregate principal amount of notes and, if applicable, such other Indebtedness equal to the Excess Proceeds, at a price in cash at least equal to 100% of the principal amount thereof, plus accrued and unpaid interest and, if applicable, Liquidated Damages, in accordance with the procedures summarized herein and set forth in the indenture. To the extent that any portion of the Excess Proceeds remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender the notes for repurchase in accordance with the indenture, Boyd Gaming or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds shall be reset to zero. Pending application of Net Proceeds pursuant to clauses (1) and (2) above, such Net Proceeds will be invested in Temporary Cash Investments.

Within ten Business Days after the amount of Excess Proceeds exceeds $20 million, Boyd Gaming shall send a prepayment offer notice, by first-class mail, to the Holders, accompanied by such information regarding Boyd Gaming and its Subsidiaries as Boyd Gaming in good faith believes will enable such Holders to make an informed decision with respect to the Prepayment Offer. The prepayment offer notice will state, among other things:

(1) that Boyd Gaming is offering to purchase notes pursuant to the provisions of the indenture described herein;

(2) that any note (or any portion thereof) accepted for payment (and for which payment has been duly provided on the purchase date) pursuant to the Prepayment Offer shall cease to accrue interest after the purchase date;

(3) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed;

(4) the aggregate principal amount of notes (or portions thereof) to be purchased; and

(5) a description of the procedure which Holders must follow in order to tender their notes (or portions thereof) and the procedures that Holders must follow in order to withdraw an election to tender their notes (or portions thereof) for payment.

Boyd Gaming’s Credit Facility, its 9.25% senior notes due 2003 and its 9.25% senior notes due 2009 contain, and any future credit agreements or other agreements relating to indebtedness of Boyd Gaming may contain, prohibitions or restrictions on Boyd Gaming’s ability to effect a Prepayment Offer. If Boyd Gaming is required to make a Prepayment Offer at a time when such prohibitions or restrictions are in effect, Boyd Gaming could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Boyd Gaming does not obtain such a consent or repay such borrowings, Boyd Gaming will be effectively prohibited from purchasing notes. In such case, Boyd Gaming’s failure to purchase tendered notes would constitute an Event of Default under the indenture.

Boyd Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as a result of a Prepayment Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, Boyd Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture described above by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note (so long as such amount is in a denomination of $1,000 or integral multiples thereof) will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Set forth below are certain covenants contained in the indenture. During any period of time that:

(1) the notes have Investment Grade Status, and

(2) no Default or Event of Default has occurred and is continuing under the indenture with respect to the notes,

Boyd Gaming and its Restricted Subsidiaries will not be subject to the provisions of the indenture with respect to the notes described above under “— Repurchase at the Option of Holders — Assets Sales; Event of Loss” and below under “— Limitation on Indebtedness” and “— Limitation on Restricted Payments” (collectively, the “Suspended Covenants”).

In the event that Boyd Gaming and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated Rating Agencies withdraws its rating or assigns the notes a rating below the required Investment Grade Ratings, then Boyd Gaming and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the notes and compliance with the Suspended Covenant with respect to Restricted Payments made after the time of such withdrawal or assignment will be calculated in accordance with the terms of the covenant described below under “— Limitation on Restricted Payments” as if such covenant had been in effect during the entire period of time from the Issue Date with respect to the notes.

Limitation on Indebtedness

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that Boyd Gaming or any Restricted Subsidiary may incur Indebtedness if no Event of Default has occurred and is continuing and Boyd Gaming’s Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0, after giving effect to:

(1) the Incurrence of such Indebtedness as if such Indebtedness was Incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to repay other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period;

(2) the Incurrence and retirement of any other Indebtedness since the first day of the Reference Period as if such Indebtedness was Incurred or retired at the beginning of the Reference Period; and

(3) the acquisition or disposition of any company or business by Boyd Gaming or any Restricted Subsidiary since the first day of the Reference Period including any acquisition or disposition which will be consummated contemporaneously with the Incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period.

Notwithstanding the foregoing limitation, Boyd Gaming or any Restricted Subsidiary, as specified below, may Incur the following Indebtedness:

(1) Indebtedness of Boyd Gaming evidenced by the notes;

(2) Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding on the Issue Date;

(3) Indebtedness of Boyd Gaming under the Credit Facility in an aggregate amount outstanding at any time (including any Permitted Refinancing Indebtedness with respect thereto) not to exceed $500 million, as such amount may be permanently reduced by the lenders under the Credit Facility as a result of repayments of Indebtedness thereunder with Net Proceeds of Asset Sales pursuant to the covenant described above under “ — Repurchase at the Option of Holders — Asset Sales; Event of Loss,” and the Guarantee by any Restricted Subsidiary of such Indebtedness of Boyd Gaming;

(4) Indebtedness of Boyd Gaming or a Restricted Subsidiary owing to and held by a Restricted Subsidiary or Boyd Gaming; provided, however, that any subsequent issuance or transfer of any Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness except to Boyd Gaming or a Restricted Subsidiary shall be deemed in each case to constitute the Incurrence of such Indebtedness by the issuer thereof;

(5) Indebtedness of Boyd Gaming or a Restricted Subsidiary under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant;

(6) Indebtedness of Boyd Gaming or a Restricted Subsidiary under Currency Exchange Protection Agreements, provided that such Currency Exchange Protection Agreements were entered into for the purpose of limiting exchange rate risks in connection with transactions entered into in the ordinary course of business;

(7) Indebtedness of Boyd Gaming or any Restricted Subsidiary in connection with one or more standby letters of credit, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(8) Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding under Permitted FF&E Financings which are either:

(A) Non-Recourse Indebtedness of Boyd Gaming and its Restricted Subsidiaries; or

(B) limited in amount (including any Permitted Refinancing Indebtedness with respect thereto) for each Gaming Facility owned or leased by Boyd Gaming or any of its Restricted Subsidiaries to the lesser of:

(1) the amount of FF&E used in such Gaming Facility and financed by such Permitted FF&E Financing; or

(2) $10 million;

(9) So long as no Event of Default has occurred and is continuing, Indebtedness of Boyd Gaming not otherwise permitted to be Incurred pursuant to the provisions of the immediately preceding paragraph or this paragraph in an aggregate amount Incurred not to exceed $25 million; or

(10) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding pursuant to the provisions of the immediately preceding paragraph or clauses (1), (2), (3), (8) and this clause (10) of this paragraph.

For purposes of determining compliance with the “Limitation on Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Boyd Gaming will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness outstanding under Boyd Gaming’s Credit Facility on the Issue Date, after giving effect to the application of the proceeds from the issuance of the notes, will be deemed to have been incurred under clause (3) of the second paragraph above.

Limitation on Layered Indebtedness

Boyd Gaming shall not, directly or indirectly, Incur any Indebtedness which is subordinate or junior in right of payment to any Senior Debt unless such Indebtedness is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. Boyd Gaming shall not permit any of its Restricted Subsidiaries to issue any Guarantee with respect to any Senior Subordinated Debt or Subordinated Obligations of Boyd Gaming unless such Restricted Subsidiary has executed and delivered to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on terms and conditions (including with respect to any Liens securing such Guarantees) at least as favorable to the holders of the notes as such Guarantee and:

(1) in the case of Senior Subordinated Debt, such Guarantee (and related Liens, if any) shall rank equal in right of payment with such Guarantee of the notes; and

(2) in the case of Subordinated Obligations, such Guarantee (and related Liens, if any) shall be subordinated in right of payment to such Guarantee of the notes to at least the same extent as such Subordinated Obligations are subordinated to the notes.

Limitation on Restricted Payments

Boyd Gaming shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) Boyd Gaming could not Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of “ — Limitation on Indebtedness;” or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments made from and after July 22, 1997 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal, without duplication, to the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 1997 to the end of the most recent fiscal quarter ended immediately prior to the date of such Restricted Payment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(B) the aggregate Net Cash Proceeds received by Boyd Gaming from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to March 31, 1997 (other than an issuance or sale to a Subsidiary of Boyd Gaming or an employee stock ownership plan or other trust established by Boyd Gaming or any of its Subsidiaries or pursuant to clauses (3) or (4) in the following paragraph);

(C) the amount by which Indebtedness of Boyd Gaming or any Restricted Subsidiary is reduced on Boyd Gaming’s balance sheet upon the conversion or exchange (other than an issuance or sale to a Subsidiary of Boyd Gaming or an employee stock ownership plan or other trust established by Boyd Gaming or any of its Subsidiaries) subsequent to March 31, 1997, of any Indebtedness of Boyd Gaming or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Boyd Gaming (less the amount of any cash or other property distributed by Boyd Gaming or any Restricted Subsidiary upon such conversion or exchange);

(D) the amount equal to the net reduction in Investments subsequent to March 31, 1997 resulting from:

(1) payments of dividends, repayments of loans or advances or other transfers of assets to Boyd Gaming or any Restricted Subsidiary or the satisfaction or reduction (other than by means of payments by Boyd Gaming or any Restricted Subsidiary) of obligations of other Persons which have been Guaranteed by Boyd Gaming or any Restricted Subsidiary; or

(2) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, in each case such net reduction in Investments being:

(x) valued as provided in the definition of “Investment;”

(y) an amount not to exceed the aggregate amount of Investments previously made by Boyd Gaming or any Restricted Subsidiary which were treated as a Restricted Payment; and

(z) included in this clause (D) only to the extent not included in Consolidated Net Income;

(E) payments of dividends, repayments of loans or advances or other transfers of assets to Boyd Gaming or any Restricted Subsidiary from the Borgata Joint Venture to the extent such dividends, repayments, advances or other transfers exceed $100 million; but only to the extent that any such payments are excluded from the computation of Consolidated Net Income; and

(F) $75 million.

The provisions of the preceding paragraph shall not prohibit:

(1) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with such provisions; provided that at the time of payment of such dividend no Default under any provision of the indenture other than this covenant shall have occurred and be continuing (or would result therefrom);

(2) the redemption or repurchase of any Capital Stock or Indebtedness of Boyd Gaming (other than any Capital Stock or Indebtedness which is held or beneficially owned by, or issued by, any member of the Boyd Family, Boyd Gaming or any Affiliate of Boyd Gaming),

(A) if the holder or beneficial owner of such Capital Stock or Indebtedness is required to qualify under the Gaming Laws and does not so qualify; or

(B) if necessary in the reasonable, good faith judgment of the Board of Directors, as evidenced by a Board Resolution, to prevent the loss or secure the reinstatement of any Gaming License which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of Boyd Gaming and its Subsidiaries, taken as a whole, or would restrict the ability of Boyd Gaming or any of its Subsidiaries to conduct business in any gaming jurisdiction;

(3) any purchase, redemption or other acquisition or retirement of Capital Stock of Boyd Gaming made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of Boyd Gaming;

(4) any purchase, redemption or other acquisition or retirement of the Indebtedness of any Person made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of Boyd Gaming;

(5) any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness from the proceeds of Permitted Refinancing Indebtedness;

(6) Investments not to exceed $100 million in the Borgata Joint Venture made subsequent to March 31, 1997;

(7) Investment Guarantees to the extent permitted by the provisions described under the caption, “ — Limitation on Indebtedness” above that constitute Permitted Joint Venture Investments and Guarantee (with full rights of subrogation) Indebtedness Incurred by a Permitted Joint Venture to acquire or construct Gaming Facilities provided that such Indebtedness:

(A) is not expressly subordinated in right of payment or otherwise to any other Indebtedness of such Permitted Joint Venture; and

(B) is secured by first priority security interests in such Gaming Facilities;

(8) payments pursuant to Investment Guarantees which were entered into in compliance with clause (7) of this paragraph; and

(9) any Permitted Stardust Contribution.

The full amount of any Restricted Payments made subsequent to March 31, 1997 pursuant to clauses (1), and (2) of the preceding paragraph (but not pursuant to clauses (3), (4), (5), (6), and (9) of the preceding paragraph) shall be included in the calculation of the aggregate amount of the Restricted Payments referred to in the next preceding paragraph.

With respect to any Investment Guarantee:

(1) if at any time Boyd Gaming or any Restricted Subsidiary ceases to control the day-to-day operations of the Permitted Joint Venture the Indebtedness of which is Guaranteed by the Investment Guarantee, the full amount of such Investment Guarantee shall thereafter be included in the calculation of the aggregate amount of Restricted Payments referred to in the first paragraph under this section; and

(2) if Boyd Gaming or a Restricted Subsidiary retains such control, any amount actually paid pursuant to such Investment Guarantee shall be included in the calculation of the aggregate amount of Restricted Payments referred to in the first paragraph under this section.

Limitation on Liens

Boyd Gaming shall not, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property, whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, which secures Indebtedness that ranks pari passu with or is subordinated to the notes unless:

(1) if such Lien secures Indebtedness that ranks pari passu with the notes, the notes are secured on an equal and ratable basis with the obligations so secured; or

(2) if such Lien secures Indebtedness that is subordinated to the notes, such Lien shall be subordinated to a Lien granted to the holders of notes in the same collateral as that securing such Indebtedness subordinated to the notes to the same extent as such subordinated Indebtedness is subordinated to the notes.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to Boyd Gaming or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

(2) pay any indebtedness owed to Boyd Gaming or any other Restricted Subsidiary;

(3) make loans or advances to Boyd Gaming or any other Restricted Subsidiary; or

(4) transfer any of its Property to Boyd Gaming or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(A) agreements in effect on the Issue Date;

(B) applicable law;

(C) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(D) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; or

(E) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated; provided, however, that such agreements are not entered into in anticipation or contemplation of such designation.

Nothing contained in this covenant shall prevent Boyd Gaming or any Restricted Subsidiary from granting any Lien permitted by the “ — Limitation on Liens” covenant.

Limitation on Transactions with Affiliates

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property, the making of any Investment, the giving of any Guarantee or the rendering or receiving of any service) with, from or for the benefit of any Affiliate, any Related Person or any officer or director of any Affiliate or a Related Person (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are in writing, in the best interest of Boyd Gaming or such Restricted Subsidiary, as the case may be, and at least as favorable to Boyd Gaming or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction in a similar transaction in arm’s-length dealings with a Person who is not such an Affiliate, Related Person or officer or director of an Affiliate or Related Person;

(2) with respect to each Affiliate Transaction involving aggregate payments to either party in excess of $5 million, Boyd Gaming delivers to the trustee an Officers’ Certificate certifying that such Affiliate Transaction was approved by a majority of the disinterested members of the Board of Directors and that such Affiliate Transaction complies with clause (1); and

(3) with respect to each Affiliate Transaction involving aggregate payments in excess of $10 million, Boyd Gaming delivers to the trustee an opinion letter from an Independent Advisor to the effect that such Affiliate Transaction is fair, from a financial point of view.

Notwithstanding the foregoing limitation, Boyd Gaming may enter into or suffer to exist the following:

(1) any transaction pursuant to any contract in existence on the Issue Date;

(2) any Restricted Payment permitted to be made pursuant to “ — Limitation on Restricted Payments”;

(3) any transaction or series of transactions between Boyd Gaming and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries; and

(4) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Boyd Gaming or any of its Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor.

Maintenance of Properties and Other Matters

Boyd Gaming shall, and shall cause each of its Subsidiaries to, maintain its Properties in good working order and condition and make all necessary repairs, renewals and replacements; provided, however, that nothing in this provision shall prevent Boyd Gaming or any of its Subsidiaries from discontinuing the operation and maintenance of any of its Properties, if such discontinuance is, in the judgment of Boyd Gaming, both desirable in the conduct of the business of Boyd Gaming and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders.

Boyd Gaming shall, and shall cause each of its Subsidiaries to, insure and keep insured, with financially sound and reputable insurers, so much of their respective Properties and in such amounts as is usually and customarily insured by Persons engaged in a similar business with respect to Properties of a similar character against loss by fire and the extended coverage perils. None of Boyd Gaming or any of its Subsidiaries shall maintain a system of self-insurance in lieu of or in combination with the foregoing insurance with respect to its Properties; provided that deductibles under the insurance policy or policies of Boyd Gaming and its Subsidiaries shall not be considered to be self-insurance as long as such deductibles accord with financially sound and approved practices of Persons owning or operating Properties of a similar character and maintaining similar insurance coverage.

Boyd Gaming shall, and shall cause each of its Subsidiaries to, keep proper books and records of accounts in which full and correct entries will be made of all its business transactions in accordance with GAAP. Boyd Gaming shall cause the books and records of accounts of Boyd Gaming and its Subsidiaries to be examined, either on a consolidated or on an individual basis, by one or more firms of independent public accountants not less frequently than annually. Boyd Gaming shall, and shall cause each of its Subsidiaries to, prepare its financial statements in accordance with GAAP.

Boyd Gaming shall, and shall cause each of its Subsidiaries to, comply with all Legal Requirements and to obtain any licenses, permits, franchises or other authorizations, including Gaming Licenses, from Governmental Authorities necessary to the ownership or operation of its Properties or to the conduct of its business.

Notwithstanding the foregoing provisions in this covenant, failure by Boyd Gaming or any of its Subsidiaries to comply with such provisions shall not be deemed to be a breach of such provisions to the extent that such failure would not have a material adverse effect on Boyd Gaming and its Subsidiaries, taken as a whole.

Limitation on Activities of Boyd Gaming

Boyd Gaming shall not, and shall not permit any of its Restricted Subsidiaries to, engage in (through acquisition or otherwise) any business other than a Related Business.

Limitation on Status as an Investment Company

Boyd Gaming shall not, and shall not permit any of its Subsidiaries to, become an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), to the extent such status would subject Boyd Gaming or any such Subsidiary to regulation under the Investment Company Act, except for Subsidiaries established for the purpose of financing the operating businesses of Boyd Gaming and its Subsidiaries.

Payment for Consent

Boyd Gaming will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Merger, Consolidation and Sale of Assets

Boyd Gaming shall not merge or consolidate with or into any other entity (other than a merger or consolidation of a Restricted Subsidiary with or into Boyd Gaming) or in one transaction or a series of related transactions sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its Property unless:

(1) the entity formed by or surviving any such consolidation or merger (if Boyd Gaming is not the surviving entity) or the Person to which such sale, assignment, transfer, lease or conveyance is made (the “Successor”):

(A) shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation, the due and punctual payment of the principal, premium, if any, and interest on all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by Boyd Gaming; and

(B) the Successor shall have all Gaming Licenses required to operate all Gaming Facilities to be owned by such Successor;

(2) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of Boyd Gaming’s Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(3) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), Boyd Gaming or the Successor, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of “ — Limitation of Indebtedness”; and

(5) immediately after giving effect to such transaction or series of transactions on a pro forma basis including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), Boyd Gaming or the Successor shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Boyd Gaming immediately prior to the transaction or series of transactions.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Boyd Gaming will furnish to the Holders of notes, within 15 days after the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Boyd Gaming were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Boyd Gaming’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Boyd Gaming were required to file such reports.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Boyd Gaming will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing). In addition, Boyd Gaming has agreed that, until the consummation of the exchange offer and, in the event that, at any time thereafter, Boyd Gaming is no longer subject to the reporting requirements under the Exchange Act for so long as any notes remain outstanding, it will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default with respect to payment of interest on any of the notes when it becomes due and payable, and the continuance of such default for a period of 30 days, whether or not prohibited by the subordination provisions of the indenture;

(2) default with respect to payment of principal or premium, if any, on any of the notes when due at maturity, upon acceleration, required purchase or otherwise, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Boyd Gaming to observe, perform or comply with the covenants and agreements described in “ — Merger, Consolidation and Sale of Assets” herein;

(4) failure by Boyd Gaming to observe, perform or comply with any of the other covenants and agreements in the indenture and such failure to observe, perform or comply continues for a period of 30 days after receipt by Boyd Gaming of a written notice from the trustee or Holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(5) Indebtedness of Boyd Gaming or any Restricted Subsidiary is not paid when due within any applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated Indebtedness exceeds $10 million;

(6) the entry by a court of competent jurisdiction of one or more judgments or orders against Boyd Gaming or any Restricted Subsidiary in an uninsured aggregate amount in excess of $10 million and such judgment or order is not discharged, waived, stayed or satisfied for a period of 60 consecutive days;

(7) certain events of bankruptcy, insolvency or reorganization affecting Boyd Gaming or any Restricted Subsidiary; and

(8) any revocation, suspension or loss of any Gaming License which results in the cessation of business for a period of more than 90 consecutive days of the business of any Gaming Facility owned, leased or operated directly or indirectly by Boyd Gaming or any of its Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors, evidenced by a Board Resolution, both desirable in the conduct of the business of Boyd Gaming and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders).

A Default under clauses (5), (6) or (8) above is not an Event of Default until the trustee or Holders of not less than 25% in aggregate principal amount of the notes notify Boyd Gaming of the Default.

Boyd Gaming shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default, its status and what action Boyd Gaming is taking or proposes to take with respect thereto.

The indenture provides that the trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the trustee, will give notice to the Holders; provided, however, that, except in the case of a default in payment of principal of or interest on the notes, the trustee may withhold such notice as long as it in good faith determines that such withholding is in the interest of the Holders.

The indenture provides that if an Event of Default with respect to the notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Boyd Gaming or a

Restricted Subsidiary) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may accelerate the maturity of all the notes in which event the notes shall become immediately due and payable; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Boyd Gaming or a Restricted Subsidiary shall occur, the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the Holders.

The Holders of a majority in principal amount of the notes then outstanding shall have the right to waive any existing Default with respect to the notes or compliance with any provision of the indenture or the notes and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No Holder will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

(1) such Holder shall have previously given to the trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as a trustee; and

(3) the trustee shall not have received from the Holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal of and premium, if any, or interest on such Holder’s note on or after the respective due dates expressed in such note.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Boyd Gaming, as such, will have any liability for any obligations of Boyd Gaming under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Boyd Gaming may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) Boyd Gaming’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Boyd Gaming’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Boyd Gaming may, at its option and at any time, elect to have the obligations of Boyd Gaming released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Boyd Gaming) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Boyd Gaming must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Boyd Gaming must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Boyd Gaming has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) Boyd Gaming has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Boyd Gaming has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Boyd Gaming is a party or by which Boyd Gaming is bound;

(6) Boyd Gaming must deliver to the trustee an officers’ certificate stating that the deposit was not made by Boyd Gaming with the intent of preferring the Holders of notes over the other creditors of Boyd Gaming with the intent of defeating, hindering, delaying or defrauding creditors of Boyd Gaming or others; and

(7) Boyd Gaming must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder of an outstanding note, an amendment or waiver may not, among other things:

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note, reduce the premium payable upon the redemption of any note or change the time at which note may be redeemed (other than provisions relating to the covenants described above under the caption “ — Repurchase at the Option of Holders”);

(4) impair the right of any Holder to receive payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(5) make any note payable in money other than that stated in the notes;

(6) make any change to the subordination provisions of the indenture that would adversely affect the holders of the notes; or

(7) release any security interest in favor of the notes.

Notwithstanding the preceding, without the consent of any Holder of notes, Boyd Gaming and the trustee may amend or supplement the indenture, among other things:

(1) to cure any ambiguity, defect, omission or inconsistency;

(2) to provide for the assumption by a successor corporation of Boyd Gaming’s obligations under the indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Internal Revenue Code;

(4) to add Guarantees with respect to the notes and to release such Guarantees when required by the terms thereof;

(5) to secure the notes;

(6) to add to the covenants of Boyd Gaming for the benefit of the Holders of the notes or to surrender any right or power conferred upon Boyd Gaming;

(7) to make any change that does not adversely affect the rights of any Holder of notes;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(9) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture on the Issue Date.

The consent of the Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment of the indenture becomes effective, Boyd Gaming is required to mail to the Holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Boyd Gaming, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Boyd Gaming has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) Boyd Gaming has paid or caused to be paid all other sums payable by it under the indenture;

(3) other than with respect to a discharge when the notes have become due and payable, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Boyd Gaming is a party or by which Boyd Gaming is bound; and

(4) Boyd Gaming has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Boyd Gaming must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Boyd Gaming, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The exchange notes will be issued in the form of one or more notes in global form (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of DTC or its nominee, who will be the Global Notes Holder.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are participating organizations or “participants” in such system or indirectly through organizations that are participants in such system. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Boyd Gaming nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Boyd Gaming takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Boyd Gaming that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Boyd Gaming that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Boyd Gaming and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Boyd Gaming, the trustee nor any agent of Boyd Gaming or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Boyd Gaming that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Boyd Gaming. Neither Boyd Gaming nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Boyd Gaming and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies Boyd Gaming that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, Boyd Gaming fails to appoint a successor depositary;

(2) Boyd Gaming, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

Boyd Gaming will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Boyd Gaming will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes, by mailing a check to each such Holder’s registered address.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means:

(1) any Property (other than cash, cash equivalents or securities) to be owned by Boyd Gaming or a Restricted Subsidiary and used in a Related Business;

(2) the costs of improving, restoring, replacing or developing any Property owned by Boyd Gaming or a Restricted Subsidiary which is used in a Related Business; or

(3) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the procedure for designation of Restricted Subsidiaries set forth below in the definition of “Restricted Subsidiary.”

“Affiliate” means, with respect to any Person, a Person

(1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person,

(2) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such Person (or a 10% or greater equity interest in a Person which is not a corporation), or

(3) of which 10% or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such Person.

The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means the sale, conveyance, transfer, lease or other disposition, whether in a single transaction or a series of related transactions (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions or pursuant to the merger of Boyd Gaming or any of its Restricted Subsidiaries with or into any person other than Boyd Gaming or one of its Restricted Subsidiaries), by Boyd Gaming or one of its Restricted Subsidiaries to any Person other than Boyd Gaming or one of its Restricted Subsidiaries of:

(1) any of the Capital Stock or other ownership interests of any Subsidiary of Boyd Gaming or

(2) any other Property of Boyd Gaming or any Property of its Restricted Subsidiaries,

in each case not in the ordinary course of business of Boyd Gaming or such Restricted Subsidiary.

Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

(A) any issuance or other such disposition of Capital Stock or other ownership interests of any Restricted Subsidiary to Boyd Gaming or another Restricted Subsidiary;

(B) any such disposition of Property between or among Boyd Gaming and its Restricted Subsidiaries;

(C) the sale or other disposition of cash or Temporary Cash Investments;

(D) any exchange of like Property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Related Business; and

(E) a Restricted Payment that is Permitted by the covenant described above under the caption “—Certain Covenants — Limitation on Restricted Payments.”

“Attributable Indebtedness” means Indebtedness deemed to be Incurred in respect of a Sale/Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Board of Directors” means the Board of Directors of Boyd Gaming or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Boyd Gaming to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the trustee.

“Borgata Facility” means the casino facility in Atlantic City, New Jersey developed pursuant to the Borgata Joint Venture.

“Borgata Joint Venture” means the joint venture pursuant to that certain Joint Venture Agreement dated as of May 29, 1996, by and between MAC, CORP., a wholly-owned subsidiary of Mirage Resorts, Incorporated, a Nevada corporation, and Grand K, Inc., a wholly-owned subsidiary of Boyd Gaming, which subsequently assigned its interest to Boyd Atlantic City, Inc., as such agreement is amended from time to time.

“Boyd Family” means William S. Boyd, any direct descendant or spouse of such person, or any direct descendant of such spouse, and any trust or other estate in which each person who has a beneficial interest, directly or indirectly through one or more intermediaries, in Capital Stock of Boyd Gaming is one of the foregoing persons.

“Capital Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of “— Certain Covenants — Limitation on Liens,” Capital Lease Obligations shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

A “Change of Control” shall be deemed to occur if:

(1) any “person” or “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and other than a Restricted Subsidiary, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the total voting power of all classes of the Voting Stock of Boyd Gaming and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis; provided that for purposes of this clause (1), the members of the Boyd Family shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as the members of the Boyd Family beneficially own (as so defined), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of the parent corporation;

(2) the sale, lease, conveyance or other transfer of all or substantially all of the Property of Boyd Gaming (other than to any Restricted Subsidiary) shall have occurred;

(3) the stockholders of Boyd Gaming shall have approved any plan of liquidation or dissolution of Boyd Gaming;

(4) Boyd Gaming consolidates with or merges into another Person or any Person consolidates with or merges into Boyd Gaming in any such event pursuant to a transaction in which the outstanding Voting Stock of Boyd Gaming is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(A) the outstanding Voting Stock of Boyd Gaming is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock; and

(B) the holders of the Voting Stock of Boyd Gaming immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction; or

(5) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of Boyd Gaming was approved by a vote of either:

(A) 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved; or

(B) members of the Boyd Family who beneficially own (as defined for purposes of clause (1) above), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of Boyd Gaming), cease for any reason to constitute a majority of the Board of Directors then in office.

“Consolidated EBITDA” means, for any period, without duplication, the sum of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby: (a) Consolidated Fixed Charges, (b) provisions for taxes based on income, (c) consolidated depreciation expense, (d) consolidated amortization expense, (e) all preopening expenses paid or accrued, and (f) other noncash items reducing Consolidated Net Income, minus other noncash items increasing Consolidated Net Income;

all as determined on a consolidated basis for Boyd Gaming and its Restricted Subsidiaries in conformity with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA during the Reference Period to the aggregate amount of Consolidated Fixed Charges during the Reference Period.

“Consolidated Fixed Charges” means, for any period, the total interest expense of Boyd Gaming and its consolidated Subsidiaries (other than Unrestricted Subsidiaries) including:

(1) the interest component of Capital Lease Obligations,

(2) one-third of the rental expense attributable to operating leases,

(3) amortization of Indebtedness discount and commissions, discounts and other similar fees and charges owed with respect to Indebtedness,

(4) noncash interest payments,

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(6) net costs pursuant to Interest Rate Agreements,

(7) dividends on all Preferred Stock of Restricted Subsidiaries held by Persons other than Boyd Gaming or a Restricted Subsidiary,

(8) interest attributable to the Indebtedness of any other Person for which Boyd Gaming or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise (including Indebtedness Guaranteed pursuant to Investment Guarantees) and

(9) any dividend or distribution, whether in cash, property or securities, on Disqualified Stock of Boyd Gaming.

“Consolidated Net Income” means for any period, the net income (loss) of Boyd Gaming and its Subsidiaries determined in accordance with GAAP; provided, however, that the following items shall be excluded from the computation of Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in (4) below,

(A) the net income (or, if applicable, Boyd Gaming’s equity in the net income) of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Boyd Gaming or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B) Boyd Gaming’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income;

(2) any net income (loss) of any Person acquired by Boyd Gaming or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Boyd Gaming, except that:

(A) subject to the limitations contained in (4) below, Boyd Gaming’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Boyd Gaming or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and

(B) Boyd Gaming’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain or loss realized upon the sale or other disposition of any Property of Boyd Gaming or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5) items classified as extraordinary or any non-cash item classified as nonrecurring; and

(6) the cumulative effect of a change in accounting principles.

“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of Boyd Gaming and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

(1) the par or stated value of all outstanding Capital Stock plus

(2) paid-in capital or capital surplus relating to such Capital Stock plus

(3) any retained earnings or earned surplus less

(A) any accumulated deficit and

(B) any amounts attributable to Disqualified Stock.

“Credit Facility” means the senior secured credit facility outstanding on the Issue Date, as amended from time to time, among Boyd Gaming, certain Subsidiaries and a syndicate of banks, and any extensions, revisions, refinancings or replacements thereof by an institutional lender or syndicate of institutional lenders.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” means (1) indebtedness under or in respect of the Credit Facility and (2) any Senior Debt of Boyd Gaming which, at the date of determination, has an aggregate principal amount outstanding of, or under which at the date of determination the holders thereof are committed to lend up to, at least $25 million and is specifically designated by Boyd Gaming in the instrument evidencing or governing such Senior Debt as “ Designated Senior Debt” for purposes of the indenture.

“Disqualified Stock” of a Person means any Capital Stock of such Person:

(1) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise

(A) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(B) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(C) is convertible or exchangeable or exercisable for Indebtedness; and

(2) as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, in the case of each of clauses (1) or (2) on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that such Capital Stock of Boyd Gaming or any of its Subsidiaries shall not constitute Disqualified Stock if it is redeemable prior to the first anniversary of the Stated Maturity of the notes only if:

(A) the holder or a beneficial owner of such Capital Stock is required to qualify under the Gaming Laws and does not so qualify, or

(B) the Board of Directors determines in its reasonable, good faith judgment, as evidenced by a Board Resolution, that as a result of a holder or beneficial owner owning such Capital Stock, Boyd Gaming or any of its Subsidiaries has lost or may lose any Gaming License, which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of Boyd Gaming and its Subsidiaries, taken as a whole, or would restrict the ability of Boyd Gaming or any of its Subsidiaries to conduct business in any gaming jurisdiction.

“Event of Loss” means, with respect to any Property, any loss, destruction or damage of such Property, or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation or requisition of the use of such Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means with respect to any Property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided:

(1) if such Property has a Fair Market Value of less than $5 million, by any Officer of Boyd Gaming; or

(2) if such Property has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the trustee.

“GAAP” means accounting principles generally accepted in the United States of America in effect on the date of the indenture.

“Gaming Authority” means any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Illinois Gaming Board, the Indiana Gaming Commission and any other agency (including, without limitation, any agency established by a federally-recognized Indian tribe to regulate gaming on such tribe’s reservation) which has, or may at any time after the date of the indenture have, jurisdiction over the gaming activities of Boyd Gaming or any of its Subsidiaries or any successor to such authority.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment or 100% of the equity interest of a Person the primary business of which is ownership and operation of any of the foregoing.

“Gaming Laws” means the gaming laws of a jurisdiction or jurisdictions to which Boyd Gaming or any of its Subsidiaries is, or may at any time after the date of the indenture be, subject.

“Gaming License” means any license, permit, franchise or other authorization from any governmental authority required on the date of the indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of Boyd Gaming and its Subsidiaries, including all licenses granted under Gaming Laws and other Legal Requirements.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such first Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business; or (ii) any obligation in the nature of a completion guaranty which is limited solely to an obligation to complete the development, construction or opening of any new Gaming Facility entered into on behalf of any Permitted Joint Venture. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the consolidated balance sheet of such Person including by merger or operation of law (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing). The accretion of principal of a noninterest bearing or other discount security shall not be deemed the Incurrence of Indebtedness so long the amount thereof is included in the computation of “Consolidated Fixed Charges” for all purposes under the indenture.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the Property of such Person or only to a portion thereof), or the principal amount of such indebtedness evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

(1) any Capital Lease Obligations;

(2) Indebtedness of other Persons secured by a Lien to which the Property owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such Property or the amount of the Indebtedness so secured);

(3) Guarantees of Indebtedness of other Persons;

(4) any Disqualified Stock;

(5) any Attributable Indebtedness;

(6) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments or credit transactions issued for the account of such Person (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

(7) in the case of Boyd Gaming, Preferred Stock of its Restricted Subsidiaries; and

(8) obligations pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement.

Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock or Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock or Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any other obligations described in clauses (1) through (8) above in respect thereof at such date.

“Independent Advisor” means, an investment banking firm of national standing with non-investment grade debt underwriting experience or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of Boyd Gaming.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others), in connection with the performance of obligations under any completion guaranty or otherwise, to, or Incurrence of an Investment Guarantee or a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including the designation by the Board of Directors of a Person to be an Unrestricted Subsidiary. In determining the amount of any Investment in respect of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (or any successor to the rating agency business thereof) and BBB— (or the equivalent) by S&P (or any successor to the rating agency business thereof).

“Investment Grade Status” means any time at which the ratings of the notes by each of Moody’s (or any successor to the rating agency business thereof) and S&P (or any successor to the rating agency business thereof) are Investment Grade Ratings.

“Investment Guarantee” means any Guarantee by Boyd Gaming or a Restricted Subsidiary of Indebtedness of a Permitted Joint Venture; provided, such Guarantee complies with the requirements of clause (8) of the second paragraph of “— Limitation on Restricted Payments”; provided, further, that only such Indebtedness of such Permitted Joint Venture Guaranteed by Boyd Gaming or a Restricted Subsidiary that matures by its terms prior to the time (if any) that the ability of Boyd Gaming or a Restricted Subsidiary to control the day-to-day operations of such Permitted Joint Venture (pursuant to a management contract or otherwise) is scheduled to expire may constitute Indebtedness subject to an Investment Guarantee.

“Issue Date” means the date on which the notes are initially issued.

“Legal Requirements” means all laws, statutes and ordinances and all rules, orders, rulings, regulations, directives, decrees, injunctions and requirements of all governmental authorities, that are now or may hereafter be in existence, and that may be applicable to Boyd Gaming or any Subsidiary or Affiliate thereof or the trustee (including building codes, zoning and environmental laws, regulations and ordinances and Gaming Laws), as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable.

“Lien” means with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). Any Sale/Leaseback Transaction shall be deemed to constitute a Lien on the Property which is the subject of such Sale/Leaseback Transaction securing the Attributable Indebtedness represented thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Proceeds” from any Asset Sale or Event of Loss by any Person or its Restricted Subsidiaries means cash and cash equivalents received in respect of the Property sold or with respect to which an Event of Loss occurred, net of:

(1) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary Incurred in connection with an Asset Sale of such type, including, without limitation, all legal, title and recording tax expenses, commissions and fees and expenses incurred (but excluding any finder’s fee or broker’s fee payable to any Affiliate of such Person) and all Federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale or Event of Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries,

(2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale or Event of Loss, and

(3) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Asset Sale or Event of Loss; provided, however, that, in the event that any consideration for an Asset Sale (which would otherwise constitute Net Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided further, however, that any noncash consideration received in connection with an Asset Sale or Event of Loss which is subsequently converted to cash shall be deemed to be Net Proceeds at and from the time of such conversion.

“Non-Recourse Indebtedness” means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law:

(1) no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and

(2) enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property purchased with the proceeds of the Incurrence of such Indebtedness and as to which neither Boyd Gaming nor any of its Restricted Subsidiaries provides any credit support or is liable.

“Officer” means the Chief Executive Officer, President, Treasurer, any Executive Vice President, Senior Vice President or any Vice President of Boyd Gaming.

“Officers’ Certificate” means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of Boyd Gaming.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to Boyd Gaming or the trustee.

“Permitted FF&E Financing” means Indebtedness of Boyd Gaming or any of its Restricted Subsidiaries that is Incurred to finance the acquisition or lease after the date of the indenture of newly acquired or leased furniture, fixtures or equipment (“FF&E”) used directly in the operation of a Gaming Facility owned or leased by Boyd Gaming or its Restricted Subsidiaries and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of the FF&E so purchased or leased.

“Permitted Holders” means the Boyd Family and any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) comprised solely of members of the Boyd Family.

“Permitted Investment” means an Investment by Boyd Gaming or any Restricted Subsidiary in:

(1) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Boyd Gaming or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) Temporary Cash Investments;

(4) receivables owing to Boyd Gaming or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Boyd Gaming or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of Boyd Gaming or such Restricted Subsidiary, as the case may be;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Boyd Gaming or any Restricted Subsidiary or in satisfaction of judgments; and

(8) securities received pursuant to clause (2) of the first paragraph under “— Redemption at the Option of Holders — Asset Sales; Events of Loss.”

“Permitted Joint Venture” means a Person in which a Permitted Joint Venture Investment has been made by Boyd Gaming or any Restricted Subsidiary.

“Permitted Joint Venture Investment” means any Investment in a Person primarily engaged or preparing to engage in a Related Business if (1) other than with respect to any Person which is a Native American tribe or an agency or instrumentality thereof, immediately after giving effect to such Investment, Boyd Gaming or a Restricted Subsidiary will own at least 35% of the shares of Capital Stock (including at least 35% of the total voting power thereof) of such Person, and will control the day-to-day operations of such Person pursuant to a management contract or otherwise; or (2) with respect to any Person which is a Native American tribe or an agency or instrumentality thereof, there is in effect a written agreement which has been approved by all required Gaming Authorities, pursuant to which Boyd Gaming or one of its Restricted Subsidiaries will manage such tribe’s gaming activities at the facility or facilities for which the Investment is being made in exchange for customary fees and reimbursements.

“Permitted Liens” means:

(1) Liens for taxes, assessments or governmental charges or levies on the Property of Boyd Gaming if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens on the Property of Boyd Gaming which secure payment of obligations arising in the ordinary course of business;

(3) Liens on the Property of Boyd Gaming in favor of issuers of performance bonds and surety bonds obtained in the ordinary course of business;

(4) other Liens on the Property of Boyd Gaming incidental to the conduct of its business or the ownership of its Properties which were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof in the operation of its business;

(5) pledges or deposits by Boyd Gaming under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Boyd Gaming or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of Boyd Gaming or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(6) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and do not materially detract from the value of such Property; and

(7) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture.

“Permitted Refinancing Indebtedness” means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements (and including refinancings by Boyd Gaming of Indebtedness of a Restricted Subsidiary) so long as:

(1) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement,

(2) the average life and Stated Maturity is not shortened, and

(3) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced; provided, however, that Permitted Refinancing Indebtedness shall not include:

(a) Indebtedness of a Subsidiary that refinances Indebtedness of Boyd Gaming or another Subsidiary or

(b) Indebtedness of Boyd Gaming that refinances the Indebtedness of an Unrestricted Subsidiary.

“Permitted Stardust Contribution” shall mean the contribution by Mare-Bear, Inc. (or any other Subsidiary which owns the Stardust Casino facility on the Las Vegas Strip) of the Stardust real estate (and improvements thereon) to a Permitted Joint Venture which is not a Subsidiary of Boyd Gaming, which contribution shall be permitted if (i) it occurs subsequent to the opening of Borgata Facility; (ii) pro forma for such contribution the Consolidated Fixed Charge Coverage Ratio of Boyd Gaming and its Restricted Subsidiaries is 2.5 to 1 or greater; (iii) at the time Boyd Gaming enters into a binding agreement to make any such contribution the notes have ratings from S&P and Moody’s which are not less than the ratings assigned by such rating agencies to the notes on the Issue Date, respectively (and there is no announced review pending for a possible downgrade of such ratings); (iv) the terms of any such contribution comply with the requirements of the provision described above under “— Certain Covenants — Limitation on Transactions with Affiliates,” without regard to the exception set forth in clause (2) of the second paragraph thereof; and (v) Boyd Gaming shall have delivered to the trustee under the indenture for payment to the Holders of the notes, an amount equal to the greatest of (a) $7.50 per each $1,000 principal amount of notes then outstanding; or (b) an amount per $1,000 principal amount of notes then outstanding equal to the amount, if any, paid (per $1,000 principal amount) to the holders of Boyd Gaming 8.75% Senior Subordinated Notes due 2012, as consideration for their consent to such contribution of the Stardust property to a permitted joint venture.

“Person” means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such first Person).

“Public Equity Offering” means an underwritten public offering of Capital Stock of Boyd Gaming pursuant to an effective registration statement under the Securities Act.

“Qualified Non-Recourse Debt” means Indebtedness:

(1) as to which neither Boyd Gaming nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; provided, however, that the provision by Boyd Gaming of a completion guaranty or the making of payments with respect thereto, in each case, to the extent permitted under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments,” shall not prevent any Indebtedness from constituting Qualified Non-Recourse Debt;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness of Boyd Gaming or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Boyd Gaming or any of its Restricted Subsidiaries.

“Rating Agencies” means S&P and Moody’s or any successor to the respective rating agency businesses thereof.

“Rating Decline” shall have occurred if at any date within 90 calendar days after the date of public disclosure of the occurrence of a Change of Control (which period will be extended for so long as Boyd Gaming’s debt ratings are under publicly announced review for possible downgrading (or without an indication of the direction of a possible ratings change) by either Moody’s or S&P or their respective successors) the notes no longer have Investment Grade Status.

“Reference Period” means the period of four consecutive fiscal quarters ending with the last full fiscal quarter immediately preceding the date of a proposed Incurrence, Restricted Payment or other transaction.

“Related Business” means the business conducted (or proposed to be conducted) by Boyd Gaming and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of casino), owned, or to be owned, leased or managed by Boyd Gaming or one of its Subsidiaries.

“Related Person” means any legal or beneficial owner of 5% or more of any class of Capital Stock of Boyd Gaming or any of its Subsidiaries.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Debt of Boyd Gaming.

“Restricted Payment” means:

(1) any dividend or distribution (whether made in cash, property or securities) declared or paid on or with respect to any shares of Capital Stock of Boyd Gaming or to Boyd Gaming’s stockholders except for such dividends or distributions payable solely in Capital Stock of Boyd Gaming (other than Disqualified Stock of Boyd Gaming);

(2) a payment made by Boyd Gaming or any Restricted Subsidiary (other than to Boyd Gaming or a Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of Boyd Gaming or Capital Stock of any Affiliate of Boyd Gaming or any warrants, rights or options, to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock;

(3) a payment made by Boyd Gaming or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of Boyd Gaming which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes; or

(4) any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of Boyd Gaming that:

(a) has not been designated by the Board of Directors of Boyd Gaming as an Unrestricted Subsidiary, or

(b) was an Unrestricted Subsidiary but has been redesignated by the Board of Directors of Boyd Gaming as a Restricted Subsidiary,

in each case as provided under the definition of Unrestricted Subsidiary; provided, however, that no Subsidiary shall become a Restricted Subsidiary unless, immediately after giving pro forma effect to such designation, Boyd Gaming would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of “Certain Covenants — Limitation on Indebtedness.”

“Sale/Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which a payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Senior Debt” means:

(1) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Boyd Gaming to the extent post-filing interest is allowed in such proceeding) in respect of (A) Indebtedness of Boyd Gaming for borrowed money and (B) Indebtedness of Boyd Gaming evidenced by notes, debentures, bonds or other similar instruments permitted under the indenture for the payment of which Boyd Gaming is responsible or liable;

(2) all Capital Lease Obligations of Boyd Gaming;

(3) all obligations of Boyd Gaming (A) for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction, (B) under any Interest Rate Agreement or Currency Exchange Protection Agreement or (C) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of Boyd Gaming and all obligations under any title retention agreement permitted under the Indenture; and

(4) all obligations of other Persons of the type referred to in clauses (1) and (2) for the payment of which Boyd Gaming is responsible or liable as guarantor; provided, however, that Senior Debt does not include:

(A) Indebtedness of Boyd Gaming that is by its terms subordinate or pari passu in right of payment to the notes, including any Senior Subordinated Debt or any Subordinated Obligations;

(B) any Indebtedness Incurred in violation of the provisions of the indenture;

(C) accounts payable or any other obligations of Boyd Gaming to trade creditors created or assumed by Boyd Gaming in the ordinary course of business in connection with the obtaining of materials or services (including guarantees thereof or instruments evidencing such liabilities);

(D) any liability for federal, state, local or other taxes owed or owing by Boyd Gaming;

(E) any obligation of Boyd Gaming to any Subsidiary; or

(F) any obligations with respect to any Capital Stock.

“Senior Subordinated Debt” means the notes and any other subordinated Indebtedness of Boyd Gaming that specifically provides that such Indebtedness is to rank pari passu with the notes and is not subordinated by its terms to any other subordinated Indebtedness or other obligation of Boyd Gaming which is not Senior Debt.

“Subordinated Obligation” means any Indebtedness (whether outstanding on the date on which the notes are originally issued or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following:

(1)  Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof,

(2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated “A-3” or higher, “A — ” or higher or “A — ” or higher according to Moody’s, S&P or Fitch Credit Rating Co. (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), respectively,

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above, and

(4) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than Boyd Gaming or an Affiliate of Boyd Gaming) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or “A-1” (or higher) according to Fitch Credit Rating Co. (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(5) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Unrestricted Subsidiary” means (1) any Subsidiary of Boyd Gaming which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors) and (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of Boyd Gaming (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (unless such Subsidiary owns any Capital Stock of or owns or holds any Lien on any Property of Boyd Gaming or any other Subsidiary of Boyd Gaming which is not a Subsidiary of the Subsidiary to be so designated); provided, that such Subsidiary has no Indebtedness other than Qualified Non-Recourse Debt and:

(A) the Subsidiary to be so designated has total assets of $1,000 or less, or

(B) such designation is effective immediately upon such entity becoming a Subsidiary of Boyd Gaming.

Subject to clause (2) above, the Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving pro forma effect to such redesignation, Boyd Gaming would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of “Certain Covenants — Limitation on Indebtedness.”

If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirement with respect to Qualified Non-Recourse Debt, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Boyd Gaming as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “Limitation on Indebtedness,” Boyd Gaming shall be in Default of such covenant).

Any such designation by the Board of Directors will be evidenced to the trustee by filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying:

(1) that such designation complies with the foregoing provisions and

(2) giving the effective date of such designation, such filing with the trustee to occur within 75 days after the end of the fiscal quarter of Boyd Gaming in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the fiscal year, within 120 days after the end of such fiscal year).

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” means securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

In this section we summarize some of the tax considerations relevant to the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer and who or which hold the exchange notes as capital assets for purposes of the U.S. Internal Revenue Code. This summary does not purport to be a complete analysis of all potential tax considerations relating to the exchange notes. The U.S. Internal Revenue Code contains rules relating to securities held by special categories of holders, including financial institutions, certain insurance companies, broker-dealers, tax-exempt organizations, traders in securities that elect mark-to-market accounting, investors liable for the alternative minimum tax, investors that hold notes as part of a straddle or a hedging or conversion transaction, and investors whose functional currency is not the U.S. dollar. We do not discuss these rules and holders who are in special categories should consult their own tax advisors.

This discussion is based on the current provisions of:

•	the U.S. Internal Revenue Code and current and proposed regulations under the U.S. Internal Revenue Code;

•	the administrative policies published by the U.S. Internal Revenue Service or “IRS”; and

•	judicial decisions;

all of which are subject to change either prospectively or retroactively.

We intend this summary to be a general description of the U.S. federal income tax considerations material to the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer. We do not discuss U.S., state, local, foreign or other tax laws, including gift and estate tax laws, that may apply.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

We have not sought and will not seek any rulings from the IRS on the matters discussed in this section. The IRS may take a different position on the tax consequences of the exchange of your old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes by holders who acquire the exchange notes pursuant to the exchange offer and that position may be sustained.

We refer to you as a “U.S. Holder” if you are an individual or entity who or that is:

•	for purposes of the U.S. Internal Revenue Code, a citizen or resident in the U.S.;

•	a corporation or other entity created or organized under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust which either (1) is subject to supervision of a court within the U.S. and the control of one or more U.S. persons, or (2) has elected to be treated as a U.S. person; or

•	otherwise subject to U.S. federal income tax on a net income basis on the exchange notes.

We refer to persons who or that are not “U.S. holders” as “non-U.S. holders.”

If a partnership holds exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

U.S. Holders

Interest.    If you are a U.S. holder, the stated interest on the exchange notes generally will be taxable to you as ordinary income at the time that it is paid or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of an Exchange Note.    As a U.S. holder, you will recognize gain or loss on the sale, retirement, redemption or other taxable disposition of an exchange note in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange for the exchange note, other than amounts for accrued but unpaid stated interest, and (2) your adjusted tax basis in the exchange note. Any gain or loss recognized will generally be capital gain or loss. The capital gain or loss will generally be long-term capital gain or loss if your holding period for the exchange note is more than one year. Otherwise, the capital gain or loss will be a short-term capital gain or loss.

Market Discount.    U.S. holders should be aware that the resale of the exchange notes may be affected by the “market discount” rules of the U.S. Internal Revenue Code under which a purchaser of an exchange note acquiring the exchange note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such exchange note, to the extent of the market discount that has accrued but not been included in income while the debt instrument was held by such purchaser.

Exchange Offer.    As a U.S. holder, you will not recognize taxable gain or loss from exchanging notes for exchange notes in the registered exchange offer. The holding period of the exchange notes will include the holding period of the old notes that are exchanged for the exchange notes. The adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the old notes exchanged for the exchange notes immediately before the exchange.

Consent Payments.    The indenture requires the Company to make a consent payment to holders in the event of certain transfers of the Stardust property. Any such payment, if made, will be taxable to you as ordinary income when received or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Effectively Connected Income.    Holders whose income on the exchange notes is subject to U.S. federal income tax on a net income basis because such income is effectively connected with the conduct of a trade or business within the United States should consult their own tax advisors concerning the U.S. tax consequences of the exchange notes.

Discharge of Obligations.    Under certain circumstances, we may discharge our obligations under the indenture prior to maturity of the notes by depositing funds with the trustee in an amount which, together with earnings thereon, will be sufficient to pay and discharge the entire amount of principal and interest due on the notes through maturity. See “Description of Exchange Notes — Satisfaction and Discharge.” If we choose to exercise this right, it is possible that you will recognize income or gain at different times or in different amounts than otherwise described in this discussion of material considerations.

Backup Withholding and Information Reporting.    As a U.S. holder, you may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply to payments of interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, an exchange note, unless you (1) are a corporation or come within other exempt categories and, when required, demonstrate this fact, or (2) provide us or our agent with your taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the backup withholding rules.

Non-U.S. Holders

Interest

If you are a non-U.S. holder, interest paid to you on the exchange notes will not be subject to U.S. withholding tax if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us through stock ownership;

•	you are not a bank that received the old notes on an extension of credit made under a loan agreement entered into in the ordinary course of your trade or business; and

•	either (1) you, as the beneficial owner of the exchange note, provide us or our agent with a statement, on U.S. Treasury Form W-8 BEN or a suitable substitute form, signed under penalties of perjury that includes your name and address and certifies that you are not a U.S. person, or (2) an exemption is otherwise established. If you hold your exchange notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable U.S. Treasury Regulations.

If these requirements are not met, you will be subject to U.S. withholding tax at a rate of 30%, or lower treaty rate, if applicable, on interest payments.

Sale, Exchange or Other Taxable Disposition of an Exchange Note.    As a non-U.S. holder, gain realized by you on the sale, exchange or redemption of an exchange note (except, in the case of redemptions, with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. withholding tax. However, gain will be subject to U.S. tax if (1) you are an individual who is present in the U.S. for a total of 183 days or more during the taxable year in which the gain is realized and other conditions are satisfied, or (2) you are subject to tax under U.S. tax laws that apply to certain U.S. expatriates. If you are described in clause (1) above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a holder described in clause (2) above, you should consult your tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

Backup Withholding and Information Reporting

The amount of any interest paid to, and the tax withheld with respect to, a non-U.S. holder must generally be reported annually to the IRS and to such non-U.S. holder regardless of whether any tax was actually withheld.

Payments on the exchange notes made by us or our paying agent to noncorporate non-U.S. holders may be subject to information reporting and possibly to “backup withholding.” Information reporting and backup withholding generally do not apply, however, to payments made by us or our paying agent on an exchange note if we (1) have received from you the U.S. Treasury Form W-8 BEN or a suitable substitute form as described above under “— Non-U.S. Holders — Interest,” or otherwise establish an exemption and (2) do not have actual knowledge or have reason to know that you are a U.S. holder.

Payment of proceeds from a sale of an exchange note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless you certify as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding and the broker does not have actual knowledge or have reason to know that you are a U.S. holder. Payment outside the United States of the proceeds of the sale of an exchange note to or through a foreign office of a “broker,” as defined in the applicable U.S. Treasury Regulations, should not be subject to information reporting or backup withholding. However, U.S. information reporting, but not backup withholding, generally will apply to a payment made outside the U.S. of the proceeds of a sale of an exchange note through an office outside the U.S. of a broker if the broker:

•	is a U.S. person;

•	is a foreign person who derives 50% or more of its gross income from the conduct of a U.S. trade or business;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its taxable year, one or more of its partners are U.S. persons, as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business.

However, information reporting will not apply if (1) you certify as to your non-U.S. status or the broker has documentary evidence in its records that you are a non-U.S. holder, and certain other conditions are met or (2) an exemption is otherwise established.

Any amounts withheld under the backup withholding regulations from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you follow the requisite procedures.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. We have agreed that, starting at the expiration date and ending 180 days after the expiration date, or such shorter period ending when all exchange notes held by broker-dealers have been sold, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes), other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to holders of old notes in the exchange offer for exchange notes.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

•	makes any statement in the prospectus untrue in any material respect; or

•	requires the making of any changes in the prospectus to make the statements in the prospectus not misleading,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for Boyd Gaming Corporation by Morrison & Foerster LLP, Irvine, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer covered by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the dates as of which information is given in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Until December 15, 2003 (180 days after the expiration date of this exchange offer) all dealers effecting transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

The exchange agent for the exchange offer is:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Corporate Trust Department

707 Wilshire Blvd., 17th Floor

Los Angeles, CA 90017

Attention: Jeanie Mar, Vice President

By Facsimile Transmission:

(213) 614-3355

To confirm by telephone

or for information:

(213) 614-3349

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail).

$300,000,000

Offer to Exchange

7.75% Senior Subordinated Notes Due 2012,

Which Have Been Registered Under the Securities Act of 1933,

for any and all Outstanding 7.75% Senior Subordinated Notes Due 2012

PROSPECTUS

Dated May 15, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.

Article IX of the Company’s Restated Articles of Incorporation and Article 10 of the Company’s Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. The Company also has entered into Indemnification Agreements with its executive officers and directors and provides indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability, or related loss under the Securities Act and the Exchange Act.

Item 21.    Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

3.1(2)	Restated Articles of Incorporation.

3.2(9)	Restated Bylaws.

3.3(6)	Certificate of Amendment of Articles of Incorporation.

3.4(14)	Certificate of Amendment of Articles of Incorporation.

4.1(7)	Registration Agreement, dated July 17, 1997, by and among the Registrant, Salomon Brothers Inc., UBS Securities LLC and CIBC Wood Gundy Securities Corp.

4.2(8)	Form of Indenture relating to $200,000,000 aggregate principal amount of 9.25% Senior Subordinated Notes due 2003, including the Form of Note.

4.3(7)	Form of Indenture relating to 9.50% Senior Subordinated Notes due 2007, dated as of July 22, 1997, between the Registrant and State Street Bank and Trust Company, including the Form of Note.

4.4(7)	First Supplemental Indenture, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and The Bank of New York, as Trustee, dated as of December 31, 1996.

4.5(18)	Registration Rights Agreement, dated as of July 26, 2001, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and the Initial Purchasers named therein.

4.6(18)

Form of Indenture relating to $200,000,000 aggregate principal amount of 9¼% Senior Notes due 2009, dated as of July 26, 2001, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and The Bank of New York, as Trustee, including the Form of Note.

4.7(21)	Registration Rights Agreement, dated as of April 8, 2002, by and between the Registrant, as Issuer, and the Initial Purchasers named therein.

4.8(21)

Form of Indenture relating to $250,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due 2012, dated as of April 8, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note.

4.9†	Registration Rights Agreement, dated as of December 30, 2002, by and between the Registrant, as Issuer, and the Initial Purchasers named therein.

4.10†

Form of Indenture relating to $300,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2012, dated as of December 30, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note.

Exhibit Number	Description

5.1†	Opinion of Morrison & Foerster LLP.

10.1(1)	Ninety-Nine Year Lease dated June 30, 1954, by and among Fremont Hotel, Inc., and Charles L. Ronnow and J.L. Ronnow, and Alice Elizabeth Ronnow.

10.2(1)	Lease Agreement dated October 31, 1963, by and between Fremont Hotel, Inc. and Cora Edit Garehime.

10.3(1)	Lease Agreement dated December 31, 1963, by and among Fremont Hotel, Inc., Bank of Nevada and Leon H. Rockwell, Jr.

10.4(1)

Lease Agreement dated June 7, 1971, by and among Anthony Antonacci, Margaret Fay Simon and Bank of Nevada, as Co-Trustees under Peter Albert Simon’s Last Will and Testament, and related Assignment of Lease dated February 25, 1985 to Sam-Will, Inc. and Fremont Hotel, Inc.

10.5(4)	Lease Agreement dated July 25, 1973, by and between California Hotel and Casino and William Peccole, as Trustee of the Peter Peccole 1970 Trust.

10.6(1)	Lease Agreement dated July 1, 1974, by and among Fremont Hotel, Inc. and Bank of Nevada, Leon H. Rockwell, Jr. and Margorie Rockwell Riley.

10.7(1)

Ninety-Nine Year Lease dated December 1, 1978 by and between Matthew Paratore, and George W. Morgan and LaRue Morgan, and related Lease Assignment dated November 10, 1987 to Sam-Will, Inc., d/b/a/ Fremont Hotel and Casino.

10.8(2)	Casino Management Agreement dated August 30, 1993, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.

10.9(4)	Amended and Restated Operating Agreement dated August 5, 1994, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.

10.10(2)	Form of Indemnification Agreement.

10.11(2)*	1993 Flexible Stock Incentive Plan and related agreements.

10.12(10)*	1993 Directors Non-Qualified Stock Option Plan and related agreements.

10.13(2)*	1993 Employee Stock Purchase Plan and related agreements.

10.14(1)	401(k) Profit Sharing Plan and Trust.

10.15(5)

Joint Venture Agreement of Stardust A.C., dated as of May 29, 1996, by and between MAC, Corp., a New Jersey Corporation, which is a wholly-owned subsidiary of Mirage Resorts Incorporated, a Nevada Corporation, and Grand K, Inc., a Nevada Corporation, which is a wholly-owned subsidiary of the Registrant. (Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment for this Agreement.)

10.16(3)	Amended and Restated Joint Venture Agreement of Stardust A.C.

10.17(11)	Unit Purchase Agreement by and among the Registrant, Boyd Indiana, Inc., Blue Chip Casino, Inc., Blue Chip Casino, LLC, and certain individuals, dated as of June 27, 1999.

10.18(12)	Termination and Transition Agreement between the Registrant and the Mississippi Band of Choctaw Indians, dated as of October 20, 1999.

10.19(13)*	2000 Executive Management Incentive Plan.

10.20(14)*	1996 Stock Incentive Plan (as amended on May 25, 2000).

10.21(15)	Second Amended and Restated Joint Venture Agreement with Marina District Development Company dated as of August 31, 2000.

10.22(16)	Contribution and Adoption Agreement by and among Marina District Development Holding Co., LLC, MAC, Corp. and Boyd Atlantic City, Inc. effective as of December 13, 2000.

Exhibit Number	Description

10.23(16)	Guaranty of Performance and Completion dated December 13, 2000.

10.24(17)	Second Amendment to First Amended and Restated Credit Agreement dated as of May 21, 2001, by and among the Registrant as the Borrower, and certain commercial lending institutions as named therein.

10.25(20)*	2002 Stock Incentive Plan.

10.26(22)

Second Amended and Restated Credit Agreement dated as of June 24, 2002, among the Registrant as the Borrower, certain commercial lending institutions as the Lenders, Canadian Imperial Bank of Commerce as the Administrative Agent, Bank of America, National Association and Wells Fargo Bank, N.A. as Co-Syndication Agents and Credit Lyonnais New York Branch and Deutsche Bank Securities, Inc. as Co-Documentation Agents.

10.27(23)	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated January 16, 2002 related to an increase in scope of construction of Borgata.

10.28(23)	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated September 18, 2002 related to an increase in scope of construction of Borgata.

10.29(23)	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated February 21, 2003 related to an increase in scope of construction of Borgata.

10.30(23)*	Annual Incentive Plan.

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1(19)	Subsidiaries of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2†	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1†	Power of Attorney (included in Part II to this Registration Statement).

25.1†	Statement of Eligibility of Wells Fargo Bank, National Association, as trustee, on Form T-1.

99.1†	Form of Letter of Transmittal.

99.2†	Form of Notice of Guaranteed Delivery.

99.3†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

†	Previously filed
*	Management contracts or compensatory plans or arrangements.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 33-51672, of California Hotel and Casino and California Hotel Finance Corporation, which became effective on November 18, 1992.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 33-64006, which became effective on October 15, 1993.
(3)	Incorporated by reference to Exhibit 10.55 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1995.
(5)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated June 7, 1996.
(6)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
(7)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1997.
(8)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-05555, which was declared effective on September 30, 1996.

(9)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(10)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-79895, dated June 3, 1999.
(11)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(12)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
(13)	Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 21, 2000.
(14)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
(15)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(16)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.
(17)	Incorporated by reference to Exhibit 10.31 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
(18)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-69566, which was declared effective on December 5, 2001.
(19)	Incorporated by reference to Exhibit 21.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
(20)	Incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 12, 2002.
(21)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-89774, which was declared effective on June 19, 2002.
(22)	Incorporated by reference to Exhibit 10.31 of the Registrant’s Current Report on Form 8-K dated June 27, 2002.
(23)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

(b) Financial Statement Schedules

Schedule I (incorporated by reference)

Item 22.    Undertakings

(a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on May 15, 2003.

BOYD GAMING CORPORATION

By:	/s/ ELLIS LANDAU
Ellis Landau Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* William S. Boyd	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	May 15, 2003

* Marianne Boyd Johnson	Vice Chairman of the Board, Senior Vice President and Director	May 15, 2003

* Donald D. Snyder	President and Director	May 15, 2003

* Robert L. Boughner	Director	May 15, 2003

* William R. Boyd	Vice President and Director	May 15, 2003

/s/ ELLIS LANDAU Ellis Landau	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 15, 2003

* Jeffrey G. Santoro	Vice President and Controller (Principal Accounting Officer)	May 15, 2003

* Frederick J. Schwab	Director	May 15, 2003

* Michael O. Maffie	Director	May 15, 2003

* Maj. Gen. Billy G. McCoy, Ret. USAF	Director	May 15, 2003

* Perry B. Whitt	Director	May 15, 2003

*By:	/s/ ELLIS LANDAU
Ellis Landau Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1(2)	Restated Articles of Incorporation.

3.2(9)	Restated Bylaws.

3.3(6)	Certificate of Amendment of Articles of Incorporation.

3.4(14)	Certificate of Amendment of Articles of Incorporation.

4.1(7)	Registration Agreement, dated July 17, 1997, by and among the Registrant, Salomon Brothers Inc., UBS Securities LLC and CIBC Wood Gundy Securities Corp.

4.2(8)	Form of Indenture relating to $200,000,000 aggregate principal amount of 9.25% Senior Subordinated Notes due 2003, including the Form of Note.

4.3(7)	Form of Indenture relating to 9.50% Senior Subordinated Notes due 2007, dated as of July 22, 1997, between the Registrant and State Street Bank and Trust Company, including the Form of Note.

4.4(7)	First Supplemental Indenture, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and The Bank of New York, as Trustee, dated as of December 31, 1996.

4.5(18)	Registration Rights Agreement, dated as of July 26, 2001, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and the Initial Purchasers named therein.

4.6(18)

Form of Indenture relating to $200,000,000 aggregate principal amount of 9¼% Senior Notes due 2009, dated as of July 26, 2001, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and The Bank of New York, as Trustee, including the Form of Note.

4.7(21)	Registration Rights Agreement, dated as of April 8, 2002, by and between the Registrant, as Issuer, and the Initial Purchasers named therein.

4.8(21)

Form of Indenture relating to $250,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due 2012, dated as of April 8, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note.

4.9†	Registration Rights Agreement, dated as of December 30, 2002, by and between the Registrant, as Issuer, and the Initial Purchasers named therein.

4.10†

Form of Indenture relating to $300,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2012, dated as of December 30, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note.

5.1†	Opinion of Morrison & Foerster LLP.

10.1(1)	Ninety-Nine Year Lease dated June 30, 1954, by and among Fremont Hotel, Inc., and Charles L. Ronnow and J.L. Ronnow, and Alice Elizabeth Ronnow.

10.2(1)	Lease Agreement dated October 31, 1963, by and between Fremont Hotel, Inc. and Cora Edit Garehime.

10.3(1)	Lease Agreement dated December 31, 1963, by and among Fremont Hotel, Inc., Bank of Nevada and Leon H. Rockwell, Jr.

10.4(1)

Lease Agreement dated June 7, 1971, by and among Anthony Antonacci, Margaret Fay Simon and Bank of Nevada, as Co-Trustees under Peter Albert Simon’s Last Will and Testament, and related Assignment of Lease dated February 25, 1985 to Sam-Will, Inc. and Fremont Hotel, Inc.

10.5(4)	Lease Agreement dated July 25, 1973, by and between California Hotel and Casino and William Peccole, as Trustee of the Peter Peccole 1970 Trust.

10.6(1)	Lease Agreement dated July 1, 1974, by and among Fremont Hotel, Inc. and Bank of Nevada, Leon H. Rockwell, Jr. and Margorie Rockwell Riley.

10.7(1)

Ninety-Nine Year Lease dated December 1, 1978 by and between Matthew Paratore, and George W. Morgan and LaRue Morgan, and related Lease Assignment dated November 10, 1987 to Sam-Will, Inc., d/b/a/ Fremont Hotel and Casino.

10.8(2)	Casino Management Agreement dated August 30, 1993, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.

10.9(4)	Amended and Restated Operating Agreement dated August 5, 1994, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.

10.10(2)	Form of Indemnification Agreement.

10.11(2)*	1993 Flexible Stock Incentive Plan and related agreements.

10.12(10)*	1993 Directors Non-Qualified Stock Option Plan and related agreements.

10.13(2)*	1993 Employee Stock Purchase Plan and related agreements.

10.14(1)	401(k) Profit Sharing Plan and Trust.

10.15(5)

Joint Venture Agreement of Stardust A.C., dated as of May 29, 1996, by and between MAC, Corp., a New Jersey Corporation, which is a wholly-owned subsidiary of Mirage Resorts Incorporated, a Nevada Corporation, and Grand K, Inc., a Nevada Corporation, which is a wholly-owned subsidiary of the Registrant. (Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment for this Agreement.)

10.16(3)	Amended and Restated Joint Venture Agreement of Stardust A.C.

10.17(11)	Unit Purchase Agreement by and among the Registrant, Boyd Indiana, Inc., Blue Chip Casino, Inc., Blue Chip Casino, LLC, and certain individuals, dated as of June 27, 1999.

10.18(12)	Termination and Transition Agreement between the Registrant and the Mississippi Band of Choctaw Indians, dated as of October 20, 1999.

10.19(13)*	2000 Executive Management Incentive Plan.

10.20(14)*	1996 Stock Incentive Plan (as amended on May 25, 2000).

10.21(15)	Second Amended and Restated Joint Venture Agreement with Marina District Development Company dated as of August 31, 2000.

10.22(16)	Contribution and Adoption Agreement by and among Marina District Development Holding Co., LLC, MAC, Corp. and Boyd Atlantic City, Inc. effective as of December 13, 2000.

10.23(16)	Guaranty of Performance and Completion dated December 13, 2000.

10.24(17)	Second Amendment to First Amended and Restated Credit Agreement dated as of May 21, 2001, by and among the Registrant as the Borrower, and certain commercial lending institutions as named therein.

10.25(20)*	2002 Stock Incentive Plan.

10.26(22)

Second Amended and Restated Credit Agreement dated as of June 24, 2002, among the Registrant as the Borrower, certain commercial lending institutions as the Lenders, Canadian Imperial Bank of Commerce as the Administrative Agent, Bank of America, National Association and Wells Fargo Bank, N.A. as Co-Syndication Agents and Credit Lyonnais New York Branch and Deutsche Bank Securities, Inc. as Co-Documentation Agents.

10.27(23)	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated January 16, 2002 related to an increase in scope of construction of Borgata.

10.28(23)	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated September 18, 2002 related to an increase in scope of construction of Borgata.

10.29(23)	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated February 21, 2003 related to an increase in scope of construction of Borgata.

10.30(23)*	Annual Incentive Plan.

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1(19)	Subsidiaries of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2†	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1†	Power of Attorney (included in Part II to this Registration Statement).

25.1†	Statement of Eligibility of Wells Fargo Bank, National Association, as trustee, on Form T-1.

99.1†	Form of Letter of Transmittal.

99.2†	Form of Notice of Guaranteed Delivery.

99.3†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

†	previously filed
*	Management contracts or compensatory plans or arrangements.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 33-51672, of California Hotel and Casino and California Hotel Finance Corporation, which became effective on November 18, 1992.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 33-64006, which became effective on October 15, 1993.
(3)	Incorporated by reference to Exhibit 10.55 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1995.
(5)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated June 7, 1996.
(6)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
(7)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1997.
(8)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-05555, which was declared effective on September 30, 1996.
(9)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(10)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-79895, dated June 3, 1999.
(11)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(12)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.
(13)	Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 21, 2000.
(14)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(15)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(16)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.
(17)	Incorporated by reference to Exhibit 10.31 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
(18)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-69566, which was declared effective on December 5, 2001.
(19)	Incorporated by reference to Exhibit 21.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
(20)	Incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 12, 2002.
(21)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-89774, which was declared effective on June 19, 2002.
(22)	Incorporated by reference to Exhibit 10.31 of the Registrant’s Current Report on Form 8-K dated June 27, 2002.
(23)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.